Exhibit 2.1

EXECUTION VERSION

membership interest and stock purchase agreement

by and among

SOC TELEMED, INC.,

ACCESS PHYSICIANS Management Services Organization, LLC,

the membersHIP INTEREST HOLDERS OF ACCESS PHYSICIANS Management Services Organization, LLC,

HEP AP-B CORP.,

HEALTH ENTERPRISE PARTNERS III, L.P.

and

AP SELLER REP, LLC

dated as of March 26, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A	-	Company Sellers
Exhibit B	-	Founder Agreement
Exhibit C	-	Investor Representation Letter
Exhibit D	-	Restricted Sellers
Exhibit E	-	Board Nomination Rights Agreement
Exhibit F	-	Earnout Practices and Principles
Exhibit G	-	Seller Questionnaire
Exhibit H	-	Plan of Distribution

-v-

membership interest and stock purchase agreement

THIS MEMBERSHIP INTEREST AND STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 26, 2021, is made by and among SOC Telemed, Inc., a Delaware corporation (“Buyer”), Access Physicians Management Services Organization, LLC, a Texas limited liability company (the “Company”), HEP AP-B Corp., a Delaware corporation (“Blocker”), the Persons listed on Exhibit A hereto (the “Company Sellers”), Health Enterprise Partners III, L.P. (“Blocker Seller” and, together with the Company Sellers, the “Sellers”) and AP Seller Rep, LLC, a Texas limited liability company, as representative of the Sellers (“Seller Representative”).

WHEREAS, Blocker Seller owns all of the issued and outstanding capital stock of Blocker (the “Blocker Stock”);

WHEREAS, the Company Sellers and Blocker collectively own all of the issued and outstanding membership interests of the Company (the “Company Interests”); and

WHEREAS, the Sellers desire to sell, and Buyer desires to purchase, all of the Company Interests owned by the Company Sellers and the Blocker Stock owned by the Blocker Seller on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1
Definitions

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acceleration Good Reason” means, with respect to any Person described in the definition of Departure, that (a) there has been a reduction in the base salary of such Person (other than a reduction of no more than 20% similarly affecting all or substantially all similarly situated employees of Buyer and such Person’s employer within the Buyer Group), (b) there has been a change in the geographic location in which such Person is to provide services to his or her employer within the Buyer Group of more than twenty-five (25) miles; (c) Buyer shall have failed to obtain an agreement from any successor of Buyer to assume and agree to perform this Agreement reasonably satisfactory to Seller Representative; provided, that, in the case of each of clause (a) through (c), (i) such Person has notified his or her employer within the Buyer Group of such condition within thirty (30) days of first becoming aware of the occurrence of such condition, (ii) such employer has failed to remedy the condition within thirty (30) days of receipt of such notice and (iii) such Person terminates his or her employment within thirty (30) days after the end of such thirty (30) day cure period.

“Acquisition Engagement” has the meaning set forth in Section 11.15.

“Acquisition Proposal” with respect to the Company, means any offer, inquiry, indication of interest or proposal relating to any transaction or series of related transactions involving: (a) the sale, license, lease, transfer, disposition or acquisition of all or a substantial portion of (excluding sales of inventory and licensing of the Company’s products or services in the ordinary course of business consistent with past practice) the business or assets of the Company, (b) the issuance, disposition or acquisition of (i) any membership interests or other equity interests of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any membership interests or other equity interests of the Company or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any membership interests or other equity interests of the Company, (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company, (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or (e) any combination of the foregoing; provided, however, that the transactions contemplated by this Agreement shall not be deemed an Acquisition Proposal.

“Adjustment Amount” has the meaning set forth in Section 2.6.

“Adjustment Holdback” means $1,000,000.

“Administrative Services Agreements” means those certain administrative support services agreements and similar arrangements (as amended, modified and supplemented from time to time) between the Company and each PC.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. Notwithstanding the foregoing, (a) in no event shall Buyer, the Company nor any of their Affiliates be considered an Affiliate of (i) any stockholder of Buyer that is a venture capital, private equity, growth equity or similar funding vehicle or the direct or indirect Subsidiary or management company of any such funding vehicle or (ii) a portfolio company of any of the foregoing and (b) none of (i) Buyer, (ii) its Affiliates, (iii) any stockholder of Buyer that is a venture capital, private equity, growth equity or similar funding vehicle or the direct or indirect Subsidiary or management company of any such funding vehicle and (iv) a portfolio company of any of the foregoing in subclause (b)(iii) shall be considered Affiliates of the Company, Blocker or the PCs (except, in the case of the Buyer and its Affiliates, with respect to the Company and Blocker after the Closing).

“Agreement” has the meaning set forth in the Preamble.

“Allocable Share” of a Person with respect to the Adjustment Amount, Adjustment Holdback, Earnout Amount, Deferred Payment Amount and Seller Representative Fund is as set forth in the Company Closing Statement.

“Antitrust Regulations” mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder and all antitrust or competition Laws of any Governmental Body, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

“Anti-Corruption Laws” has the meaning set forth in Section 3.20(b).

“Balance Sheet” has the meaning set forth in Section 3.6(a).

“Blocker” has the meaning set forth in the Recitals.

“Blocker Documents” has the meaning set forth in Section 4.2.

“Blocker Secretary Certificate” has the meaning set forth in Section 8.2(f).

“Blocker Seller” has the meaning set forth in the Preamble.

“Blocker Stock” has the meaning set forth in the Recitals.

“Board Nomination Rights Agreement” means the Board Nomination Rights Agreement among Christopher Gallagher, M.D. and Buyer substantially in the form attached hereto as Exhibit E.

“Budget” has the meaning set forth in Section 2.8(e).

“Business” means the business as conducted by the Company and the PCs as of the date hereof and other activities reasonably related thereto that are carried on by the Company and the PCs as of the date hereof.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Closing Statement” has the meaning set forth in Section 2.6(a).

“Buyer Disclosure Schedule” has the meaning set forth in Article 6.

“Buyer Documents” has the meaning set forth in Section 6.2.

“Buyer Earnout Statement” has the meaning set forth in Section 2.8(c).

“Buyer Group” means Buyer and its Subsidiaries (including after Closing, the Company).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, circumstance, state of facts or development (any such item, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect, taken as a whole, on: (a) the businesses, assets, properties, results of operations or financial condition of Buyer and its controlled Affiliates; provided, that Effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Buyer Material Adverse Effect has occurred: (i) changes in economic conditions, financial, credit or securities markets in general or the industries and markets in which Buyer and its controlled Affiliates operates, (ii) any change after the date hereof in Laws, GAAP or any other accounting standard applicable to Buyer or (iii) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, the engagement in hostilities or the occurrence of any military attack or terrorist act in the jurisdictions in which the Buyer and its controlled Affiliates operate or any escalation or worsening of any of the foregoing; provided, further, the foregoing exceptions shall only be applicable to the extent that such Effects do not have a disproportionate impact on Buyer and its controlled Affiliates relative to businesses in the same industries; or (b) the ability of Buyer to consummate the transactions contemplated by this Agreement.

“Buyer Sale” means any transaction or series of related transactions pursuant to which (i) any Person, other than SOC Holdings LLC and its Affiliates, acquires, directly or indirectly fifty percent (50%) or more of the outstanding equity, voting securities or beneficial ownership of Buyer (whether by merger, consolidation, reorganization, combination, amalgamation, sale, transfer or otherwise) or (ii) any Person acquires, directly or indirectly, all or substantially all of the assets of Buyer and its Subsidiaries, determined on a consolidated basis.

“Card Association” means VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche, PayPal and any other card association, debit card network or similar entity and any legal successor organizations or association of any of them.

“Card Association Rules” means the rules, regulations, bylaws, standards, policies, and procedures of the Card Associations, including with respect to the processing of Cardholder Data, the Payment Card Industry Data Security Standards (PCI-DSS) and the Payment Application Data Security Standards (PA-DSS), each as revised from time to time.

“Cardholder Data” means credit, debit or other payment method information, including the number assigned by a card issuer that identifies a cardholder’s account, card expiration date, data stored on the magnetic strip of a credit or debit card, PayPal or other online payment card processor account information and similar information (including any other cardholder information defined for or by the PCI-DSS or other PCI requirements).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means, as of a given time, an amount equal to (a) the aggregate amount of all cash, cash equivalents and marketable securities of the Company and the PCs, determined in accordance with GAAP as reflected in, and consistently applied with, the Company’s fiscal year 2020 combined audited financial statements, excluding restricted cash, plus (b) all uncleared checks received or deposits of the Company and the PCs outstanding, less (c) all uncleared checks issued or withdrawals of the Company and the PCs outstanding.

“Cause” means, with respect to any Person described in the definition of Departure, such Person’s (a) gross negligence, willful misconduct or willful insubordination in the performance of his or her duties and responsibilities to Buyer and its Affiliates (including, after the Closing, the Company), (b) commission of a felony or any act involving moral turpitude, deceit, dishonesty or fraud that has a detrimental effect on the reputation of Buyer or its Affiliates (including, after the Closing, the Company), (c) material violation of any provision of any agreement or covenant with Buyer or its Affiliates (including, after the Closing, the Company), other than any Transaction Document, or material violation of written policies of Buyer or its Affiliates (including, after the Closing, the Company) which such Person has been made aware or reasonably should have been aware, (d) alcohol abuse or other substance abuse that has a detrimental effect on the reputation of Buyer or its Affiliates (including, after the Closing, the Company) or on such Person’s capacity to reasonably perform their respective duties, or (e) unauthorized use or disclosure of any proprietary information or Trade Secrets of Buyer or its Affiliates (including, after the Closing, the Company) or any other party to whom such Person owes an obligation of nondisclosure as a result of his or her relationship with Buyer or its Affiliates (including, after the Closing, the Company). Notwithstanding the foregoing, such Person shall not be deemed to have been terminated for Cause unless and until Buyer has delivered written notice to such Person setting forth in reasonable detail the conduct or condition constituting Cause, and with respect to clauses (a) or (c), in each case if capable of cure, such Person has failed to cure such conduct or condition within thirty (30) days following receipt of such notice.

“Claim Notice” has the meaning set forth in Section 10.5.

“Class A Incentive Unit” means a unit of a membership interest in the Company, having the relative rights, powers, duties, restrictions and obligations specified with respect to the Class A Incentive Units in the LLC Agreement.

“Class A Unit” means a unit of a membership interest in the Company, having the relative rights, powers, duties, restrictions and obligations specified with respect to the Class A Units in the LLC Agreement.

“Class B Unit” means a unit of a membership interest in the Company, having the relative rights, powers, duties, restrictions and obligations specified with respect to the Class B Units in the LLC Agreement.

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

“Closing Cash Payment Amount” means an amount equal to the sum of (a) $94,000,000, plus (b) Cash as of the Closing, plus (c) the amount, if any, by which Net Working Capital as of the Closing is greater than Target Net Working Capital, less (d) the amount, if any, by which Net Working Capital as of the Closing is less than Target Net Working Capital, less (e) Indebtedness of the Company and the PCs as of the Closing, less (f) Transaction Costs as of the Closing, less (g) the Adjustment Holdback, less (h) the Seller Representative Fund.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Number of Shares” means 13,928,740 Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Closing Statement” has the meaning set forth in Section 2.4(b).

“Company Contracting Committee” means the working group comprised of Christopher Gallagher, M.D., Ann Purcell, David Mikula, Erica St. Angel, and Jessica Knox.

“Company Data” means all data of any kind or character contained in the Company IT Systems or any databases owned or controlled by the Company and the PCs or their designees (including any and all Trade Secrets), and all other information and data compilations collected, generated, obtained or received in connection with the marketing, delivery, or use of any Company Product, or that is used in or necessary to the conduct of the businesses of the Company and the PCs.

“Company Documents” has the meaning set forth in Section 3.2(a).

“Company Interests” has the meaning set forth in the Recitals.

“Company IP” means all IP and IP Rights in which the Company or a PC has or purports to have an ownership interest or an exclusive license or similar exclusive right in any field or territory, including Company Data.

“Company IT System” means all information technology and computer systems (including software and hosted services, information technology and telecommunications hardware and other equipment, such as networks), whether owned and operated by the Company or a PC or any other Person for such Person’s benefit, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the businesses of the Company and the PCs.

“Company Product” means each of the products and services that have been, or are currently being, developed, marketed, distributed, licensed, sold, offered, or otherwise provided or made available by the Company or a PC.

“Company Product Source Code” has the meaning set forth in Section 3.13(h).

“Company Property” has the meaning set forth in Section 3.9(a).

“Company Sale” means any transaction or series of transactions pursuant to which any Person, other than Buyer or an Affiliate of Buyer, acquires, directly or indirectly: (i) fifty percent (50%) or more of the outstanding equity, voting securities or beneficial ownership of the Company (whether by merger, consolidation, reorganization, combination, amalgamation, sale, transfer or otherwise) or (ii) a majority of the assets of the Company, either alone or determined on a consolidated basis with any Subsidiaries of the Company. For purposes of clarity, Company Sale shall not include indirect acquisitions of the Company’s equity or assets by the acquisition of the equity or assets of Buyer or its Affiliates (other than the Company or a holding company substantially all of the assets of which are the equity interests of the Company) or minority investments in the Company.

“Company Secretary Certificate” has the meaning set forth in Section 8.2(f).

“Company Sellers” has the meaning set forth in the Preamble.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Company, the PCs, Buyer or their partners, customers, programmers, sales representatives, marketing representatives, service providers, landlords, suppliers, vendors, independent contractors or other business relations and includes the following as they relate to the Company, the PCs and Buyer and to the extent the Company, the PCs or Buyer obtains a commercial benefit from the secret nature of such information: Trade Secrets of the Company, the PCs or Buyer, internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates), identities of, individual requirements of, and specific contractual arrangements with, the Company’s, the PC’s and Buyer’s partners, customers, programmers, sales representatives, marketing representatives, service providers, landlords, suppliers, vendors, independent contractors or other business relations and their confidential information, trade secrets, know-how, computer code, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto and inventions, innovations, improvements, developments, methods, designs, analyses, drawings and reports. The term Confidential Information does not include information which (a) is or becomes generally available to the public without breach of a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, the PCs, Buyer or any other party with respect to such information, (b) was within a Person’s possession prior to its being furnished to such Person by or on behalf of the Company, the PCs, or Buyer, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, the PCs, or Buyer or any other party with respect to such information, (c) is or becomes available to such Person on a nonconfidential basis from a source other than the Company, the PCs or, Buyer or (d) is or was independently developed by such Person without use of any Confidential Information.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement by and between the Company and Buyer dated October 7, 2020.

“Contract” means any agreement, contract, subcontract, license, sublicense, lease, indenture, purchase order or other legally binding commitment or undertaking of any nature (whether oral or written).

“Controlling Party” has the meaning set forth in Section 10.7(d).

“Controls” has the meaning set forth in Section 3.6(b).

“Copyleft License” means any license applicable to Open Source Software that requires or could require, as a condition of using such Open Source Software in the manner used by the Company or a PC: (a) the disclosure, licensing, or distribution of any source code of any Company Product to any third party (in each case other than the source code of the Open Source Software itself), (b) the restriction or limitation of the receipt of consideration in connection with the licensing, sublicensing, or distribution of any Company Product to any third party, (c) the decompilation, disassembly, or reverse engineering of any Company Product or the licensing of any such Company Product for the purpose of making derivative works thereof (in each case other than the Open Source Software itself) or (d) the creation of any obligation for the Company or a PC to grant to any third party any rights or immunities under or with respect to any Company IP. Copyleft Licenses include, without limitation, any version of the following licenses: (i) Common Development and Distribution License (CDDL), Common Public License, Eclipse Public License, Erlang Public License, IBM Public License, GNU Lesser or Library General Public License (LGPL), Mozilla Public License, Microsoft Reciprocal License, Sun Public License and any other “weak copyleft” license, (ii) BSD Protection License, any Creative Commons “Share Alike” license, GNU General Public License (GPL), Q Public License, Sleepycat License and any other “strong copyleft” license and (iii) Affero General Public License (AGPL), Common Public Attribution License (CPAL), Non-Profit Open Software License, Open Software License (OSL) and any other “network copyleft” license.

“COVID-19” means the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any mutations or variants thereof and the COVID-19 coronavirus disease caused by it, which was declared to be a pandemic by the World Health Organization on March 11, 2020.

“Dand” means Hemant Dand, M.D.

“Deferred Amount” means $20,000,000.

“Deferred Excess Amount” means the sum of (a) the Deferred Amount, plus (b) the product of (i) the dollar amount by which Revenue exceeds $46,000,000 multiplied by (ii) five (5).

“Deferred Payment Amount” has the meaning set forth in Section 2.8(b).

“Deferred Payment Period” means the two (2) year period beginning on the Closing Date.

“Deferred Price Per Share” has the meaning set forth in Section 2.8(d)(ii).

“Deferred Shortfall Amount” means the sum of (a) the Deferred Amount, less (b) the product of (i) the dollar amount by which Revenue is less than $44,000,000, multiplied by (ii) five (5) (provided that the Deferred Shortfall Amount shall not be less than $0).

“Deferred Vesting Date” has the meaning set forth in Section 2.9.

“Deferred Vesting Recipients” means the Company Sellers identified on the Company Closing Statement as holding Class B Units in the Company subject to deferred vesting.

“Departure” means either or both (a) the employment of Christopher Gallagher, M.D. is terminated by his applicable employer within the Buyer Group for Cause or by Christopher Gallagher, M.D.’s voluntary resignation from his employment with his applicable employer within the Buyer Group without Retention Good Reason; or (b) the employment of any two (2), or more, of the following four (4) individuals: Erica St. Angel, David Mikula, Sina Haeri, M.D. or Paulgun Sulur, M.D., is terminated by his or her applicable employer within the Buyer Group for Cause or by such individual’s voluntary resignation from such individual’s employment with his or her applicable employer within the Buyer Group without Retention Good Reason, in each case, during the Deferred Payment Period. For the avoidance of doubt, any termination of employment (a) of any one or more (or any combination) of Christopher Gallagher, M.D., Erica St. Angel, David Mikula, Sina Haeri, M.D. or Paulgun Sulur, M.D. by his or her applicable employer within the Buyer Group other than for Cause, (b) by any one or more of Christopher Gallagher, M.D., Erica St. Angel, David Mikula, Sina Haeri, M.D. or Paulgun Sulur, M.D. for Retention Good Reason, or (c) resulting from such Person’s death or Disability, shall not constitute a Departure.

“Direct Claim” has the meaning set forth in Section 10.6(a).

“Disability” means a Person is unable to engage in their usual and customary duties for their applicable employer within the Buyer Group by reason of any medically determinable physical or mental impairment which can be expected to result in death or which is permanent or is expected to be permanent.

“Disclosure Schedule” has the meaning set forth in Article 3.

“Dispute Notice” has the meaning set forth in Section 2.6(b).

“Disputed Earnout Items” has the meaning set forth in Section 2.8(c).

“Disputed Items” has the meaning set forth in Section 2.6(b).

“Dual-Hat Persons” has the meaning set forth in Section 7.9(h).

“D&O Indemnitees” has the meaning set forth in Section 7.7(a).

“D&O Tail Policy” has the meaning set forth in Section 7.7(b).

“Early Release Date” has the meaning set forth in Section 7.8(a).

“Earnout Amount” means $20,000,000.

“Earnout Covenant Period” means beginning on the date hereof and ending on and including December 31, 2021.

“Earnout Dispute Notice” has the meaning set forth in Section 2.8(c).

“Earnout Period” means the one (1) year period beginning on and including January 1, 2021 and ending on and including December 31, 2021.

“Economic Aid Act” means the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act.

“Effectiveness Date” has the meaning set forth in Section 7.8(g).

“Enforceability Exceptions” has the meaning set forth in Section 3.2(a).

“Environmental Claim” means any administrative, regulatory or judicial action, suit, order, claim, demand, directive, Lien, investigation, Proceeding, notice or request by or from any Governmental Body or any other Person seeking information or alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material.

“Environmental Laws” means all Laws as enacted and in effect on or prior to the Closing Date concerning pollution, the environment or the protection of human health from environmental hazards, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials, substances or wastes.

“Environmental Permit” means any permit, license, exemption, registration, emissions allocation or credit, order, franchise, authorization, consent or approval required under any applicable Environmental Law for the conduct of the businesses of the Company and the PCs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code at a relevant time.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Restricted Sellers” means the HEP Sellers, Karr Narula and Gary Brock, Vijay Balakrishnan and Frank Battafarano.

“Federal Healthcare Program” shall mean (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (d) TRICARE, (e) CHAMPVA or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“FFCRA” means the Families First Coronavirus Response Act.

“Filing Date” has the meaning set forth in Section 7.8(g).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Founder Agreement” means the founder agreement substantially in the form attached hereto as Exhibit B.

“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) the Company with respect to the making of the representations contained in Article 3, (b) Blocker with respect to the making of the representations contained in Article 4, (c) a Seller with respect to the making of the representations contained in Article 5 regarding such Seller or (d) Buyer with respect to the making of the representations contained in Article 6.

“Fundamental Representations” has the meaning set forth in Section 10.8(a).

“GAAP” means United States generally accepted accounting principles.

“Ghosh” means Pritam Ghosh, M.D.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, provincial, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, board, bureau or other entity and any court, arbitrator or other tribunal).

“Gross Margin” means, for the Earnout Period, the quotient, expressed as a percentage, of (a) the sum of (i) Revenue, less (ii) the total direct costs of (A) Revenue from the line items under the heading “Cost of Sales” in the calculation of Revenue and Gross Margin set forth in Annex 2.8(a) and (B) Revenue calculated in accordance with GAAP as reflected, and consistently applied, in the Company’s fiscal year 2020 combined audited financial statements from any new service lines entered into by the Company after Closing by mutual agreement between Buyer and Christopher Gallagher, M.D. (other than those listed under the heading “Income” in the calculation of Revenue and Gross Margin set forth in Annex 2.8(a)), divided by (b) Revenue; provided, that (y) overhead, shared services, and other direct or indirect expenses of Buyer or its Affiliates (including, after the Closing, the Company, other than with respect to the Cost of Sales set forth in Annex 2.8(a) and costs resulting from any new service lines entered into by the Company after Closing by mutual agreement between Buyer and Christopher Gallagher, M.D.), and (z) the costs of Revenue arising from any contract with any customer of Buyer and its Affiliates (including, after the Closing, the Company) that was rejected in writing by the Company Contracting Committee, will not be included in the calculation of Gross Margin. For the avoidance of doubt, out-of-period revenue and the associated direct costs will not be included in the calculation of Gross Margin. An illustrative example setting forth the intention of the parties in respect of the calculation of Revenue and Gross Margin is included in Annex 2.8(a).

“Hazardous Materials” means material, substance, chemical or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Environmental Law or (b) can form the basis of any liability under any Environmental Law.

“Healthcare Laws” means, collectively, any and all applicable Laws related to the regulation of the healthcare industry (including, but not limited to, telehealth services, pharmacies and medical device products), or to payment for items or services rendered, provided, dispensed or furnished by healthcare suppliers or providers (including, but not limited to, physicians and pharmacists), specifically including, but not limited to the following: (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a), the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)) and similar state Law counterparts, (b) any Federal Healthcare Program, (c) all applicable requirements of the federal Controlled Substances Act, 21 U.S.C. § 31, and all requirements to maintain a Drug Enforcement Agency registration and any and all same or similar state Law counterparts, (d) the federal Food, Drug and Cosmetics Act, all implementing regulations and guidance documents, and all same or similar state Law counterparts, (e) all federal Laws, regulations and rules under the jurisdiction or enforcement authority of the US Department of Health and Human Services, (f) all federal or state Laws relating to remote presence devices, medical devices, wireless medical devices, clinical decision support tools, artificial intelligence programs, mobile health devices, mobile medical applications or video or wireless mobility solutions, (g) state Laws regulating the practice of medicine, the practice of nursing, the corporate practice of medicine, fee-splitting or the employment of Healthcare Professionals, (h) telehealth and telemedicine and (g) any other applicable Law regulating the healthcare industry.

“Healthcare Permits” means any and all Permits, licenses, authorizations, certificates or certificates of need that are necessary to enable Company, any of the PCs or any Healthcare Professionals to continue to conduct their business as currently conducted or otherwise required under any Healthcare Law.

“Healthcare Professionals” shall mean all employees and all independent contractors of Company or PCs who are required by applicable Healthcare Laws to have a license, certification or credential, in order to provide healthcare services, as so provided for the operations of the Company or PCs.

“HEP Sellers” means Blocker Seller and HEP AP SPV Holdings LLC.

“Inbound License” has the meaning set forth in Section 3.13(b).

“Indebtedness” means, without duplication, as of any particular time, (a) the amount of all indebtedness for borrowed money of a Person (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (b) Liabilities of a Person evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (c) Liabilities of a Person to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business consistent with past practice, (d) all Liabilities of a Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (e) any deferred purchase price Liabilities related to past acquisitions of a Person, (f) all payment obligations of a Person secured by a Lien, (g) all accrued but unpaid dividends payable to the equity holders of a Person, (h) the amount of any obligation (including accrued interest) of a Person under a lease agreement that would be capitalized pursuant to GAAP (excluding real property leases) as reflected in, and consistently applied with, the Company’s fiscal year 2020 combined audited financial statements, (i) in the case of the Company, Blocker and the PCs, any unpaid Pre-Closing Taxes (whether or not such Taxes are due and payable as of the Closing Date), (j) in the case of the Company, Blocker and the PCs, any unfunded nonqualified retirement plan or deferred compensation or benefit Liability, to the extent not included in Transaction Costs, (k) in the case of the Company, Blocker and the PCs, any withdrawal or termination Liability associated with any defined benefit pension plan, to the extent not included in Transaction Costs, (l) in the case of the Company, Blocker and the PCs, all obligations in respect of accrued but unpaid severance, to the extent not included in Transaction Costs, excluding for the avoidance of doubt any severance obligations that automatically terminate as of the Closing, (m) in the case of the Company, Blocker and the PCs, the employer portion of any Taxes arising from any of the Liabilities described in clauses (j), (k), and (l), and (n) all indebtedness in the nature of guarantees of the obligations of other Persons described in the immediately preceding clauses (a) through (k) by a Person; provided, however, that Indebtedness shall not include (x) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice to the extent included as current liabilities in the calculation of Net Working Capital, (y) Transaction Costs, or (z) amounts payable in respect of credit cards to the extent included as current liabilities in the calculation of Net Working Capital.

“Indemnification Pro Rata Share” of a Seller means: (a) the portion of the Purchase Price payable to such Seller pursuant to the Company Closing Statement (assuming the full Adjustment Holdback shall be payable by Buyer, no Adjustment Amount shall be payable by Buyer and the full amount of the Earnout Amount and the Deferred Payment Amount shall be payable by Buyer, in each case in accordance with the terms hereof), divided by (b) the total Purchase Price (assuming the full Adjustment Holdback shall be payable by Buyer, no Adjustment Amount shall be payable by Buyer and the full amount of the Earnout Amount and the Deferred Payment Amount shall be payable by Buyer, in each case in accordance with the terms hereof), and as set forth by the Company in the Company Closing Statement.

“Indemnified Party” has the meaning set forth in Section 10.5.

“Indemnifying Party” has the meaning set forth in Section 10.5.

“Independent Accountant” has the meaning set forth in Section 2.6(d).

“Initial Effectiveness Date” has the meaning set forth in Section 7.8(g).

“Initial Filing Date” has the meaning set forth in Section 7.8(g).

“Initial Registration Statement” has the meaning set forth in Section 7.8(g).

“Insurance Policies” has the meaning set forth in Section 3.22.

“Interim Period” has the meaning set forth in Section 7.1.

“Investor Representation Letter” means an investor representation letter in the form attached hereto as Exhibit C.

“IP” means algorithms, deep learning, machine learning, and other artificial intelligence models, application programming interfaces (“APIs”), apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, data, data collections and databases, diagrams, formulae, inventions (whether or not patentable), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology of any kind (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“IP Contributor” has the meaning set forth in Section 3.13(c).

“IP Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (a) copyrights, whether registered or not, works of authorship and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated, (b) Trademarks, (c) Trade Secrets, (d) Patents and industrial property rights, (e) other proprietary rights in IP, (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above, together with all claims for damages by reason of past infringement thereof, with the right to sue for and collect the same.

“IRS” means the United States Internal Revenue Service or any successor agency.

“IT Assets” means any and all: (a) software, hardware, databases, firmware, middleware, servers, systems, sites, circuits, networks, data communications lines, workstations, routers, hubs, switches, interfaces, websites (including the content thereon), platforms and cloud services (including software as a service, platform as a service and infrastructure as a service), automated networks and control systems and all other computer, telecommunications and information technology systems, assets and equipment (whether or not local or outsourced) and (b) associated documentation.

“ITAR” means the International Traffic in Arms Regulations.

“Key Employees” means Christopher Gallagher, M.D., Erica St. Angel, David Mikula, Sina Haeri, M.D. and Paulgun Sulur, M.D.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.1 of the Disclosure Schedule and the knowledge that each such Person would be expected to obtain after reasonable inquiry.

“Law” means any law (including common law), rule, regulation, judgment, order, decree, emergency authorization, administrative policy or guidance, or other pronouncement or requirement having the effect of law of any Governmental Body.

“Liability” means any liability, debt or other obligation of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Liens” means any liens, statutory liens, pledges, mortgages, security interests, charges, easements, rights of way, covenants, claims, restrictions, rights, options, conditional sale or other title retention agreements or encumbrances of any kind or nature.

“LLC Agreement” means the Amended and Restated Company Agreement of the Company, dated as of November 14, 2019, as amended on June 1, 2020, and as may be further amended from time to time.

“Lock-Up Early Release Shares” has the meaning set forth in Section 7.8(a).

“Lock-Up Period” has the meaning set forth in Section 7.8(a).

“Losses” means any and all losses, damages, fines, penalties, expenses (including reasonable attorneys’ or other professional fees and expenses and court costs), interest, settlement costs, awards, costs of mitigation, injuries, Liabilities, Taxes, Liens, whether or not involving the claim of another Person.

“Made Available” has the meaning set forth in Section 1.2(b).

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance, state of facts or development (any such item, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect, taken as a whole, on: (a) the businesses, assets, properties, results of operations or financial condition of the Company and the PCs; provided, that Effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) changes in economic conditions, financial, credit or securities markets in general or the industries and markets in which the Company and the PCs operate, (ii) any change after the date hereof in Laws, GAAP or any other accounting standard applicable to the Company or a PC or (iii) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, the engagement in hostilities or the occurrence of any military attack or terrorist act in the jurisdictions in which the Company and the PCs operate or any escalation or worsening of any of the foregoing; provided, further, the foregoing exceptions shall only be applicable to the extent that such Effects do not have a disproportionate impact on the Company or a PC relative to businesses in the same industries; or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 3.11.

“Material Customer” has the meaning set forth in Section 3.23.

“Material Supplier” has the meaning set forth in Section 3.23.

“Medicaid” shall mean, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all Laws, rules and regulations having the force of Law and pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 seq.) and any statutes succeeding thereto, and all Laws, rules, regulations, conditions of participation and conditions of payment having the force of Law and pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Member Approval” has the meaning set forth in Section 3.2(b).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Net Working Capital” means (a) the combined total current assets of the Company and the PCs immediately prior to the Closing (as defined by and determined in accordance with GAAP as reflected, and consistently applied, in the Company’s fiscal year 2020 combined audited financial statements) that would be included in the accounts set forth in the calculation of Net Working Capital attached hereto as Annex 1.1, and for the avoidance of doubt, excluding Cash, the current portion of deferred financing costs, and any current and deferred Tax assets, less (b) the combined total current liabilities of the Company and the PCs as of immediately prior to the Closing (as defined by and determined in accordance with GAAP as reflected in, and consistently applied with, the Company’s fiscal year 2020 combined audited financial statements), that would be included in the accounts set forth in the calculation of Net Working Capital attached hereto as Annex 1.1, and for the avoidance of doubt, excluding current liabilities relating to Indebtedness of the Company and the PCs (and which such liabilities have been included in the definition thereof), Transaction Costs and any current or deferred Tax Liabilities. An illustrative example setting forth the intention of the parties in respect of the calculation of Net Working Capital is attached hereto as Annex 1.1.

“Noncontrolling Party” has the meaning set forth in Section 10.7(d).

“Non-U.S. Plan” has the meaning set forth in Section 3.16(j).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” means any computer software that is distributed or otherwise made available under “open source,” “community” or “free software” terms, including without limitation: (a) any license that has been approved by the Open Source Initiative, a list of which is available at https://opensource.org/licenses, (b) any license that meets the Open Source Definition promulgated by the Open Source Initiative, which is available at https://opensource.org/osd, (c) any Copyleft License and (d) any license that is substantially similar to those described in any, all, or any combination of the foregoing clauses (a) through (c).

“Order” shall mean, with respect to any Person, any order, writ, rule, injunction, award, judgment, decree, stipulation, verdict or ruling issued, made, rendered, enacted, adopted, promulgated or applied by a Governmental Body that is binding upon or applicable to such Person or its property.

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, as in effect from time to time including any amendments thereto. For example, the Organizational Documents of a corporation includes its certificate or articles of incorporation, bylaws, and any agreement among the stockholders of the corporation, each as may be amended from time to time.

“Outbound License” has the meaning set forth in Section 3.13(b).

“Outside Date” has the meaning set forth in Section 9.1(b).

“Parties” means Buyer, the Company, Blocker, the Sellers and Seller Representative.

“Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention) and patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof.

“Paying Agent” has the meaning set forth in Section 2.2.

“Payoff Letters” means payoff letters, or other customary written evidence, each in a form reasonably acceptable to Buyer, from each of the Persons to whom the Indebtedness of the Company and the PCs as of the Closing as set forth in the Company Closing Statement is owed containing the name and payment information for the Person in respect of which such Indebtedness is owed and the amount of such Indebtedness to be paid to such Person and stating that, upon payment of the amounts set forth therein, (a) the amount of such Indebtedness will be fully paid, satisfied and discharged in its entirety, (b) without further action by any Person, all Liens securing such Indebtedness will be released, (c) the Company and the PCs will be authorized to file UCC-3 termination statements with respect to the Liens, if applicable and (d) all collateral securing such Indebtedness will be returned to the Company and the PCs, as applicable.

“PCs” means Access Physicians, PLLC, a Texas professional limited liability company, AP US 9, PC, a California professional corporation and AP US 14, P.A., a Kansas professional association.

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Liens” means: (a) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Company and the PCs (or whichever of them may be proper) in accordance with GAAP (as reflected in, and consistently applied with, the Company’s fiscal year 2020 combined audited financial statements), (b) statutory, landlord’s, mechanic’s, materialmen’s, and similar Liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Company and the PCs in accordance with GAAP (as reflected in, and consistently applied with, the Company’s fiscal year 2020 combined audited financial statements) to the satisfaction of Buyer, or, with respect to mechanics’ or materialmens’ liens, have been sufficiently bonded over to the satisfaction of Buyer, (c) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business and (d) easements, covenants, conditions and restrictions of record, in each case affecting the Company Property that would be shown by a current title report, and which do not underlie buildings or other improvements on real property and which do not adversely affect the use of real property in the businesses of the Company and the PCs as currently conducted.

“Permitted Transfer” has the meaning set forth in Section 2.8(g).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personal Data” means any data or information relating to an identified or identifiable natural individual and any other data or information that constitutes personal data, personal information or personally identifiable information under any applicable Privacy Obligation and Company privacy policy, and includes an individual’s combined first and last name, home address, telephone number, fax number, email address, social security number or other Governmental Body-issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, credit card and other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing, an identifiable natural individual is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier and to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural individual.

“Personal Property Leases” has the meaning set forth in Section 3.10(b).

“Plans” mean each compensation and/or benefit plan, program, policy, practice, contract, agreement or other arrangement (whether or not such plan is subject to ERISA), including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any other bonus or incentive compensation, change in control, deferred compensation, defined contribution or defined benefit pension, employment, equity or equity-based, flexible spending, fringe benefit, gross-up arrangements, insurance (including accident, AD&D, dental, disability, hospitalization, life, medical, split dollar, stop-loss and vision), profit sharing, retention, severance or retirement (including retiree medical), vacation or wrap plan, program, policy, practice, contract, agreement or other arrangement, whether or not in writing and whether or not funded, in each case that is established, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company for the benefit of the current or former employees, directors, consultants or independent contractors of the Company or with respect to which the Company has or could reasonably have any actual or contingent liability.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) the portion of the Straddle Period that ends on and includes the Closing Date.

“Pre-Closing Taxable Events” means any transaction or event occurring on or before the Closing Date, the occurrence of which results in the imposition of a Tax on the Company, Blocker or a PC.

“Pre-Closing Taxes” means all Liabilities for (a) Taxes of the Company, Blocker and the PCs for Pre-Closing Tax Periods and Pre-Closing Taxable Events, the incurrence of which directly results in a Tax, regardless of whether the Taxes for such events are incurred prior to or after the Closing Date, determined without regard to any carryback of a loss or credit arising after the Closing Date (and, for the avoidance of doubt, including any such Taxes that were deferred pursuant to the CARES Act), (b) Taxes arising as a result of prepaid amounts received by the Company, Blocker or a PC or prior to the Closing, (c) Taxes of any Person imposed on the Company, Blocker or a PC as a result of being a member of any affiliated, consolidated or combined group before the Closing pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, (d) Taxes resulting from the change from the cash method of accounting to the accrual method of accounting as a result of the transactions contemplated by this Agreement, (e) Taxes of any Person for which the Company, Blocker or a PC is liable as a transferee or successor, by Contract (including any Tax sharing, Tax indemnity or Tax allocation agreement or any other express or implied agreement to indemnify any other Person), or pursuant to any Law, to the extent such Taxes relate to an event or transaction occurring before the Closing, (f) Taxes imposed on any Seller for any Taxable period, (g) Taxes attributable to the transactions contemplated by this Agreement, (h) any withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the transactions contemplated by this Agreement, (i) Taxes imposed on income includible by the Company, Blocker or a PC pursuant to Code Sections 951, 951A and 965 attributed to income earned by any “controlled foreign corporation” (as that term is defined in Code Section 857) in any Pre-Closing Tax Period, provided that in cases of any controlled foreign corporation whose taxable year includes but does not end on the Closing Date, such amount shall be determined as if such controlled foreign corporation’s taxable year ended on the end of the Closing Date and (j) one-half of any Transfer Taxes. For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (i) in the case of any Taxes that are imposed on an annual or periodic basis (other than gross receipts, sales or use Taxes and Taxes based upon or related to income) be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which shall be the number of days in the Tax period ending on and including the Closing Date, and the denominator of which shall be the number of days in the entire Tax period and (ii) in the case of any other Tax, be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date based on a hypothetical closing of the books of the Company, Blocker and the PCs. For purposes of this Agreement, any amount that would otherwise have been included in Pre-Closing Taxes arising from Company liabilities relating to advance payments from Company customers shall not constitute Pre-Closing Taxes unless such advance payment is not included as a deferred revenue item in Net Working Capital.

“Preferred Shares” has the meaning set forth in Section 6.4.

“Privacy Obligations” means all applicable Laws, contractual obligations, self-regulatory standards, written policies or terms of use of the Company and the PCs, or any Permits obtained by the Company and the PCs that are related to privacy, security, data protection or Processing of Personal Data, including, the European Union General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), the European Union ePrivacy Directive (Directive 2002/58/EC) and applicable implementing Laws, the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated thereunder, including the privacy rule at 45 C.F.R. Part 160 and Part 164, Subparts A and E, the security rule at 45 C.F.R. 164, Subpart C, and the data breach notification rule at 45 C.F.R. Subpart D, as each be amended from time to time, including as amended under the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations (“HIPAA”), the California Consumer Privacy Act (the “CCPA”), the California Privacy Rights Act (the “CPRA”), the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security Laws, state unfair or deceptive trade practices Laws, state biometric privacy acts, state social security number protection Laws, state data breach notification Laws, Brazil’s Lei Geral de Proteção de Dados (“LGPD”), Canada’s Personal Information Protection and Electronic Documents Act (“PIPEDA”), the Card Association Rules, and any Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing and email marketing).

“Proceeding” shall mean any claim, demand, action, arbitration, audit, hearing, inquiry, investigation, examination proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Body or arbitrator.

“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, including Personal Data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“Purchase Price” means the sum of (a) the Share Consideration Amount, plus (b) the Closing Cash Payment Amount, plus (c) the Adjustment Amount and the Adjustment Holdback (if and to the extent finally determined to be payable to the Sellers pursuant to Section 2.6), plus (d) the Earnout Amount (if and to the extent finally determined to be payable to the Sellers pursuant to Section 2.8), plus (e) the Deferred Payment Amount (if and to the extent finally determined to be payable to the Sellers pursuant to Section 2.8) plus (f) the Seller Representative Fund.

“Registered IP” means all IP Rights that are registered, filed, issued, or granted under the authority of, with, or by any Governmental Body or, in the case of domain names, social media identifiers, and the like, a domain name administrator or social media platform, as applicable, including all Patents, registered Trademarks (including domain names, social media identifiers, and the like), registered copyrights and all applications for any and all of the foregoing.

“Registration Statement” has the meaning set forth in Section 7.8(g).

“Related Party” has the meaning set forth in Section 3.26.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Released Claims” has the meaning set forth in Section 7.10.

“Released Parties” has the meaning set forth in Section 7.10.

“Releasors” has the meaning set forth in Section 7.10.

“Representatives” means, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Requisite Buyer Stockholder Approval” means any stockholder approval contemplated by Nasdaq Listing Standard Rule 5635 with respect to the issuance of Shares by Buyer to Sellers pursuant to the terms of this Agreement (including the Closing Number of Shares and the number of Shares potentially issuable as payment of the Earnout Amount or the Deferred Payment Amount or both pursuant to Section 2.8(d) hereof) in contravention of the limitations imposed by such rule; provided, however, that the Requisite Buyer Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of Nasdaq, any such stockholder approval is no longer required for Buyer to pay the Earnout Amount or the Deferred Payment Amount in Shares pursuant to the terms of this Agreement without regard to Section 7.8(f)(i).

“Restricted Period” means, for each Restricted Seller, the period set forth across from such Restricted Seller’s name on Exhibit D.

“Restricted Sellers” means the Sellers set forth on Exhibit D.

“Restricted Territory” means worldwide.

“Restrictive Covenant” means any non-compete, non-solicit, no hire, non-interference, non-disparagement or confidentiality obligation.

“Retention Bonus Agreement” means the retention bonus agreement between the Company, on the one hand, and, Erica St. Angel, David Mikula, Sina Haeri, M.D. and Paulgun Sulur, M.D., on the other hand, dated as of the Closing Date.

“Retention Good Reason” means, with respect to any Person described in the definition of Departure, that (a) there has been a reduction in the base salary of such Person (other than a reduction of no more than 20% similarly affecting all or substantially all similarly situated employees of Buyer and such Person’s employer within the Buyer Group); (b) there has been a change in the geographic location in which such Person is to provide services to his or her employer within the Buyer Group of more than twenty-five (25) miles; (c) there has been a material adverse diminution in the nature or status of such Person’s position, duties or responsibilities, or titles from those in effect immediately before the Closing (other than, (i) changes in titles that become effective at the Closing as set forth in Section 1.1 of the Buyer Disclosure Schedule, and (ii) in the case of Christopher Gallagher, M.D. only, the change in reporting lines to the extent resulting from the Company becoming a Subsidiary of Buyer at the Closing), and other than changes approved in writing by Christopher Gallagher, M.D. which approval may be granted or withheld in his sole discretion and which granting or withholding of approval shall not constitute insubordination or any other basis for “Cause” as defined in this Agreement, his employment agreement, or any other agreement between Christopher Gallagher, M.D., on the one hand, and Buyer or any Affiliate of Buyer, on the other hand; (d) such Person’s employer, without such Person’s consent, has failed to pay to such Person any portion of his or her current compensation, or to pay to such Person any portion of any deferred compensation, within ten (10) days of the date any such compensation payment is due; (e) such Person’s employer has failed to continue to provide such Person with benefits at least as favorable on an aggregate basis to those enjoyed by such Person under any of such Person’s employer’s pension, life insurance, medical, health and accident, disability, deferred compensation or savings plans in effect immediately before the Closing, or such Person’s employer has failed to provide such Person with the number of paid vacation days to which such Person is entitled immediately before the Closing; (f) Buyer shall have breached the Board Nomination Rights Agreement; or (g) Buyer shall have failed to obtain an agreement from any successor of Buyer to assume and agree to perform this Agreement reasonably satisfactory to Seller Representative; provided, that, in the case of each of clause (a) through (g), (i) such Person has notified his or her employer in writing within the Buyer Group of such condition within thirty (30) days of first becoming aware of the occurrence of such condition, (ii) such employer has failed to remedy the condition or, in the case of clause (d), make such payment of compensation, within thirty (30) days of receipt of such notice and (iii) such Person terminates his or her employment within thirty (30) days after the end of such thirty (30) day cure period.

“Revenue” means, for the Earnout Period, revenue of the Company determined in accordance with GAAP as reflected, and consistently applied, in the Company’s fiscal year 2020 combined audited financial statements and determined in accordance with Exhibit F (including for the avoidance of doubt, all revenue of the PCs as such term is used in Exhibit F and all revenue from any new service lines entered into by the Company after Closing by mutual agreement between Buyer and Christopher Gallagher, M.D, but excluding any intercompany revenue) and as further illustrated in, and adjusted pursuant to, Annex 2.8(a), except any amount related to out-of-period revenue is expressly excluded; provided, that Revenue arising from any contract with any customer of Buyer and its Affiliates (including, after the Closing, the Company) that was rejected in writing by the Company Contracting Committee will not be included in Revenue.

“R&W Insurance Policy” means that certain representations and warranty insurance policy bound by Ethos Specialty Insurance Services LLC pursuant to the binder of insurance agreement between Buyer and Ethos Specialty Insurance Services LLC, entered into on the date of this Agreement.

“Sale Transaction” means either a Buyer Sale or a Company Sale.

“Sanctioned Person” means any Person that is the target of Sanctions, including, without limitation, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union, or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Territory or (c) any Person owned or controlled by any such Person or Persons.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Bodies, including, but not limited to those administered by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“SEC Reports” has the meaning set forth in Section 6.7.

“Second Effectiveness Date” has the meaning set forth in Section 7.8(g).

“Second Filing Date” has the meaning set forth in Section 7.8(g).

“Second Registration Statement” has the meaning set forth in Section 7.8(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any (a) accidental or unlawful destruction, loss, alteration, corruption, or other misuse of Sensitive Data transmitted, stored or otherwise Processed, (b) unauthorized or unlawful acquisition, sale or rental of, access to or any other Processing of Sensitive Data or (c) other act or omission that compromises the security, integrity, or confidentiality of Sensitive Data.

“Seller Documents” has the meaning set forth in Section 5.2.

“Seller Representative” has the meaning set forth in the Preamble.

“Seller Representative Fund” means $250,000.

“Sellers” has the meaning set forth in the Preamble.

“Sensitive Data” means (a) all Personal Data and (b) all Trade Secrets and confidential or proprietary information or data in the possession of the Company or a PC, custody or control or the possession, custody or control of any service providers, consultants, independent contractors or other Person on behalf of the Company or a PC and used or held for use in the conduct of the businesses of the Company and the PCs.

“Series A Preferred Unit” means a unit of a membership interest in the Company, having the relative rights, powers, duties, restrictions and obligations specified with respect to the Series A Preferred Units in the LLC Agreement.

“Share Consideration Amount” means $100,000,000.

“Shares” means shares of the Class A Common Stock, par value $0.0001 per share, of Buyer.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating or borrowing Shares).

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or equivalent contractual rights) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Suspension Event” has the meaning set forth in Section 7.8(g).

“Tail Policies” has the meaning set forth in Section 7.12.

“Target Net Working Capital” means $4,608,000.

“Tax” or, collectively, “Taxes” means (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance) or similar or other taxes, governmental fees, governmental assessments or governmental charges of any kind whatsoever and denominated by any name whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (b) any liability in connection with the filing of any Report of Foreign Bank and Financial Accounts (FBAR), (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period and (d) any liability for the payment of any amounts of the type described in clauses (a), (b) or (c) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

“Tax Claim” has the meaning set forth in Section 7.11(e).

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, and including any amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Telemedicine” means the practice of medicine using electronic communications, information technology, or other means between a physician, nurse practitioner and/or physician assistant in one location and a patient in another location.

“Third Party Claim” has the meaning set forth in Section 10.7(a).

“Third-Party Data” means all data of any kind or character contained in the Company IT Systems or any databases owned or controlled by the Company, the PCs or their designees (including any and all Trade Secrets), and all other information and data compilations used by, or necessary to the businesses of, the Company and the PCs that was licensed, received, or collected from any other Person.

“Trade Control Laws” means those Laws applicable to the Company or a PC the export, reexport, transfer, disclosure or provision of commodities, software, technology, defense articles or defense services, or imposing trade control sanctions or restrictions on countries, individuals or entities including, without limitation: the Export Administration Act of 1979 (Public Law 96-72, as amended); the Export Administration Regulations (15 C.F.R. Parts 730-774); the International Emergency Economic Powers Act (Public Law 95-223); the Trading with the Enemy Act (50 U.S.C. App. §§ 1-44); the Arms Export Control Act (Public Law 90-629); ITAR (22 C.F.R. Parts 120-130); export and import Laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives (27 C.F.R. Chapter II); the Foreign Trade Regulations (15 C.F.R. Part 30); Laws and restrictions administered by OFAC (31 C.F.R. Part 500 et seq.); any other Laws implementing Sanctions; U.S. and non-U.S. customs Laws; and any other export controls Laws administered by a U.S. Governmental Body or by any foreign Governmental Body to the extent applicable and to the extent compliance with such Laws is not prohibited or penalized by applicable U.S. Law.

“Trading Price Per Share” means $7.1794.

“Trade Secrets” means trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and Defend Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, know how, processes, technology, formulae, customer lists or data, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person, including databases and data collections and all rights therein.

“Trademarks” means trade names, logos, trademarks, service marks, trade dress, slogans, fictitious business names (D/B/As), domain names, social media identifiers and the like, and all other source identifiers of any kind and registrations and applications therefor, including all goodwill therein, and any and all common law rights therein or thereto.

“Transaction Cost Invoices” means invoices reflecting the amounts necessary to satisfy all Transaction Costs set forth in the Company Closing Statement issued by the Persons to whom such amounts are owed and containing payment information.

“Transaction Costs” means, without duplication, to the extent incurred by the Company, Blocker or the PCs but not paid prior to the Closing, the amount of (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other Representatives and consultants and appraisal fees, costs and expenses and travel, lodging, entertainment and associated expenses) incurred by the Company, Blocker and the PCs prior to the Closing in connection with this Agreement, the transactions contemplated hereby and any alternative transactions involving an Acquisition Proposal (whether or not consummated prior to the date hereof), (b) all fees, expenses or reimbursements payable by the Company, Blocker and the PCs to any Seller or any Affiliate of any Seller in connection with this Agreement or the transactions contemplated hereby, (c) all vacation and paid time off that has been accrued but unused as of the Closing Date by any current or former employee, director or other individual service provider of the Company, Blocker and the PCs, as well as all accrued but unpaid wages, pro-rated bonuses, commissions, fees and other compensation and benefits of any such Person as of the Closing Date, (d) the aggregate amount of all transaction, change in control, sale, retention, severance, or similar bonuses, “success fees” and severance payments and the value of any acceleration of benefits to any current or former director, officer, employee, independent contractor or consultant of the Company, Blocker and the PCs payable or effected as a result of, or in connection with, this Agreement or the transactions contemplated hereby, (e) the aggregate amount of Taxes (including the employer portion of payroll or employment Taxes incurred in connection with any bonuses, option cash-outs, payments under clauses (c) or (d) above or any other compensatory payments made by the Company, Blocker or a PC pursuant to this Agreement) payable by the Company, Blocker and the PCs in connection with the Closing, (f) the costs of the Tail Policies, (g) one-half of the fees and expenses payable to the Paying Agent, (h) the fees and expenses payable to Acquiom Clearinghouse LLC, as escrow agent for the cash consideration received by the Seller Representative on behalf of the Deferred Vesting Recipients in respect of their Class B Units that remain subject to vesting as of immediately prior to the Closing, and (i) any payments owed by the Company, Blocker or the PCs in connection with any change in control obligations resulting from or in connection with the transactions contemplated by this Agreement, or any payment or consideration required to obtain any consents, waivers or approvals of any party under any Contract of the Company, Blocker and the PCs as are required in connection with the transactions contemplated by this Agreement for any such Contract to remain in full force and effect following the Closing. For the avoidance of doubt, payments paid or payable pursuant to the Retention Bonus Agreement shall not constitute Transaction Costs or Indebtedness.

“Transaction Documents” means this Agreement, the Investor Representation Letters, the Company Secretary Certificate, the Blocker Secretary Certificate, the Board Nomination Rights Agreement, the Voting Support Agreement and each of the other agreements, documents, certificates and instruments to be delivered hereunder or thereunder.

“Transfer” has the meaning set forth in Section 7.8(a).

“Transfer Taxes” has the meaning set forth in Section 7.11(d).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unresolved Matters” has the meaning set forth in Section 2.6(d).

“Voting Support Agreement” means the Voting Support Agreement among Buyer and SOC Holdings LLC.

“WARN” means the Worker Adjustment and Retraining Notification Act or any similar state or local Law, each as amended.

Section 1.2 Construction.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, unless otherwise specified, and preamble, recital, article, section, subsection, exhibit, annex and schedule references are to this Agreement, unless otherwise specified. The exhibits, annexes and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The words “include,” “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The word “extent” in the phrase “to the extent” means the degree to which a thing extends, and does not simply mean “if.” The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The use of the terms “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination.” When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto). The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this agreement shall be in United States dollars. References herein to any gender shall include each other gender. The word “or” is not exclusive and is deemed to mean “and/or”, unless it is reasonably apparent on the face of the relevant provision that context otherwise requires. A reference to a statute, listing rule, regulation, order or other applicable Law includes a reference to the corresponding regulations and instruments and includes a reference to each of them as amended, consolidated, recreated, replaced or rewritten. References herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2(b) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. Unless the context otherwise requires, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form. Any reference to any document being “Made Available” to Buyer means that the Company has posted complete and correct copies of such document to the virtual data room managed by the Company and hosted by Firmex Inc. as of 5:00 p.m. Eastern Time on the date that is one (1) day prior to the date hereof and that Buyer has had continuous access to such documents since such time. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition of such term set forth in this Agreement will control.

Article 2
Purchase and Sale

Section 2.1 Purchase and Sale. At the Closing: (a) each Seller will sell, convey, assign, and transfer to Buyer, and Buyer will purchase, acquire and accept from each Seller, free and clear of all Liens (other than any transfer restrictions arising under applicable securities Laws), all of such Seller’s right, title and interest in and to the Company Interests or Blocker Stock owned by such Seller, in each case, pursuant to and in accordance with the terms hereof; and (b) Buyer will issue the Closing Number of Shares to each Seller except as set forth in Section 2.9.

Section 2.2 Paying Agent. The Parties hereby appoint Acquiom Financial LLC, a Colorado limited liability company (in such role, the “Paying Agent”) for the purpose of distributing to the Sellers and to the Seller Representative on behalf of the Deferred Vesting Recipients in respect of their Class B Units that remain subject to vesting as of immediately prior to the Closing, the cash portion of all amounts due to such Persons hereunder, including without limitation, the Closing Cash Payment Amount, the Adjustment Amount and the Adjustment Holdback, the Earnout Amount and the Deferred Payment Amount, in each case, as set forth in the Company Closing Statement and if and to the extent finally determined to be payable in cash to such Persons hereunder.

Section 2.3 Closing. The consummation of the transactions contemplated hereby (the “Closing”), shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, NY 10019, or by remote communication concurrently with the execution and delivery of this Agreement by the Parties on the date hereof (the “Closing Date”) and each Party hereto acknowledges and agrees that the conditions set forth in Article 8 have been satisfied or waived as of the date hereof. The time at which the Closing shall be deemed to have occurred is 12:01 a.m. Eastern Time, on the Closing Date; provided that for the purposes of calculating Cash hereunder, Cash shall be reduced by the amount of Cash used or agreed to be used by the Company, after such time the Closing is deemed to occur and prior to the time at which the Closing actually occurs on the Closing Date, to pay Transaction Costs, Indebtedness of the Company or in a manner outside the ordinary course of business with the specific intent of increasing the Adjustment Amount.

Section 2.4 Pre-Closing Deliverables.

(a) Prior to the Closing, the Company shall deliver to Buyer an unaudited combined balance sheet (the “Closing Balance Sheet”) as of a date within three (3) Business Days prior to the Closing Date. The Closing Balance Sheet will be prepared in accordance with GAAP, as reflected in, and consistently applied with, the Company’s fiscal year 2020 combined audited financial statements.

(b) Prior to the execution and delivery of this Agreement by the Parties, the Company shall deliver to Buyer a written notice (the “Company Closing Statement”) duly executed by an officer of the Company and based on the Closing Balance Sheet setting forth: (i) the Company’s reasonable and good faith estimate of the amounts as of the Closing of (A) Cash, (B) Indebtedness of the Company and the PCs, (C) Transaction Costs and (D) Net Working Capital, in each case, including all relevant supporting documentation used by the Company in calculating such amounts, (ii) a calculation of the Closing Cash Payment Amount based upon the foregoing estimates, (iii) an allocation table setting forth, for each Seller, Dand and Ghosh, (A) the domicile address of record, email address and wire instructions for such Person, (B) whether such Person is a current or former employee of the Company or Blocker, (C) the number and class or series of Company Interests or Blocker Stock held by each Seller, (D) the date of acquisition of the Company Interests or Blocker Stock held by each Seller, (E) the Allocable Share of the Closing Cash Payment Amount payable to such Person, (F) the Closing Number of Shares rounded to the nearest whole share, issuable to such Person, as applicable, (G) the Allocable Share of each of the Adjustment Amount, the Adjustment Holdback, the Earnout Amount and the Deferred Payment Amount payable to such Person, in each case, if and to the extent such amounts are finally determined to be payable pursuant to this Agreement, (H) the Allocable Share of the Seller Representative Fund payable to such Person, if and to the extent any amount therein remains following the expiration of the Seller Representative’s obligations pursuant to this Agreement, and (I) each Person’s respective Indemnification Pro Rata Share. The Company Closing Statement and the calculations, allocations and determinations contained therein shall be prepared in accordance with the Organizational Documents of the Company and Blocker. Each of the Company, Blocker and the Sellers have received a copy of the Company Closing Statement, have had an opportunity to review the Company Closing Statement, and expressly acknowledge and agree that the Company Closing Statement is accurate, complete, and sets forth an allocation of the consideration payable hereunder that complies with the Organizational Documents of the Company and Blocker and any other agreements entered into by or among the Company, Blocker and the Sellers, as in effect immediately prior to the Closing, including without limitation, with respect to such Seller’s Allocable Share and Indemnification Pro Rata Share. Buyer shall be entitled to rely without any duty of inquiry upon the Company Closing Statement. The Company and the Seller Representative will consider in good faith Buyer’s comments to the Company Closing Statement. If any adjustments are made to the Company Closing Statement by mutual agreement of Buyer and the Seller Representative prior to the Closing, such adjusted Company Closing Statement shall thereafter become the Company Closing Statement for all purposes of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, if any Company Seller delivers an Investor Representation Letter certifying that such Company Seller is not an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, or is otherwise not an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, then, (i) with respect to any portion of the Closing Number of Shares issuable by Buyer to such Company Seller, and (ii) with respect to any portion of the Earnout Amount and the Deferred Payment Amount, in each case if finally determined to be payable to the Sellers pursuant to the terms hereof, to be paid in Shares by Buyer to such Company Seller (provided such Company Seller is not an “accredited investor” at the time of such payment), the Paying Agent shall pay such portion in cash, in lieu of issuing Shares, assuming a value per such Share equal to the Trading Price Per Share (and the corresponding Shares (in case of clause (ii), calculated based upon the Deferred Price Per Share) that would have been otherwise issuable to such Company Seller shall be allocated to the other Sellers, Dand and Ghosh, and the excess amount of cash paid to the unaccredited Company Sellers shall reduce the aggregate amount of cash paid to the accredited Sellers, Dand and Ghosh, in each case, in accordance with the Company Closing Statement); provided, that Buyer shall not be obligated to pay, on an aggregate basis, any additional amounts of cash to the Sellers, and the Seller Representative shall allocate the portions of the Purchase Price comprised of cash and Shares to the Sellers accordingly in accordance with the Company Closing Statement. For administrative convenience, at the direction of Christopher Gallagher, M.D., and Eduardo Vadia, M.D., a portion of the Purchase Price payable or issuable to them will be paid or issued to Dand and Ghosh in accordance with the Company Closing Statement.

(d) Prior to the Closing, the Company shall deliver to Buyer the Payoff Letters and the Transaction Cost Invoices.

Section 2.5 Closing Transactions.

(a) Subject to the satisfaction or waiver of the closing conditions and delivery obligations as set forth in Article 8, at the Closing, the Company shall deliver or cause to be delivered to Buyer:

(i) duly executed assignment, transfer or other instruments of conveyance (in a form reasonably acceptable to Buyer), duly effecting the transfer of each Seller’s Company Interests or Blocker Stock to Buyer, free and clear of all Liens (other than any transfer restrictions arising under applicable securities Laws);

(ii) the stock certificates representing the shares of Blocker Stock; and

(iii) such other documents or certificates as shall reasonably be required by Buyer and its counsel in order to consummate the transactions contemplated hereby.

(b) Subject to the satisfaction or waiver of the closing conditions and delivery obligations as set forth in Article 8, at the Closing, Buyer shall:

(i) pay, or caused to be paid: (A) the Closing Cash Payment Amount to the Paying Agent for further distribution in accordance with the Company Closing Statement, (B) on behalf of the Company and the PCs, any amounts owing in respect of Indebtedness of the Company and the PCs as of the Closing as set forth in the Company Closing Statement to the Persons to whom such amounts are owed in accordance with the Payoff Letters and the instructions set forth therein, (C) on behalf of the Company and the PCs, the amount of the Transaction Costs as set forth in the Company Closing Statement to the Persons to whom such amounts are owed in accordance with the Transaction Cost Invoices and the instructions therein and (D) on behalf of the Sellers, the amount of the Seller Representative Fund to the Seller Representative; and

(ii) deliver, via book-entry issuance the Closing Number of Shares to the Blocker Seller, Dand, Ghosh and each Seller in accordance with their respective Allocable Share in the Company Closing Statement, free and clear of all Liens (other than any restrictions arising under applicable securities Laws and the restrictions set forth in Section 7.8); provided that the aggregate number of Closing Number of Shares that may become issuable after the Closing Date to the Deferred Vesting Recipients in respect of their Class B Units that remain subject to vesting as of immediately prior to the Closing as set forth in the Company Closing Statement shall instead be delivered in the manner set forth in Section 2.9 subject to the satisfaction of the conditions set forth therein.

Section 2.6 Determination of Post-Closing Adjustment.

(a) No later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller Representative a statement (the “Buyer Closing Statement”) setting forth (i) a calculation of the amounts as of the Closing of (A) Cash, (B) Indebtedness of the Company and the PCs, (C) Transaction Costs and (D) Net Working Capital, and (ii) a calculation, based upon the foregoing amounts, of the Closing Cash Payment Amount and the sum of (A) such amount, less (B) the Closing Cash Payment Amount set forth in the Company Closing Statement (such sum, whether positive or negative, the “Adjustment Amount”), together with reasonable supporting detail of each of the calculations set forth in the Buyer Closing Statement. The Buyer Closing Statement shall be prepared in a manner consistent with the terms hereof and GAAP as reflected, and consistently applied, in the Company’s fiscal year 2020 combined audited financial statements, and (ii) shall not otherwise include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated by this Agreement or arising from any act, decision or event occurring at or after the Closing, including any liabilities or obligations incurred or arranged by or on behalf of the Buyer or its Affiliates in connection with the transactions contemplated by this Agreement (including any fees payable to any financing institution). For the avoidance of doubt, the receipt by Buyer or its Affiliates of notice after the Closing of an event that occurred prior to the Closing shall not prevent Buyer from including any changes in assets or liabilities resulting from the event.

(b) Following delivery of the Buyer Closing Statement and until the final determination of the Adjustment Amount, Buyer and its Subsidiaries (including the Company) shall (i) permit Seller Representative and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to the books and records of the Company and (ii) provide Seller Representative and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the employees and advisors of Buyer and its Subsidiaries (including the Company) involved in the preparation of the Buyer Closing Statement, provided in each case that such access does not unreasonably disrupt the normal operations of Buyer or the Company. The Buyer Closing Statement shall be conclusive, final and binding on the Parties unless Seller Representative delivers to Buyer within thirty (30) days after receipt of the Buyer Closing Statement a written notice (a “Dispute Notice”) asserting objections to the calculations set forth therein and setting forth the resulting calculation of the Adjustment Amount based on such objections (collectively, the “Disputed Items”) with reasonable supporting detail as to such Disputed Items and certifying that the Disputed Items are being disputed in good faith.

(c) If a Dispute Notice is delivered to Buyer, then Buyer and Seller Representative shall, for a period of forty-five (45) days following delivery of the Dispute Notice to Buyer, attempt in good faith to resolve the Disputed Items and all such discussions and communications related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. Any Disputed Items agreed to by Buyer and Seller Representative in writing, together with any items or calculations set forth in the Buyer Closing Statement not disputed or objected to by Seller Representative shall be conclusive, final and binding on the Parties absent manifest error.

(d) If, at the end of the forty-five (45) day period following the delivery of the Dispute Notice, Buyer and Seller Representative have been unable to resolve the Disputed Items, Buyer or Seller Representative may, upon written notice to the other, refer all matters that remain in dispute with respect to the Dispute Notice (the “Unresolved Matters”) to RSM US LLP, or, if RSM US LLP is unwilling to serve in such capacity, to a mutually agreeable independent accounting firm of recognized national or regional standing, which firm is not the regular auditing firm of Buyer or the Company. If Buyer and Seller Representative are unable to jointly select such independent accounting firm within ten (10) days after such forty-five (45) day period, Buyer, on the one hand, and Seller Representative, on the other hand, will each select an independent accounting firm of recognized national or regional standing and each such selected accounting firm will select a third independent accounting firm of recognized national or regional standing, which firm is not the regular auditing firm of Buyer or the Company; provided, however, that if either Buyer, on the one hand, or Seller Representative, on the other hand, fails to select such independent accounting firm during the ten (10) day period, then the independent accounting firm selected by the other Party will be the independent accounting firm selected for the purposes hereof (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accountant”). If one or more Unresolved Matters are submitted to the Independent Accountant for resolution, Buyer and Seller Representative shall enter into a customary engagement letter with, and, to the extent necessary, will waive any conflicts with, the Independent Accountant at the time such dispute is submitted to the Independent Accountant and shall cooperate with the Independent Accountant in connection with its determination pursuant to this Section 2.6. Within ten (10) Business Days after the Independent Accountant has been retained, each of Buyer and Seller Representative shall furnish, at its own expense, to the Independent Accountant and substantially simultaneously to the other a written statement of its position with respect to each Unresolved Matter. Within five (5) Business Days after the expiration of such ten (10) Business Day period, each of Buyer and Seller Representative may deliver to the Independent Accountant its response to the other’s position on each Unresolved Matter (provided, that it delivers a copy thereof substantially simultaneously to the other). With each submission, each of Buyer and Seller Representative may also furnish to the Independent Accountant such other information and documents as it deems relevant or such information and documents as may be requested by the Independent Accountant (provided, that it delivers a copy thereof substantially simultaneously to the other). The Independent Accountant may, at its discretion, conduct one or more conferences (whether in person or by teleconference or videoconference) concerning the disagreement and each of Buyer and Seller Representative shall have the right to present additional documents, materials and other information and to have present its Representatives at such conferences.

(e) The Independent Accountant shall be directed to promptly, and in any event within thirty (30) days after its engagement, render its decision on the Unresolved Matters (and not on any other matter) in accordance with the terms hereof. The Independent Accountant’s determination, acting as an expert in accounting and not as an arbitrator, as to each Unresolved Matter shall be set forth in a written statement delivered to each of Buyer and Seller Representative, which shall include the Independent Accountant’s (i) determination as to the calculation of each of the Unresolved Matters and (ii) the resulting calculation of the Adjustment Amount, all of which shall be conclusive, final and binding on the Parties absent manifest error. In deciding any matter, the Independent Accountant (i) shall be bound by the provisions of this Section 2.6(e) and (ii) may not assign a value to any item greater than the greatest value for such item claimed by Buyer in the Buyer Closing Statement or by Seller Representative in the Dispute Notice or less than the lowest value for such item claimed by Buyer in the Buyer Closing Statement or by Seller Representative in the Dispute Notice. The fees, costs and expenses of the Independent Accountant shall be paid by each of Seller Representative and Buyer based on the inverse proportion of the difference between the Unresolved Matter proposed by each of them and the Unresolved Matter as determined by the Independent Accountant. For example, if Seller Representative proposes that the value of an Unresolved Matter is $100,000 and Buyer proposes that value of the Unresolved Matter is $0 and if the Independent Accountant ultimately determines the value of the Unresolved Matter is $20,000, then the fees, costs and expenses of the Independent Accountant for determining the Unresolved Matter will be allocated 80% to Seller Representative and 20% to Buyer.

Section 2.7 Payment of Post-Closing Adjustment Amount.

(a) If the Adjustment Amount, as finally determined pursuant to Section 2.6, is greater than or equal to zero, then Buyer will pay an amount equal to the Adjustment Amount, plus the Adjustment Holdback to the Sellers in accordance with the Company Closing Statement.

(b) If the Adjustment Amount, as finally determined pursuant to Section 2.6, is less than zero and the absolute value of the Adjustment Amount (the product of the Adjustment Amount multiplied by -1) is less than the Adjustment Holdback, then Buyer will pay to the Sellers an amount equal to (i) the Adjustment Holdback, less (ii) the absolute value of the Adjustment Amount, in accordance with the Company Closing Statement (and Buyer will retain the balance of the Adjustment Holdback).

(c) If the Adjustment Amount, as finally determined pursuant to Section 2.6, is less than zero and the absolute value of the Adjustment Amount is greater than the Adjustment Holdback, then Buyer will be entitled to retain the Adjustment Holdback and to recover the remaining difference between the absolute value of the Adjustment Amount and the Adjustment Holdback from the Sellers on a several (and not joint) basis based on the percentage proportion of any Adjustment Amount that would have been payable to each Seller in accordance with the Company Closing Statement.

(d) The purpose of this Section 2.7 is to determine the Adjustment Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Buyer Closing Statement or determining Cash, Indebtedness, Transaction Costs or Net Working Capital that are different from those contemplated in this Section 2.6. Any Adjustment Amount and Adjustment Holdback payable by Buyer to the Sellers hereto will not preclude Buyer from exercising any indemnification rights pursuant to Article 10 hereof; provided, however, that, other than as set forth in Section 10.1(f), in no event will the Sellers be obligated to indemnify any Buyer Indemnified Party for any Loss arising out of, resulting from, relating to, in the nature of, or caused by any Liability, to the extent, but only to the extent, such Liability is settled in the Adjustment Amount, as finally determined pursuant to Section 2.6.

(e) All payments to be made pursuant to this Section 2.7 shall (i) be treated by all Parties for Tax purposes as adjustments to the Purchase Price to the maximum extent permitted by Law; and (ii) be made by wire transfer of immediately available funds to the account(s) designated by Buyer or Seller Representative, as applicable.

Section 2.8 Earnout; Deferred Payment.

(a) Earnout. Subject to the terms and conditions of this Section 2.8, the Sellers shall be entitled to payment by Buyer of the Earnout Amount in accordance with the Company Closing Statement if (i) Revenue is equal to or greater than $40,000,000 and (ii) Gross Margin is equal to or greater than thirty-nine percent (39.0%).

(b) Deferred Payment. Subject to the terms and conditions of this Section 2.8, the Sellers shall be entitled to payment by Buyer of (i) the Deferred Shortfall Amount in accordance with the Company Closing Statement if (A) Revenue is equal to or greater than $40,000,000 and less than $44,000,000 and (B) Gross Margin is equal to or greater than thirty-nine percent (39.0%), (ii) the Deferred Amount in accordance with the Company Closing Statement if (A) Revenue is equal to or greater than $44,000,000 and (B) Gross Margin is equal to or greater than thirty-nine percent (39.0%) or (iii) the Deferred Excess Amount in accordance with the Company Closing Statement if (A) Revenue is equal to or greater than $46,000,000 and (B) Gross Margin is equal to or greater than forty-one percent (41.0%); provided, however, that, notwithstanding the foregoing, the Sellers shall not be entitled to any payment of any kind pursuant to this Section 2.8(b) if a Departure occurs during the Deferred Payment Period. Any amount that becomes payable to the Sellers pursuant to this Section 2.8(b) shall be referred to herein as the “Deferred Payment Amount.” For the avoidance of doubt, the Sellers shall only be entitled to a single payment on one occasion of either the Deferred Shortfall Amount, the Deferred Amount or the Deferred Excess Amount (the highest that applies) pursuant to this Section 2.8(b).

(c) Determination of Revenue and Gross Margin.

(i) Within thirty (30) days of the completion of the independent audit of Buyer’s financial statements for the year ended December 31, 2021, and in any event no later than March 31, 2022, Buyer shall prepare and deliver to Seller Representative a statement (the “Buyer Earnout Statement”) setting forth a calculation of Revenue and Gross Margin, together with reasonable supporting detail of each of the calculations set forth in the Buyer Earnout Statement. The Buyer Earnout Statement shall be prepared in a manner consistent with the terms hereof.

(ii) Following delivery of the Buyer Earnout Statement and until the final determination of Revenue and Gross Margin, Buyer and its Subsidiaries (including the Company) shall (A) permit Seller Representative and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to the books and records of the Company and (B) provide Seller Representative and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the employees and advisors of Buyer and its Subsidiaries (including the Company) involved in the preparation of the Buyer Earnout Statement, provided in each case that such access does not unreasonably disrupt the normal operations of Buyer or the Company. The Buyer Earnout Statement shall be conclusive, final and binding on the Parties unless Seller Representative delivers to Buyer within thirty (30) days after receipt of the Buyer Earnout Statement a written notice (an “Earnout Dispute Notice”) asserting objections to the calculations set forth therein and setting forth the resulting calculation of Revenue and Gross Margin based on such objections (collectively, the “Disputed Earnout Items”), with reasonable supporting detail as to such Disputed Earnout Items and certifying that the Disputed Earnout Items are being disputed in good faith.

(iii) If an Earnout Dispute Notice is delivered to Buyer, then Buyer and Seller Representative shall, for a period of thirty (30) days following delivery of the Earnout Dispute Notice to Buyer, attempt in good faith to resolve the Disputed Earnout Items and all such discussions and communications related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. Any Disputed Earnout Items agreed to by Buyer and Seller Representative in writing, together with any items or calculations set forth in the Buyer Earnout Statement not disputed or objected to by Seller Representative shall be conclusive, final and binding on the Parties absent manifest error. If, at the end of the thirty (30) day period following the delivery of the Earnout Dispute Notice, Buyer and Seller Representative have been unable to resolve the Disputed Earnout Items, Buyer or Seller Representative may, upon written notice to the other, refer all matters that remain in dispute to the Independent Accountant in accordance with Section 2.6(d) and Section 2.6(e); provided, that (A) each reference to “Buyer Closing Statement” shall be deemed to be a reference to “Buyer Earnout Statement,” (B) each reference to “Dispute Notice” shall be deemed to be a reference to “Earnout Dispute Notice,” (C) each reference to “Disputed Items” shall be deemed to be a reference to “Disputed Earnout Items” and (D) each reference to “the Adjustment Amount” shall be deemed to be a reference to “Revenue and Gross Margin.”

(d) Payment of the Earnout and Deferred Payment.

(i) Buyer shall pay the Earnout Amount, if finally determined to be payable to the Sellers pursuant to Section 2.8, within five (5) Business Days of the final determination of the Earnout Amount pursuant to Section 2.8(c), and in accordance with Section 2.8(d)(ii). Buyer shall pay the Deferred Payment Amount, if finally determined to be payable to the Sellers pursuant to Section 2.8, within five (5) Business Days after the last day of the Deferred Payment Period (i) first, by delivery of payment of the amounts due under the Retention Bonus Agreement to the applicable participants thereof (not to exceed fifteen percent (15%) of the aggregate Deferred Payment Amount otherwise payable to Sellers), and (ii) thereafter, by payment of the remainder of the Deferred Payment Amount, in each case in accordance with Section 2.8(d)(ii).

(ii) Buyer shall satisfy its obligation to pay the Earnout Amount and the Deferred Payment Amount pursuant to Section 2.8(d)(i) to the Sellers (and to the applicable participants party to the Retention Bonus Agreement) either, in its sole discretion, (A) by delivery via book-entry issuance of a number of Shares calculated using a price per Share of $6.6050 (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to the Shares occurring after the Closing) (the “Deferred Price Per Share”), rounded down to the nearest whole share, free and clear of all Liens (other than any restrictions arising under applicable securities Laws and the restrictions set forth in Section 7.8), provided that, Buyer has obtained the Requisite Buyer Stockholder Approval or Buyer determines that such stockholder approval is not required in accordance with Section 7.8(f)(i), (B) by cash payment via wire transfer of immediately available funds to the account(s) designated by Seller Representative or (C) by any combination of cash and Shares in accordance with this Section 2.8(d)(ii). For the avoidance of doubt, notwithstanding Buyer’s right to elect the form of payment pursuant to this Section 2.8(d)(ii), Buyer shall be required to satisfy its obligation pursuant to Section 2.8(d)(i) through payment of an aggregate amount of cash and Shares (in accordance with this Section 2.8(d)(ii)) that is equal to, as applicable, the Earnout Amount and the Deferred Payment Amount.

(e) Earnout Covenants. During the Earnout Covenant Period, Buyer shall operate the Company as a separate profit center, business unit or division which will maintain separate books and records sufficient for the calculation of Revenue and Gross Margin; provided, that Buyer may, at its discretion, move or integrate the finance, information technology and legal functions of the Company that constitute cost centers of Buyer and its Affiliates (including, after the Closing, the Company), and may move or integrate other functions so long as no such move or integration would reasonably be expected to adversely affect Revenue or Gross Margin. During the Earnout Covenant Period, Buyer shall, subject to Section 2.8(e)(vi), ensure that the Company is provided the funds set forth in the Budget. As used herein, “Budget” means the Budget set forth in Section 2.8(e) of the Disclosure Schedule. Without limiting the foregoing, during the Earnout Covenant Period:

(i) Buyer shall not take any action, with the specific intent of avoiding or reducing the amount of the Earnout Amount or the Deferred Payment Amount; provided that Buyer shall have the right take any action expressly permitted hereunder, including the right to terminate any Person described in the definition of Departure for Cause;

(ii) Buyer shall not take any action with the specific intent of preventing the Company from using the funds set forth in the Budget for the purposes set forth therein; provided that Buyer shall have the sole discretion and authority to take any actions it deems reasonably necessary with respect to any violations of applicable Law or any written company policies of the Buyer Group;

(iii) Buyer shall not (and shall ensure that no Affiliate of Buyer shall), except as set forth in the Earnout Practices and Principles set forth in Exhibit F, establish or develop any business that competes with the Business if such business could reasonably be expected to adversely affect Revenue or Gross Margin;

(iv) Buyer shall not (and shall ensure that no Affiliate of Buyer shall), except with the prior written consent of Christopher Gallagher, M.D., make any material change to the written terms of employment or engagement (including compensation and benefits) of, or terminate, any employee or 1099 independent contractor engaged or employed by the Company or any of the PCs as of immediately prior to Closing in an executive, managerial, sales or technical role (other than any Person described in the definition of Departure), except in each case if such employee or 1099 independent contractor violates any applicable Law or written company policies of the Buyer Group as reasonably determined by Buyer and except (A) changes in titles that become effective at the Closing as set forth in Section 1.1 of the Buyer Disclosure Schedule, (B) changes in reporting lines of such Persons to the extent resulting from moves or integrations by Buyer pursuant to Section 2.8(e) or (C) in the case of Christopher Gallagher, M.D. only, the change in reporting lines to the extent resulting from the Company becoming a Subsidiary of Buyer at the Closing;

(v) Buyer shall not (and shall ensure that no Affiliate of Buyer shall), change the composition of the Company Contracting Committee during the Earnout Covenant Period, and if any member of the Company Contracting Committee resigns or otherwise withdraws from such committee during the Earnout Covenant Period, such member shall not be replaced except with the prior written consent of Christopher Gallagher, M.D.; and

(vi) the Company’s spending, per department, shall not deviate from the Budget by more than ten percent (10%) per departmental line-item set forth therein, and the Company’s spending shall not exceed the total amount of the Budget, in each case, unless requested by Christopher Gallagher, M.D. and approved in advance by Buyer, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, that in the event the Company’s spending, per department, exceeds the Budget by more than ten percent (10%) for any departmental line-item set forth therein for any reason without Buyer’s prior approval, then the Chief Executive Officer of Buyer shall be entitled to correspondingly reduce (by such excess amount of departmental line-item spending) the budgeted amount of any other department line-item set forth in the Budget so that the Company’s spending in aggregate shall not exceed the total amount of the Budget; provided, further that a failure by Christopher Gallagher, M.D. to request and obtain approval pursuant to the foregoing restriction shall not, in and of itself, relieve Buyer of its obligations under this Section 2.8.

(vii) Notwithstanding the foregoing provisions of this Section 2.8(e), each Seller acknowledges and agrees that Buyer and its Affiliates are not under any obligation to maximize any payments that may be payable pursuant to this Section 2.8, that such payments depend upon the performance of the Company and on factors outside the control of Buyer and its Affiliates and that each of Buyer and its Affiliates has not made and is not making any representations or warranties or other promises regarding the current or future performance of the Company and any such representations or warranties or other promises have been and are hereby expressly disclaimed. Each Seller further acknowledges and agrees that neither Buyer, its Affiliates nor any of their respective Representatives owe any duty (express or implied) to the Sellers, other than an implied duty of good faith and fair dealing, with respect to the subject matter of this Section 2.8, and such Parties solely intend the provisions of this Section 2.8 to govern their contractual relationship with respect to subject matter of this Section 2.8.

(f) Acceleration Events.

(i) If, prior to the end of the Earnout Period, a Sale Transaction occurs, then the Earnout Amount and Deferred Amount shall be accelerated and become due and payable without further action required on the part of any Party. In the event of such acceleration, (A) the Deferred Amount shall constitute the “Deferred Payment Amount” for the purposes hereof (and for the avoidance of doubt, no additional payment for the amount of the difference between the Deferred Payment and the Deferred Excess Amount shall be payable), and (B) Buyer shall pay, or cause the applicable acquirer or surviving company to pay, contemporaneously with the consummation of the Sale Transaction, the Earnout Amount and Deferred Payment Amount in accordance with Section 2.8(d).

(ii) If following the Earnout Period but, prior to the end of the Deferred Payment Period, a Sale Transaction occurs, and as of the conclusion of the Earnout Period: (A) the Revenue and Gross Margin conditions set forth in Section 2.8(b) were not satisfied, then no acceleration of the Deferred Amount shall occur; or (B) the Revenue and Gross Margin conditions set forth in Section 2.8(b) (i), (ii), or (iii) were satisfied, then the Deferred Shortfall Amount, the Deferred Amount or the Deferred Excess Amount (the highest that applies based on the satisfaction of the conditions set forth in Section 2.8(b) (i), (ii), or (iii)) shall be accelerated and become due and payable without further action required on the part of any Party. In the event of such acceleration, Buyer shall pay (or cause the applicable acquirer or surviving company to pay) the Deferred Shortfall Amount, the Deferred Amount or the Deferred Excess Amount (as applicable) contemporaneously with the consummation of the Sale Transaction in accordance with Section 2.8(d).

(iii) If either (A) Christopher Gallagher, M.D., or (B) any two or more of Erica St. Angel, David Mikula, Sina Haeri, M.D. or Paulgun Sulur, M.D., are terminated from employment without Cause or resign from employment for Acceleration Good Reason at any time prior to the end of the Deferred Payment Period and a Sale Transaction has not occurred prior to such time, then the Deferred Amount shall be accelerated and become due and payable without further action required on the part of any Party; provided, however, that if such foregoing termination or resignation occurs after the conclusion of the Earnout Period and the Revenue and Gross Margin conditions set forth in Section 2.8(b) were not satisfied, then no acceleration of the Deferred Amount shall occur; and provided further, that if such foregoing termination or resignation occurs after the conclusion of the Earnout Period and the Revenue and Gross Margin conditions set forth in Section 2.8(b)(i), (ii), or (iii) were satisfied, then the Deferred Shortfall Amount, the Deferred Amount or the Deferred Excess Amount (the highest that applies based on the satisfaction of the conditions set forth in Section 2.8(b)(i), (ii), or (iii)) shall be accelerated. In the event of such acceleration, Buyer shall pay the Deferred Shortfall Amount, the Deferred Amount or the Deferred Excess Amount (as applicable) within five (5) Business Days following such foregoing termination or resignation that satisfies either of the conditions set forth in the first clause of this sentence in accordance with Section 2.8(d). Notwithstanding the foregoing, no employee of the Company (including Christopher Gallagher, M.D.), shall be permitted or have the authority (without the express written consent of the Chief Executive Officer of Buyer) to terminate or dismiss any Key Employee (whether expressly or constructively under applicable Law) or materially change any existing terms of their employment (including with respect to compensation, benefits, duties or responsibilities) in any manner during the Deferred Payment Period, and any such action taken without such foregoing approval of the Chief Executive Officer of Buyer shall not result in the acceleration of the Earnout Amount, Deferred Shortfall Amount, Deferred Amount or Deferred Excess Amount pursuant to this Section 2.8(f).

(g) Earnout Payments Not a Security; Limitations on Transfer. The Parties do not intend the contingent right of the Sellers to receive the Earnout Amount and the Deferred Payment Amount pursuant to this Section 2.8 to be a security. Accordingly, the contingent right of the Sellers to receive the Earnout Amount and the Deferred Payment Amount pursuant to this Section 2.8 shall not (i) be represented by a certificate, (ii) represent an ownership interest in Buyer or the Company, and (iii) entitle a Seller to any rights common to equityholders of Buyer or the Company. The contingent right of the Sellers to receive the Earnout Amount and the Deferred Payment Amount pursuant to this Section 2.8 shall not be pledged or otherwise Transferred without the prior written consent of Buyer and any such Transfer in violation of this Agreement shall be null and void. Notwithstanding the foregoing, a Seller that is an individual may transfer (a “Permitted Transfer”) all or any of such rights (x) as a gift to any member of his or her family or to any trust for the benefit of any such family member of such Seller or to an entity exclusively owned or controlled by such Seller and/or any family members of such Seller, provided, that any such transferee shall agree in writing with Buyer, as a condition precedent to such transfer, to be bound by all of the provisions of this Agreement relating to the Earnout Amount and the Deferred Payment Amount, (y) by will or the Laws of descent and distribution, in which event each such transferee shall be bound by all of the provisions of this Agreement relating to the Earnout Amount and the Deferred Payment Amount or (z) by court order, in which event each such transferee shall be bound by all of the provisions of this Agreement relating to the Earnout Amount and the Deferred Payment Amount. As used in this Section 2.8(g), the word “family” shall include any spouse, lineal ancestor or descendant, brother or sister.

(h) Taxation of Deferred Payment Amount and Earnout Amount. The Parties intend that the Deferred Payment Amount and Earnout Amount constitute deferred contingent purchase price eligible for installment method reporting under Section 453 of the Code, subject to the imputation of interest under Section 483 and 1274 of the Code; provided, that all amounts payable under the Retention Bonus Agreement shall be reported as wages and subject to applicable payroll tax withholding. The parties hereto shall file all Tax Returns consistent with the preceding sentence and shall not take any contrary position in any proceeding before any Taxing Authority except as otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code. Each Seller agrees to cooperate with Buyer in exchanging such information and providing such assistance as Buyer may reasonably request in connection with the filing of Tax Returns and any audit, or other Proceeding with respect to the Deferred Payment Amount or Earnout Amount. Each Seller acknowledges and agrees that neither Buyer nor its Affiliates has provided such Seller any tax advice regarding the Deferred Payment Amount or Earnout Amount.

Section 2.9 Deferred Vesting Recipients.

(a) (i) Within five (5) Business Days of the first anniversary of the Closing Date (the “Deferred Vesting Date”), Buyer shall issue the aggregate number of Closing Number of Shares that may become issuable to the Deferred Vesting Recipients in respect of their Class B Units that remain subject to vesting as of immediately prior to the Closing as set forth in the Company Closing Statement, and (ii) from and after the first anniversary of the Closing Date Buyer shall issue the aggregate number of Shares issuable pursuant to Section 2.8(d), if any, to the Deferred Vesting Recipients in respect of their Class B Units that remain subject to vesting as of immediately prior to the Closing in each case of clause (i) and (ii), (A) first, to each Deferred Vesting Recipient in respect of their Class B Units that remain subject to vesting as of immediately prior to the Closing in accordance with the Company Closing Statement if all vesting conditions have been met in the Deferred Vesting Recipient’s applicable Class B Unit holders’ award agreement as in effect immediately prior to the Closing (copies of which have been Made Available to Buyer) (“Award Agreement”) as of the Deferred Vesting Date, and (B) second, to the extent any vesting conditions have not been met as set forth in the applicable Award Agreements as of the Deferred Vesting Date, to each Seller (other than a Deferred Vesting Recipient, in respect of their Class B Units that remain subject to vesting as of immediately prior to the Closing, that is not entitled to Shares pursuant to clause (A)), Dand and Ghosh, their respective portion of the aggregate number of Shares that are not issuable pursuant to clause (A), in each case on a pro rata basis based on, (I) in the case of the Closing Number of Shares, the proportion which the Closing Number of Shares issuable to such Person on the Closing Date pursuant to the Company Closing Statement and pursuant to clause (A) bears to the aggregate number of Closing Number of Shares issuable to all such Persons pursuant to the Company Closing Statement) and (II) in the case of Shares issuable pursuant to Section 2.8(d), the proportion which the aggregate number of Shares previously issued to such Person bears to the aggregate number of Shares previously issuable to all such Persons.

(b) From and after the Deferred Vesting Date, Seller Representative shall cause the Paying Agent to pay the cash portion of all amounts due to the Deferred Vesting Recipients in respect of their Class B Units that remain subject to vesting as of immediately prior to the Closing and the Sellers, as applicable hereunder, including without limitation, the Closing Cash Payment Amount, the Adjustment Amount and the Adjustment Holdback, the Earnout Amount, and the Deferred Payment Amount. If any such cash portion never vests pursuant to an Award Agreement, Seller Representative shall pay such cash portion to the other Deferred Vesting Recipients in respect of their Class B Units that remain subject to vesting as of immediately prior to the Closing and the Sellers, as applicable hereunder, in accordance with their respective Allocable Share as set forth in the Company Closing Statement (as adjusted in the reasonable discretion of the Seller Representative to account for the cash portion not payable to Deferred Vesting Recipients in respect of their Class B Units that remain subject to vesting as of immediately prior to the Closing for which vesting conditions have not been met).

(c) Each of Buyer and Seller Representative shall be entitled to withhold from the amounts released to such Deferred Vesting Recipients, as required, for any Deferred Vesting Recipient who did not properly and timely file an election under IRC Section 83(b) upon his/her receipt of un-vested Class B Units. Each Deferred Vesting Recipient who properly and timely filed an election under IRC Section 83(b) upon his/her receipt of un-vested Class B Units acknowledges and agrees that they will (a) be responsible for all taxes that they are legally obligated to pay with respect to their Allocable Share of the consideration payable or otherwise deliverable pursuant to such Class B Units, and (b) cooperate fully with Buyer in exchanging such information and providing such assistance as Buyer may reasonably request in connection with the filing of tax returns and any audit, litigation, or other proceeding with respect to such Class B Units, including without limitation providing Buyer upon request with a copy of such Deferred Vesting Recipient’s IRS Form 4669 for the applicable year certifying that such Deferred Vesting Recipient has paid their federal, state, and local income taxes with respect thereto.

(d) Each Deferred Vesting Recipient further agrees, acknowledges, confirms and ratifies that the portion of the Purchase Price payable in respect of their Class B Units that remain subject to vesting as of immediately prior to the Closing shall vest pursuant to the terms of the applicable Award Agreement, as if the elements of that Deferred Vesting Recipient’s portion of the Purchase Price payable in respect of their Class B Units that remain subject to vesting as of immediately prior to the Closing were Class B Units for which the Board of Managers of the Company declared a 12-month extension of vesting. The portion of the Purchase Price payable in respect of Class B Units that remain subject to vesting as of immediately prior to the Closing shall be payable to such Deferred Vesting Recipients who vest as of the Deferred Vesting Date as provided in Section 4 of the Award Agreement.

Section 2.10 Withholding. Each of Buyer, the Company, and the Paying Agent (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under the Code or any other applicable Law, as determined thereby in good faith. To the extent that amounts are so deducted or withheld, such amounts shall be timely paid over to the applicable Governmental Body in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that such amounts are not so deducted and withheld, the Person in respect of which such deduction and withholding was required to be made shall indemnify the party responsible for performing the withholding for any Loss resulting from such failure.

Article 3
Representations and Warranties of the Company

Except as set forth in the applicable sections of the disclosure schedule supplied by the Company to Buyer, dated as of the date hereof (the “Disclosure Schedule”), the Company represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date:

Section 3.1 Organization.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. The Company has all requisite limited liability company power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now being conducted. The Company is duly qualified to do business as a foreign limited liability company and is in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership, leasing and use of its properties and assets, or the conduct of business as now conducted, requires it to qualify, a list of which is set forth in Section 3.1(a) of the Disclosure Schedule, except where the failure to be so qualified or in good standing (or its equivalent, if applicable) would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company has Made Available to Buyer a true and complete copy of the Organizational Documents of the Company, including the Certificate of Formation of the Company and the Limited Liability Company Agreement of the Company, each as amended to date, and each such instrument is in full force and effect. The Company is not in violation of the provisions of the Organizational Documents of the Company.

(b) The Company has Made Available to Buyer true, complete and correct copies of (i) all minute books (containing the records of meetings of the members and managers) of the Company, (ii) all equity record books of the Company and (iii) any similar records or documents of the Company. Except as set forth in Section 3.1(b) of the Disclosure Schedule, the Company has not had any prior names and since its date of organization has not conducted business under any name other than its current name.

(c) Each PC is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each PC has the requisite power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now being conducted. Each of the PCs is duly qualified to do business and is in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership, leasing and use of its properties and assets, or the conduct of business as now conducted, requires it to qualify, a list of which is set forth in Section 3.1(c) of the Disclosure Schedule, except where the failure to be so qualified or in good standing (or its equivalent, if applicable) would not, individually or in the aggregate, reasonably be expected to be material to the PCs. The Company has Made Available to Buyer a true and complete copy of the Organizational Documents of the PCs, each as amended to date, and each such instrument is in full force and effect. Each PC is not in violation of the provisions of its Organizational Documents.

Section 3.2 Authorization.

(a) The Company has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is, or at or prior to the Closing will be, a party (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action. This Agreement has been, and each of the other Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the other Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the other Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”).

(b) The affirmative votes of (i) the holders of a majority of the issued and outstanding Class A Units and Series A Preferred Units (voting together as a single class on an as-converted to Class A Units basis) and (ii) the holders of a majority of the Series A Preferred Units (voting as a single class on an as-converted to Class A Units basis), including the affirmative vote of Blocker and its Affiliates that are Sellers, are the only votes of the members of the Company required to approve this Agreement (the “Member Approval”).

Section 3.3 Non-Contravention.

(a) The execution, delivery and performance of this Agreement and each of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice, consent or waiver under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any material properties or assets of the Company or a PC under, give rise to any right of termination, cancellation, modification or acceleration of any obligation or to loss of a benefit under or give rise to any obligation of the Company or a PC to make any payment under, any provision of (i) the Organizational Documents of the Company and the PCs, (ii) any Material Contract, (iii) any outstanding settlement or Order applicable to the Company or a PC or any of the properties or assets of the Company and the PCs or (iv) any applicable Law to which the Company or a PC is subject, except to the extent that the occurrence of any of the foregoing items set forth (ii) – (iv) would not, individually or in the aggregate, reasonably be expected to be material to the Company and the PCs, taken as a whole.

(b) No authorization of, registration, declaration or filing with, or notification to, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Documents by the Company or the consummation by the Company of any other transaction contemplated hereby or thereby. As of the date of this Agreement and as of the Closing: (i) the Company is its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3)) and is not controlled (as such term is defined in 16 C.F.R. § 801.1(b)) by any other person or entity (as such terms are defined in 16 C.F.R. § 801.1(a)), (ii) the total assets (as such term is defined in 16 C.F.R. § 801.11) of the Company are less than $18,800,000, (iii) the annual net sales (as such term is defined in 16 CFR § 801.11) of the Company are less than $188,000,000 and (iv) the Company is not engaged in manufacturing (as such term is defined in 16 C.F.R. § 801.1(j)).

Section 3.4 Capitalization.

(a) The authorized membership interests of the Company consists solely of 4,044,065 Series A Preferred Units, all of which are issued and outstanding as of the date hereof, 7,686,846 Class A Units, all of which are issued and outstanding as of the date hereof, 350,676 Class A Incentive Units, all of which are issued and outstanding as of the date hereof and 1,965,020 Class B Units of which 1,394,142 Class B Units are issued and outstanding as of the date hereof. Each Series A Preferred Unit is convertible on a one-unit for one-unit basis into Class A Units. The Company Interests are held by the Company Sellers and Blocker and no other Persons. The Company Interests are held by the Company Sellers and Blocker in the amounts set forth in the Company Closing Statement and in Section 3.4(a) of the Disclosure Schedule, which further sets forth for each Company Seller and Blocker a true and complete list of (i) the number and class or series of Company Interests held, (ii) the domicile addresses of record of Blocker or such Company Seller, (iii) and in the case of the Class A Incentive Units and Class B Units, the date of grant, the hurdle or threshold amount, if applicable, the Code Section 83(b) filing date (if any), whether such units are subject to employment-related forfeiture restrictions and the holder’s employment status, the vesting schedule, the vesting status, the extent to which such units will vest upon the Closing and, for each holder who is not a resident of the U.S., the residence of such holder.

(b) All of the Company Interests have been issued in accordance with the Organizational Documents of the Company, are duly authorized and validly issued and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right. All of the Company Interests are owned free and clear of any Liens (other than transfer restrictions under applicable Laws and the Organizational Documents of the Company) and have been offered, issued and sold by the Company in compliance with all applicable Laws. Except as set forth in Section 3.4(b) of the Disclosure Schedule, there are no outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase, acquire (including, rights of first refusal, anti-dilution or pre-emptive rights) or register under the Securities Act any membership interests of the Company and the Company does not have any obligation to issue any subscription, warrant, option, convertible security or other such right. The Company does not have any obligation to purchase, redeem or otherwise acquire any Company Interests or any interest therein or to make any distribution in respect thereof. There are no authorized, outstanding or promised appreciation, phantom, profit participation or similar rights with respect to the Company Interests. Other than the Company Interests, there are no other outstanding securities of the Company entitled, and no separate rights to which the Company is obligated entitling any holders thereof, to vote on any matters put to a vote of the holders of the Company Interests. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including, without limitation, voting trusts or proxies), registration under any applicable securities Law, or sale or transfer (including, without limitation, agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. No holder of Company Interests is entitled to any different or additional amount of consideration in respect of the membership interests of the Company in connection with this Agreement except as expressly provided for in this Agreement. Upon the Closing, no holder of Company Interests will have the right to any consideration with respect thereto, except as set forth in this Agreement.

(c) The equity interests of the PCs are held by the holders thereof and in the amounts set forth in Section 3.4(c) of the Disclosure Schedule. All of the equity interests of the PCs have been issued in accordance with the Organizational Documents of the respective PCs and are duly authorized and validly issued and not in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right. All of the equity interests of the PCs are owned free and clear of any Liens (other than transfer restrictions under applicable Laws or the Organizational Documents of the PCs) and have been offered, issued and sold by the PCs in compliance with all applicable Laws. There are no authorized, outstanding or promised subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase, acquire (including, rights of first refusal, anti-dilution or pre-emptive rights) or register under the Securities Act any equity interests of the PCs and the PCs do not have any obligation to issue any subscription, warrant, option, convertible security or other such right. The PCs do not have any obligation to purchase, redeem or otherwise acquire any equity interests of the PCs or to make any distribution in respect thereof. There are no authorized, outstanding or promised appreciation, phantom, profit participation or similar rights with respect to the equity interests of the PCs. Other than the equity interests of the PCs set forth on Section 3.4(c) of the Disclosure Schedule, there are no other outstanding securities of the PCs entitled, and no separate rights to which a PC is obligated entitling any holders thereof, to vote on any matters put to a vote of the holders of the equity interests of the PCs. Except as set forth in Section 3.4(c) of the Disclosure Schedule, there are no agreements to which a PC is a party or by which it is bound with respect to the voting (including, without limitation, voting trusts or proxies), registration under any applicable securities Law, or sale or transfer (including, without limitation, agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of such PC.

Section 3.5 Subsidiaries. The Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any Person.

Section 3.6 Financial Statements.

(a) Attached as Section 3.6(a) of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the Company’s audited combined balance sheet as of December 31, 2019 and the related statements of income and cash flows for the fiscal years then ended, in each case, including the notes thereto and (ii) the Company’s audited combined balance sheet as of December 31, 2020 (the “Balance Sheet”) and the related statements of income and cash flows for the 12-month period then ended. Except as set forth in Section 3.6(a) of the Disclosure Schedule, the Financial Statements (x) are true, correct and complete and have been prepared in accordance with the books and records of the Company and the PCs, (y) present fairly in all material respects the financial condition and results of operations of the Company and the PCs as of the dates and for the periods indicated and (z) are prepared in accordance with GAAP consistently applied throughout the periods presented without modification of the accounting principles used in the preparation thereof throughout the periods presented (subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments in a manner consistent with past practice, none of which are material).

(b) The Company and the PCs have in place systems and processes (including the maintenance of proper books and records) that are designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii)  accumulate and communicate in a timely manner to the Company’s chief executive officer and chief financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). None of the Company, the PCs, nor any independent auditor has identified or actually been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. There have been no instances or allegations of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company and the PCs have in place a revenue recognition policy consistent with GAAP.

(c) The accounts receivable of the Company and the PCs, whether reflected on the Balance Sheet or arising following the date thereof, including, for the avoidance of doubt, any accounts receivable reflected in the calculation of Net Working Capital, represent bona fide and valid accounts receivable arising in the ordinary course of business consistent with past practice from sales actually made or services actually performed and, subject to allowances for doubtful accounts made pursuant to GAAP, are fully collectible in the aggregate amount thereof.

Section 3.7 Absence of Undisclosed Liabilities. The Company and the PCs have no Indebtedness or other Liability of a nature that is required under GAAP to be disclosed in the Balance Sheet, except (a) Liabilities specifically reflected on, and fully reserved against in, the Balance Sheet, (b) Liabilities incurred after the date of the Balance Sheet in the ordinary course of business consistent with past practice and which are, in nature and amount, consistent with those incurred historically and are not material to the Company and the PCs, individually or in the aggregate, (c) executory obligations existing as of the date hereof pursuant to any Material Contract, which, in each case, are not related to any breach or default by the Company or a PC and (d)  Transaction Costs. The Company and the PCs have not declared, set aside, made or paid out any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any securities of such Person.

Section 3.8 Absence of Certain Changes or Events. Since December 31, 2020 through the date hereof there has not been a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2020 through the date hereof, (a) each of the Company and the PCs have conducted its business only in the ordinary course of business consistent with past practice except for the negotiation, execution and delivery of this Agreement and the consummation of the transactions expressly contemplated by this Agreement, and (b) there has not been any action taken or committed to be taken by such Person that would have been prohibited by Section 7.1 absent approval by Buyer if it had been taken after the date hereof and prior to the Closing Date.

Section 3.9 Real Property.

(a) Section 3.9(a) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased or licensed by the Company or a PC as lessee or sublessee and a true, correct and complete list of all of the leases relating thereto (including amendments) as in effect on the date of this Agreement (each, a “Real Property Lease” and each such related property, a “Company Property”). The Company has Made Available to Buyer a true, correct and complete copy of each Real Property Lease, including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto. Each of the Company and the PCs does not currently own, and has never in the past owned, any fee simple ownership interest in real property. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the businesses of the Company and the PCs. With respect to each Real Property Lease and piece of Company Property: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect, (ii) neither the Company, the PCs, nor, to the Company’s Knowledge, any other party to such Real Property Lease, is in material breach or default under such Real Property Lease, and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease, (iii) there are no forbearance programs in effect with respect to such Real Property Lease, (iv) there are no disputes with respect to each Real Property Lease, (v) each of the Company and the PCs has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered or granted any Lien on such Real Property Lease or any interest therein, (vi) the possession and quiet enjoyment of the Company Property by the Company and the PCs under such Real Property Lease has not been disturbed, (vii) the Company and the PCs do not owe any brokerage commissions or finder’s fees with respect to such Real Property Lease and (viii) the other party to each such Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in the Company or a PC. The Company and the PCs, as applicable, have a valid and enforceable leasehold interest, free and clear of any Liens, other than Permitted Liens, under each of the Real Property Leases. All the Company Properties are adequately maintained and suitable in all material respects for the purpose of conducting the businesses of the Company and the PCs as currently conducted.

(b) Each of the Company and the PCs does not hold and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate interest or any portion thereof or interest therein.

(c) Each of the Company and the PCs has not received any written notice from any insurance company that has issued to such Person a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property. Each of the Company and the PCs has not made any material alterations, additions or improvements to any of the Company Properties that may be required to be removed upon termination of the applicable Real Property Lease term.

(d) With respect to all Company Property: (i) the use and operation of the Company Property in the conduct of the businesses of the Company and the PCs does not violate in any material respect any Law, (ii) no conditions exist which would be expected to have a Material Adverse Effect with respect to the Company Property, (iii) there are no pending condemnation, eminent domain or similar proceedings with respect to all or any portion of the Company Property and, to the Company’s Knowledge, no such Proceeding has been threatened, (iv) the Company has not received any written notice of any special assessment proceedings or other governmental actions affecting the Company Property and (v) the buildings and other improvements on the Company Property are in good operating condition, normal wear and tear excepted, and usable in the ordinary course of businesses as currently conducted by the Company and the PCs.

Section 3.10 Tangible Personal Property.

(a) The Company and the PCs have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the businesses of the Company and the PCs (except as sold or disposed of subsequent to the date hereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens, other than the Permitted Liens and such imperfections of title, if any, do not materially interfere with the present value of such property. All such items of tangible personal property that are necessary for the operation of the businesses of the Company and the PCs are in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used. The tangible assets owned or leased by the Company and the PCs constitute all the tangible assets necessary for the Company and the PCs to carry on their respective businesses as currently conducted.

(b) Section 3.10(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases of personal property (“Personal Property Leases”) used in the businesses of the Company and the PCs or to which the Company or a PC is a party or by which the properties or assets of the Company or a PC is bound. All of the items of personal property under the Personal Property Leases are in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.

Section 3.11 Material Contracts. All of the following Contracts to which the Company or a PC is a party or by which it or its assets or properties are bound are set forth in Section 3.11 of the Disclosure Schedule by reference to the applicable subsection below (such Contracts required to be listed in Section 3.11 of the Disclosure Schedule, collectively, the “Material Contracts”):

(a) any Contract or series of related Contracts with the same counterparty or its Affiliates which requires aggregate future expenditures by the Company or a PC in excess of $50,000;

(b) any distributor, reseller, sales representative or similar Contract under which the Company or a PC does not have the right to terminate without penalty on less than ninety (90) days’ notice;

(c) any Contract with (i) a Material Customer or (ii) a Material Supplier;

(d) the Administrative Services Agreements and succession agreements;

(e) any Contract for the sale of any commodity, product, material, supplies, equipment or other personal property of the Company or a PC (other than equipment purchased for resale) for a sale price in excess of $50,000;

(f) any Contract with a Related Party;

(g) any Contract for the employment of, or receipt of any services from, (i) any director or officer of the Company or a PC or (ii) any other individual Person on a full-time, part-time, consulting or other basis providing for aggregate annual compensation in excess of $50,000;

(h) Contracts providing for severance, retention, change in control or other similar payments, any “success fees” or bonuses, or severance payments payable to employees or service providers of the Company or a PC (excluding any bonuses payable to any employee based on the performance of such employee or the performance of the Company or a PC);

(i) any Contract with any Governmental Body;

(j) each (i) Real Property Lease and (ii) Personal Property Lease;

(k) any Contract relating to the incurrence or guarantee of Indebtedness or creating a Lien (other than Permitted Liens) upon any property or assets of the Company or a PC;

(l) any Contract for the disposition of any of the assets or businesses of the Company or a PC (whether by merger, sale of stock, sale of assets or otherwise) (other than the Transaction Documents);

(m) any Contract for the acquisition or disposition of any business, business unit or product line or capital stock of another Person (whether by merger, sale of stock, sale of assets or otherwise) (including, for the avoidance of doubt, Contracts containing continuing indemnification or contingent payment obligations);

(n) any Contract, letter of intent or commitment concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(o) any hedging, futures, options or other derivative Contract;

(p) any Contract under which the Company or a PC has agreed not to bring legal action against any third party for any reason or any Contract otherwise settling any Proceeding involving the Company or a PC (including settlement agreements and related Orders);

(q) any Contract that is an Inbound License;

(r) any Contract that is an Outbound License;

(s) any Contract under which the Company or a PC is restricted from carrying on any business or other services or competing with any Person anywhere in the world, or restricted from soliciting or hiring any Person with respect to employment, or which would so restrict Buyer or the Company or any successor in interest thereof after the Closing; and

(t) any Contract which (i) contains any “most favored nation” or similar provision (including the provision of exclusive, first or concurrent access to certain product features), (ii) grants any Person exclusive license, supply, distribution or other rights in connection with any product or technology of the Company or a PC or (iii) contains rights of first refusal, rights of first negotiation or similar rights.

Each Material Contract is in full force and effect, and is the legal, valid and binding obligation of the Company or a PC, as applicable, and, to the Knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms, except as enforceability may be affected by the Enforceability Exceptions. Neither the Company, the PCs nor, to the Knowledge of the Company, any other party thereto is in violation, default or breach under the terms of any of the Material Contracts and no condition exists that, with notice or lapse of time or both, would constitute such a violation, default or breach. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given written notice of any dispute with respect to any of the Material Contracts. True, complete and correct copies of each of the Material Contracts have been Made Available to Buyer, together with all amendments, modifications or supplements thereto.

Section 3.12 Taxes. Except as otherwise set forth in the Disclosure Schedule:

(a) All Tax Returns required to be filed by or with respect to the Company and the PCs have been timely filed (taking into account applicable extensions validly obtained); all such Tax Returns were prepared in accordance with applicable Law and are true, correct and complete in all material respects; and all Taxes due and payable by or with respect to the Company and the PCs (whether or not shown as due on such Tax Returns) have been timely paid to the appropriate Governmental Body. The Company and the PCs each have not requested an extension of time within which to file any Tax Return which has not since been filed. The Company and the PCs have each disclosed on their Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law.

(b) All Taxes that the Company or a PC was or is required to withhold or collect have been withheld and collected and have been timely paid over in the appropriate amounts to the proper Governmental Body in compliance with all Tax withholding provisions of applicable federal, state, local and non-U.S. Laws. Each Seller is not a “foreign person” within the meaning of Section 897(c)(2), Sections 1445, 1446 or 7701 of the Code, and the Treasury Regulations thereunder.

(c) No property of the Company or any PC is (i) “tax exempt use property” within the meaning of Section 168(h) of the Code, (ii) Tax-exempt bond financed property under Section 168(g) of the Code, (iii) treated as owned by any Person other than a Seller or the Company pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (iv) securing any indebtedness, the interest of which is tax-exempt under Section 103(a) of the Code or (v) subject to a Section 467 rental agreement as defined in Section 467 of the Code.

(d) There are no Liens for Taxes on any assets of the Company or the PCs except for Permitted Liens.

(e) No examination, audit, claim, assessment, deficiency, Proceeding, proposed adjustment or any other written notice indicating an intent to open an audit or review in respect of Taxes of or with respect to the Company or the PCs is pending or has been threatened in writing by any Governmental Body in writing. No claim has been made in writing by a Governmental Body in a jurisdiction where the Company or a PC does not file Tax Returns stating that such Person is or may be subject to any Taxes assessed by such jurisdiction.

(f) Each of the Company and the PCs has not executed or filed with any Governmental Body any agreement currently in effect that waives or extends the period of assessment, reassessment or collection of any Taxes nor has the Company nor a PC agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied. No power of attorney has been granted by or with respect to the Company or a PC with regard to any matters relating to Taxes that is currently in effect.

(g) Each of the Company and the PCs is not a party to, is bound by or has any obligation under any agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes (excluding any Contracts entered into in the ordinary course of business and not primarily related to Taxes). Each of the Company and the PCs is not a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return nor does the Company nor a PC have any Liability for any Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, or as a transferee or successor, by contract or otherwise.

(h) Section 3.12(h) of the Disclosure Schedule sets forth the entity classification, and the applicable dates for such classification, of each of the Company and the PCs for U.S. federal income and state Tax purposes. No election has been made to change any such entity classification.

(i) Each of the Company and the PCs is not required to make any adjustment (nor has any Governmental Body proposed in writing any such adjustment) pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) for any taxable period ending after the Closing Date as a result of a change in accounting method. Each of the Company and the PCs is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election under Section 108(i) or Section 965(h) of the Code or (vi) interest held by the Company or a PC in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Sections 951 or 951A of the Code. Each of the Company and the PCs does not have any requests (or is the subject of any requests) for rulings or special Tax incentives pending with any Governmental Body.

(j) Each of the Company and the PCs has not distributed stock or shares of another entity, and each of the Company and the PCs has not had its shares or stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(k) Each of the Company and the PCs is not a party to any joint venture, partnership, contract, or other arrangement that is treated as a partnership for Tax purposes.

(l) Each of the Company and the PCs has not been subject to the limitations of Section 163(j) of the Code, or any corresponding or similar provision of state, local, or non-U.S. Tax Law.

(m) To the extent required by applicable Law, the Company and the PCs have timely filed all reports and have created or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any comparable provisions of any foreign Tax law).

(n) Each of the Company and the PCs is not a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(o) Neither the Company nor the PCs have any property or obligation, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that are, or may become, escheatable or reportable as unclaimed property to any Governmental Body under any applicable escheatment, unclaimed property or similar Law.

(p) None of the Company’s intangible assets are (i) nonamortizable by reason of the application of the “anti-churning” rules of Code Section 197(f)(9) or (ii) held or used before August 10, 1993 by the Company or a “related person” within the meaning of Section 197(f)(9)(C) of the Code.

(q) Neither the PCs nor the Company has (i) made any election to defer, extend or delay the payment of any payroll Taxes under the CARES Act or (ii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act or Economic Aid Act.

(r) Each of the Company and the PCs is not nor has been, a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(s) All related-party transactions involving the Company or a PC are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of state, local and foreign Law.

(t) The Company has established adequate accruals and reserves, in accordance with GAAP, on the Financial Statements for all Taxes payable by the Company and the PCs for all taxable periods and portions thereof through the date of such Financial Statements and have not received written notice of any deficiencies for any Tax of the Company or a PC from any Governmental Body for which there are not adequate reserves on the Financial Statements.

(u) The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday or other Tax reduction agreement or any order, judgment, ruling or other similar requirement adopted or applied by a Governmental Body to which the Company or a PC is a party to or subject.

(v) The Company is not a partnership described in Treasury Regulations Section 1.1445-11T(d)(1). Each of the PCs is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(w) The Company has Made Available to Buyer true and complete copies of all Tax Returns for each of the taxable years and periods for the which the applicable statute of limitations period has not expired.

(x) The Company and the PCs have each collected all sales and use Taxes required to be collected and has remitted on a timely basis such amounts to the appropriate Governmental Body or has been furnished properly completed exemption certificates. Each of the Company and the PCs does not have nexus to and is not required to file Tax Returns in a jurisdiction where they do not file Tax Returns (including any jurisdiction that may subject the Company or the PCs to taxation in accordance with South Dakota v. Wayfair, Inc., 86 U.S.L.W. 4452 (2018)).

(y) The Company and the PCs each use the cash basis method of accounting for income Tax purposes.

(z) With respect to the Company Interests issued by the Company in connection with the performance of services and whether or not subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code: (i) such Company Interests have at all times qualified as “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191, (ii) if issued in connection with grants of interests subject to a “substantial risk of forfeiture,” each recipient of such Company Interest made a valid and timely election in respect of such Company Interest pursuant to Section 83(b) of the Code and (iii) the allocation of proceeds among the holders of such Company Interests pursuant to this Agreement is consistent with the qualification of such interests as profits interests. The allocation of proceeds among the holders of Company Interests pursuant to this Agreement is consistent with their economic rights under the LLC Agreement of the Company.

(aa) None of the Company Interests are a “covered security” within the meaning of Section 6045(g) of the Code.

Section 3.13 Intellectual Property.

(a) Registered IP, Unregistered Material Company IP and Company Products.

(i) Registered IP. Section 3.13(a)(i) of the Disclosure Schedule accurately identifies all Company IP that is Registered IP, including: (A) all Patents owned or filed by, or on behalf of, the Company or a PC, including any Patents to which the Company or a PC has exclusive rights in any territory or field of use, including the country of filing, owner, filing number, date of issue or filing, expiration date, and title and, in the case of exclusively licensed patents, the scope of exclusivity, and all applications therefor, (B) all registered Trademarks owned or filed by, or on behalf of, the Company or a PC, and all applications therefor, including the country of filing, owner, registration or application number, date of issue and description of goods and services or (1) with respect to domain names, including the owner, domain name administrator, date of registration and date of renewal and (2) with respect to social media identifiers and the like, including the applicable platform and date of registration, (C) all registered copyrights owned or filed by, or on behalf of, or used by the Company or a PC in its business or operations, any all applications therefor, including the country of filing, owner, filing number, date of issue and expiration date, and description of the covered work and (D) all other Company IP of any kind or character that has been registered or applied for with any Governmental Body or similar authority. Section 3.13(a)(i) of the Disclosure Schedule also identifies any other Person that has or purports to have an ownership interest of any nature in any item of Company IP that is Registered IP and the nature of such interest. The Company has Made Available to Buyer complete and accurate copies of all applications and correspondence with any Governmental Body or similar authority and other material documents related to each item of Registered IP identified in Section 3.13(a)(i) of the Disclosure Schedule.

(ii) Unregistered Material Company IP. Section 3.13(a)(ii) of the Disclosure Schedule accurately identifies all: (A) Company IP that is not Registered IP that is material to the operation of the businesses of the Company and the PCs and (B) any other Person that has or purports to have an ownership interest of any nature in any item of such Company IP and the nature of such interest. The Company has Made Available to Buyer complete and accurate copies of all material documents related to each such item of Company IP.

(iii) Company Products. Section 3.13(a)(iii) of the Disclosure Schedule accurately identifies all Company Products that have been made available for use or purchase by the Company, including any product or service currently under development and scheduled for commercial release within one hundred eighty (180) days following the Closing, for each such Company Product (and each version thereof), identifying its release date.

(b) Company IP Agreements.

(i) Inbound Licenses. Section 3.13(b)(i) of the Disclosure Schedule accurately identifies: (A) each Contract pursuant to which any IP or IP Right, or Third-Party Data, is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company or a PC or under which the Company or a PC is the beneficiary of a covenant not to sue or other agreement not to assert claims involving IP or IP Rights (other than Open Source Software licenses and nonexclusive licenses to “off-the-shelf” third-party software or hosted services that is: (1) generally commercially available at a cost of $15,000 or less per year for an unlimited use, enterprise-wide license, (2) not distributed by the Company or a PC, (3) not incorporated into, or used in the development, testing, distribution, delivery, maintenance, or support of any Company Product and (4) not otherwise material to the operation of the businesses of the Company and the PCs) (each, an “Inbound License”) and whether the rights or licenses granted to the Company or a PC in each such Contract are exclusive or nonexclusive, (B) the types and amounts of all royalties, fees, commissions and other amounts payable by the Company or a PC to any other Person for the use of any Company IP or any Company Product and the Contract under which such amounts are payable and (C) each Contract identified in Section 3.13(b)(i) of the Disclosure Schedule under which the Company or a PC is bound to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim involving the infringement, misappropriation or other violation or unlawful use of any other Person’s IP or IP Rights.

(ii) Outbound Licenses. Section 3.13(b)(ii) of the Disclosure Schedule accurately identifies: (A) each Contract under which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP or any Company Product and (B) each Contract identified in Section 3.13(b)(ii) of the Disclosure Schedule under which the Company or a PC is bound to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim involving the infringement, misappropriation or other violation or unlawful use of any other Person’s IP or IP Rights (other than indemnification provisions in the Company’s standard forms Made Available to Buyer pursuant Section 3.13(b)(iii)) (each, an “Outbound License”). Each of the Company and the PCs is not bound by, and no Company IP or Company Product is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability to use, exploit, make available, assert or enforce its rights in any Company IP or Company Product.

(iii) Standard Form IP Agreements. To the extent each exists, the Company has Made Available to Buyer a complete and accurate copy of each standard form of Contract used by the Company and the PCs at any time under which the Company or a PC either receives or grants to any Person any IP or IP Rights, including each standard form of the following: (A) end-user license agreement, terms of use or service, or similar agreement regarding the end-use of Company Products or third-party software or hosted services, (B) invention assignment agreement (for each of employees and consultants), (C) confidentiality agreement and other nondisclosure agreements, (D) maintenance and support agreement, (E) distribution, reseller, value-added reseller, referral, or other similar agreement, (F) manufacturing and supply or related sourcing agreement and (G) data license agreement. Each of the Company and the PCs has not licensed, distributed, or otherwise made available any Company Product except under a valid and enforceable Contract substantially in the form Made Available to Buyer under this Section 3.13(b)(iii) and where any deviations from such form are not material in nature. Section 3.13(b)(iii) of the Disclosure Schedule further identifies any Contract under which the Company or a PC has licensed, distributed, or otherwise made available any Company Product that deviates in any material respect from the applicable standard form and any Contract with an employee or consultant in which the employee or consultant expressly reserved or retained any IP or IP Rights related to the businesses, research and development of the Company and the PCs.

(c) Sufficiency of Assets; Ownership. Each of the Company and the PCs is the sole and exclusive owner and possesses all right, title and interest in and to the Company IP held by it (other than the IP Rights exclusively licensed to the Company under any Inbound License) and has the valid right to use all other IP and IP Rights necessary for the conduct of its business as currently conducted and as currently proposed to be conducted following the Closing, or that are used by or held for use by the Company and the PCs, in each case free and clear of any Liens. Without limiting the generality of the foregoing:

(i) each Person (including the Company’s founders and any current or former employee or consultant of the Company and the PCs) who is or was involved in the authorship, discovery, development, conception or reduction to practice of any Company IP owned or purported to be owned by the Company or a PC (each an “IP Contributor”) has signed a valid and enforceable Contract containing: (A) an irrevocable assignment to the Company or a PC, as applicable, of all IP and IP Rights authored, discovered, developed, conceived or reduced to practice by such Person in the course of that IP Contributor’s work for or on behalf of the Company or a PC, including all Company IP and Company Products and (B) customary confidentiality provisions protecting such IP, IP Rights, Company IP and Company Products, and no such IP Contributor has any obligation to any other Person with respect to such IP, IP Rights, Company IP or Company Products, and no such Contract has been violated by any such Person to the Company’s Knowledge;

(ii) no IP Contributor has any claim, right (whether or not currently exercisable) or interest in or to any Company IP or Company Product;

(iii) each of the Company and the PCs has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Trade Secrets and other proprietary or confidential information of the Company and the PCs, including all proprietary or confidential aspects of the Company IP, the Company Products and the business of the Company and the PCs, including by implementing adequate security measures;

(iv) each of the Company and the PCs owns or otherwise has, and after the Closing shall continue to have, all IP and IP Rights necessary and sufficient to conduct the business of such Person as currently conducted and as currently proposed to be conducted following the Closing;

(v) each of the Company and the PCs is not now, nor has it ever been, a member or promoter of, or contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or a PC or, following the Closing, Buyer, to grant or offer to any other Person any right or license to any Company IP or Company Product; and

(vi) no funding, facilities, or personnel of any Governmental Body or any university, educational or similar research institution were used, or are being used, directly or indirectly, to author, discover, develop, conceive or reduce to practice, any Company IP or Company Product, whether in whole or in part.

(d) Validity and Enforceability. All Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i) no Trademark owned or applied for by the Company or a PC is confusingly similar to any Trademark owned by any other Person, and each of the Company and the PCs has taken all reasonable steps to maintain the Trademarks included in the Company IP and police their use to ensure their ongoing validity and enforceability;

(ii) no interference, opposition, cancellation, reissue, reexamination or other Proceeding is or has been pending or, to the Company’s Knowledge, threatened, in which the scope, validity or enforceability of any Company IP is being, has been, or would reasonably be expected to be contested or challenged and, to the Company’s Knowledge, there is no basis for a claim that any Company IP is invalid or unenforceable;

(iii) all necessary registration, maintenance, renewal and similar fees in respect of Company IP that is Registered IP owned or filed by, or on behalf of, the Company or a PC have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body to maintain such Registered IP; and

(iv) each of the Company and the PCs has not taken, or failed to take, any action that has, or would reasonably be expected to, impair or dedicate to the public, or entitle any Person to cancel, forfeit, modify or consider abandoned, any Company IP.

(e) Effects of the Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith shall, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP or any Company Product, (ii) a breach of or default under, or right to terminate or suspend performance of, any Contract identified in Section 3.13(b) of the Disclosure Schedule, (iii) the release, disclosure. or delivery of any Company IP or Company Product by or to any escrow agent or other Person (other than to Buyer), (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to or in any Company IP or Company Product or (v) by the terms of any Contract, a reduction of any royalties, revenue sharing or other payments the Company or a PC would otherwise be entitled to with respect to any Company IP or Company Product.

(f) Intellectual Property Infringement.

(i) Except as set forth on Section 3.13(f)(i) of the Disclosure Schedule, to the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, and no Person is currently infringing, misappropriating, diluting or otherwise violating any Company IP. The Company has Made Available to Buyer complete and accurate copies of all documents regarding any actual, alleged or suspected infringement, misappropriation or other violation of any Company IP.

(ii) Except as set forth on Section 3.13(f)(ii) of the Disclosure Schedule, the Company, the PCs and the operation of their businesses (including the development, marketing, and distribution of any Company IP or Company Product), as well as the Company IP owned by the Company or a PC and Company Products, have not infringed, misappropriated, diluted or otherwise violated in any manner, or made any unlawful use of, and do not currently infringe, misappropriate, dilute or otherwise violate in any manner, or make any unlawful use of, any IP or IP Right of any other Person. No infringement, misappropriation or similar claim or Proceeding is pending or threatened against the Company or a PC or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or a PC with respect to any such claim or Proceeding. The Company has Made Available to Buyer complete and accurate copies of all documents and summaries of all communications regarding any actual, alleged or suspected infringement, misappropriation or other violation of any other Person’s IP or IP Rights, including any letter or other communication suggesting or offering that the Company or a PC obtain a license to any other Person’s IP or IP Rights.

(g) Data Collection and Use. Section 3.13(g) of the Disclosure Schedule accurately identifies: (i) all Contracts under which the Company or a PC has acquired, licensed or otherwise received, collected or used any Third-Party Data or Company Data, including the Person from which such Person received or collected such Third-Party Data or Company Data, the purpose for which such Third-Party Data or Company Data is used and the name of the owner of derivative datasets and products and services based upon the Third-Party Data or Company Data under the applicable Contract, and (ii) the provenance of all Third-Party Data received, collected or used by the Company or a PC that is not subject to a Contract identified on Section 3.13(g) of the Disclosure Schedule, including the Person or place from which such Person received or collected such Third-Party Data, and the purpose for which such Third-Party Data is used. Each of the Company and the PCs complies, and has at all times complied, with: (A) any Contract governing such Person’s use of any API used to receive or collect Third-Party Data, (B) any Contract governing such Person’s collection and use of any Third-Party Data collected or generated using web scraping, web crawling or web harvesting software, or any software, service, tool or technology that turns the unstructured data found on the internet into machine-readable, structured data, (C) any Contract with any other Person that has provided to the Company or the PC, or from which the Company or the PC has received or collected, any Third-Party Data and (D) all applicable Laws relating to such Person’s collection and use of Third-Party Data and Company Data. Each of the Company and the PCs maintains or adheres to industry standard policies, protocols, and procedures relating to the ethical and responsible use of deep learning, machine learning, and other artificial intelligence technologies, including policies, protocols and procedures for: (1) developing and implementing such technologies in a way that promotes transparency, accountability and human interpretability, (2) identifying and mitigating bias in Company Data and Third-Party Data used to train and otherwise develop such technologies and (3) management oversight and approval of the such Person’s use and implementation of such technologies, there has been no actual or alleged non-compliance with any such policies, protocols and procedures, and the such Person has not received any notice or communication from any Governmental Body concerning such Person’s collection or use of Company Data or Third-Party Data.

(h) Software and IT Systems.

(i) No Harmful Code. Neither the Company Products nor any Company IT Systems contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (B) damaging or destroying any data or file without the user’s consent.

(ii) No Bugs. None of the Company Products: (A) contain any bug, defect or error that adversely affects the use, functionality or performance of such Company Products or (B) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Products. The Company has Made Available to Buyer a complete and accurate list of all known bugs, defects and errors in each version of any software that is contained in, or that embodies, any Company Product.

(iii) Source Code. The source code for any software that is contained in, or that embodies, any Company Product (the “Company Product Source Code”) contain clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (A) consistent with customary code annotation conventions and best practices in the software industry and (B) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and improve, enhance, modify and support such software. No Company Product Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or a PC. Each of the Company and the PCs has no duty or obligation (whether present, contingent, or otherwise), to deliver, license or make available any Company Product Source Code to any escrow agent or other Person and no event has occurred, and no circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, result in the delivery, license or disclosure of the Company Product Source Code to any other Person.

(iv) Open Source Software. Section 3.13(h) of the Disclosure Schedule accurately identifies all Open Source Software embedded with, linked to, bundled with or otherwise included in, or required to compile or build, any Company Product that is conveyed or otherwise distributed, or, if in development, is intended to be conveyed or otherwise distributed, to end-users (whether in source or executable form, within a virtual machine or container, or on a hosted basis), and for each such component of Open Source Software: (A) the name and version number of such component, (B) the license applicable to such component (including version number, if any), (C) the location from which the component is made available by its licensor, (D) whether and how the component has been conveyed or distributed by the Company or a PC (by way of example and without limitation, in source or object code form or on a hosted basis) and (E) if the component is subject to a Copyleft License, (1) whether the component has been modified and, if so, a description of the modifications, and (2) the manner in which the component is embedded with, linked to or otherwise included in, or required to compile or build, the applicable Company Product. With respect to the Open Source Software identified in Section 3.13(h) of the Disclosure Schedule, each of the Company and the PCs is, and has at all times been, in compliance with all applicable Open Source Software licenses. Except as expressly identified in Section 3.13(h) of the Disclosure Schedule, no Open Source Software subject to a Copyleft License is embedded with, linked to or otherwise included in, or required to compile or build, any Company Product.

(v) IT Systems. All Company IT Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. All Company IT Systems are in good working condition to effectively perform all information technology operations necessary for each of the Company and the PCs to conduct its business. Each of the Company and the PCs has not experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of any Company IT System. Each of the Company and the PCs has taken all reasonable measures to provide for the back-up and recovery of the data and information necessary for such Person to conduct of its business without material disruption to, or material interruption in, the conduct of its business. Each of the Company and the PCs is not in breach of any Contract related to any Company IT System, and to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time, or both, would constitute a breach of any Contract related to any Company IT System.

Section 3.14 Privacy and Cybersecurity.

(a) Each of the Company and the PCs is and has been in material compliance with all applicable Privacy Obligations.

(b) Each of the Company and the PCs has notified individuals about whom such Person Processes or directs the Processing of Personal Data regarding such Person’s Personal Data Processing activities to the extent required by and in accordance with all applicable Privacy Obligations. The written privacy notices of the Company and the PCs fully and accurately disclose how the Company and each PC Processes Personal Data about such individuals. Complete and correct copies of all written privacy notices have been Made Available to Buyer.

(c) To the extent required by the applicable Privacy Obligation, each of the Company and the PCs has contractually obligated all service providers and customers’ outsourcers, processors or other Persons Processing Personal Data, in each case on behalf of the Company and/or the PCs, to (i) comply with applicable Privacy Obligations, (ii) take reasonable steps to protect and secure Sensitive Data from loss, theft, unauthorized or unlawful Processing or other misuse, (iii) maintain a written information security program that establishes reasonable and appropriate measures to protect the privacy and security of all Sensitive Data against any Security Breach, (iv) maintain, a written public-facing privacy policy that fully and accurately disclose how much such Person Processes Personal Data, (v) comply with all obligations required to be incorporated into such Contracts by applicable Privacy Obligations and (vi) include contractual obligations that are no less protective than those in this Section 3.14(c) in agreements with such Person’s agreements with other service providers and customers’ outsourcers, processors, or other Persons Processing Personal Data on its behalf.

(d) Each of the Company and the PCs has obtained or will obtain any and all necessary rights, permissions, and Permits to permit the transfer of Personal Data in connection with the transactions, and such transfer will not violate in any material respect any applicable Privacy Obligations.

(e) Each of the Company and the PCs has implemented, maintains and complies with a privacy compliance program that is comprised of appropriate internal processes, policies and controls designed to comply with applicable Privacy Obligations, including (i) the appointment of qualified personnel to govern the administration of the privacy compliance program, (ii) processes to respond to requests regarding Personal Data, (iii) processes to evaluate risks of Personal Data Processing activities of such Person, (iv) the implementation and maintenance of processes for the diligence, contracting and oversight with respect to Persons Processing Personal Data on behalf of such Person and (v) the completion and maintenance of required data flow maps, data processing inventories or records of processing activities, data protection impact assessments, and any other required privacy compliance program documentation or evidence.

(f) Each of the Company and the PCs has implemented and maintains a written information security program that is comprised of reasonable and appropriate organizational, physical, administrative and technical safeguards designed to protect the security, confidentiality, integrity and availability of the Company IT Systems including all Sensitive Data Processed thereby against loss, theft, unauthorized or unlawful Processing, or other misuse that are reasonably consistent with (i) reasonable practices in the industry in which such Person operates, (ii) such Person’s Privacy Obligations and (iii) any written public-facing policy adopted by Company related to privacy or information security. Each of the Company and the PCs has implemented reasonable backup and disaster recovery technology and arrangements consistent with industry practices.

(g) Each of the Company and the PCs maintains insurance coverage containing industry standard policy terms and limits that are reasonable, appropriate and sufficient to: (i) comply with any Privacy Obligations and (ii) respond to the risk of liability stemming from or relating to any Security Breaches that may impact such Person’s operations or such Person’s IT Assets or from or relating to any violation of applicable Privacy Obligations.

(h) Each of the Company and the PCs uses reasonable efforts to inform all employees, agents and consultants to such Person who have access to or Process Sensitive Data of the such Person’s applicable current written privacy and security policies and to execute agreements containing obligations to maintain the confidentiality and security of Sensitive Data.

(i) Each of the Company and the PCs has Made Available to Buyer true and complete copies of all current written notices, policies and procedures relating to the Processing and security of Sensitive Data.

(j) There have not been any material incidents of, written claims or, to the Knowledge of the Company, oral claims alleging (a) Security Breaches, (b) unauthorized access or unauthorized use of any of the computer systems, network, communication equipment or other technology of the Company or a PC necessary for the operations of such Person, or (c) any unauthorized access or acquisition of any Sensitive Data maintained by the Company or a PC or by any service provider on behalf of such Person. Each of the Company and the PCs has not notified in writing, or been required by applicable Law, Governmental Body or other Privacy Obligation to notify in writing, any Person of any Security Breach.

(k) Each of the Company and the PCs has not received any notice of any claims, investigations (including investigations by a Governmental Body), or alleged violations of Laws or other Privacy Obligations with respect to Personal Data under the custody or control of such Person.

(l) Each of the Company and the PCs does not, and does not permit any third party to, sell, rent or otherwise make available to any Person any Personal Data, except as stated in the applicable privacy policies of the Company and the PCs and in compliance with applicable Law.

Section 3.15 Employees.

(a) Section 3.15(a) of the Disclosure Schedule lists all of the directors, officers, employees, consultants and independent contractors currently employed or engaged by the Company including, for each employee: (i) name, (ii) job title, (iii) date of birth, (iv) date of hire, (v) full-time or part-time status, (vi) exemption status under the Fair Labor Standards Act, (viii) annual rate of base salary or hourly compensation.

(b) Since January 1, 2018, there has not been any material change in the compensation of any individual set forth in clause (a) (except for compensation increases and decreases in the ordinary course of business consistent with past practice). Since January 1, 2018, the Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN without complying with WARN. Since January 1, 2018, there have been no employment discrimination, employment harassment, sexual assault, sexual harassment or improper fraternization allegations raised, brought, threatened, or settled relating to any officer or director of the Company involving or relating to services provided to the Company. The policies and practices of the Company comply with all applicable Laws concerning employment discrimination, employment harassment, sexual assault, sexual harassment or improper fraternization.

(c) The Company is not party to or bound by any collective bargaining agreement with any labor organization and no employees of the Company are represented by a union. To the Knowledge of the Company, there are and have been no union organizing activities involving employees of the Company. There are no pending or, to the Knowledge of the Company, threatened strikes, work stoppages, walkouts, lockouts or similar material labor disputes and no such disputes have occurred. The Company has not committed an unfair labor practice, and there are no pending or, to the Knowledge of the Company, threatened, unfair labor practice charges or complaints against the Company.

(d) The Company is in compliance with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment Taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

(e) No employee or independent contractor of the Company is in violation of any term of any employment or consulting contract, Restrictive Covenant, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or (B) to the knowledge or use of trade secrets or proprietary information.

(f)   The Company has promptly and thoroughly investigated all relevant occupational health and safety issues and complaints related to COVID-19. With respect to each known occupational health and safety issue and complaint related to COVID-19, the Company has taken prompt corrective action to prevent further spread of COVID-19 within the workplace. Section 3.15(e) of the Disclosure Schedule sets forth a description of the Company’s plans, policies, control measures and procedures, current and anticipated, related to COVID-19, including with respect to employee absences, reductions in the workforce, returns to work, business continuity, disaster recovery and protection of third-party entrants from the Company’s locations, accommodations made for any employee and policies regarding working remotely in compliance with applicable public health protocols and guidelines regarding COVID-19. The Company has not received any complaints or claims for failing to provide a safe working environment or accommodation in relation to COVID-19. The Company is not required to develop a hazard assessment or other program under the occupational health and safety Laws, policies or directives of any Governmental Body in connection with COVID-19. The Company has not received any workers’ compensation or health and safety claims or complaints relating to COVID-19. The Company has implemented all practicable precautions and measures regarding the COVID-19 pandemic, and is and has been in material compliance with all federal, state, and local Laws and Orders regarding COVID-19.

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Disclosure Schedule contains a true and complete list of each Plan. With respect to each Plan, the Company has provided or Made Available to Buyer true and complete copies of each of the following documents (as applicable): (i) the Plan document and any amendments thereto, (ii) the most recent annual reports and actuarial reports for each of the prior three (3) years, (iii) the most recent summary plan description, (iv) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement and the latest financial statements thereof, (v) the most recent determination letter or opinion letter received from the IRS with respect to each Plan intended to qualify under Section 401 of the Code and (vi) any material non-routine correspondence received or submitted to any Governmental Body within the prior three (3) years. The Company has provided or Made Available to Buyer a true and complete description of each Plan which is not a written Plan.

(b) Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter or may rely upon an opinion letter from the IRS that such Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification thereof. The Plans comply in form and have been operated in accordance with their terms and the requirements of applicable Law, including the Code and ERISA.

(c) With respect to the Plans: (i) all required contributions have been made or properly accrued, (ii) there are no claims pending or, to the Knowledge of the Company, threatened, other than routine claims for benefits, (iii) to the Knowledge of the Company, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(d) The Company and, to the Knowledge of the Company, its directors, officers or employees or any other “fiduciary,” as such term is defined in Section 3(21) of ERISA, have not committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Company or any of its directors, officers or employees to any Liability under ERISA or any applicable Law.

(e) No Plan is, and the Company does not sponsor, maintain or contribute to, and has not sponsored, maintained or contributed to, a “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or “multiple employer plan” (within the meaning of Section 413(c) of the Code), and no circumstances exist pursuant to which the Company would reasonably be expected to have any Liability on or after the Closing Date with respect to such a plan that is sponsored or contributed to by any current or former ERISA Affiliate of the Company.

(f)   None of the Plans obligates the Company to provide any current or former directors, officers, employees, contractors or consultants (or any dependent or beneficiary thereof) any life insurance or medical or health benefits after such person’s termination of employment or engagement with the Company, other than to the extent required under Part 6 of Subtitle B of Title I of ERISA.

(g) The consummation of the transactions contemplated by this Agreement will not cause any amounts to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former directors, officers, employees, contractors or consultants of the Company to severance pay, unemployment compensation or any other payment or benefit, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such person.

(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in documentary, and has been operated and administered in, compliance with Section 409A of the Code.

(i) The Company does not have any Liability, whether fixed or contingent, with respect to any indemnification or gross-up payment, in either case, for any Tax incurred under Section 409A or 4999 of the Code.

(j) The Company does not have a contract, plan or commitment, whether legally binding or not, to create any additional Plan, or any plan, agreement or arrangement that would be a Plan if adopted, or to modify any existing Plan.

(k) Each Plan which is subject to any Law other than U.S. federal, state or local Law (“Non-U.S. Plan”) has been administered in compliance with its terms and operated in compliance with applicable Laws. Each Non-U.S. Plan required to be registered or approved by a non-U.S. Governmental Body has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Non-U.S. Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to the Company. Each Non-U.S. Plan that is required to be funded under applicable Law is fully funded or fully insured on a termination basis (determined using reasonable actuarial assumptions).

(l) Notwithstanding anything in this Section 3.16, the Company makes no representations or warranties in this Section 3.16 with respect to any of the compliance matters addressed in Section 3.12 (Taxes), Section 3.19 (Health Regulatory Compliance), Section 3.18(b) (Compliance with Laws), or Section 3.20 (Trade Control Laws and Sanctions; FCPA Compliance).

Section 3.17 Litigation; Orders. Except as set forth on Section 3.17 of the Disclosure Schedule, there are no (a) Proceedings pending, or to the Knowledge of the Company, threatened against the Company or a PC, any of the properties of the Company or the PCs or the transactions contemplated hereby or (b) Proceedings pending or threatened against any current or former equityholder or Representative of the Company or a PC in connection with the businesses of the Company or the PCs. Each of the Company and the PCs is not subject to any outstanding settlement or Order. There is no Proceeding pending, threatened or contemplated by the Company or a PC against any other Person.

Section 3.18 Permits; Compliance with Laws.

(a) Each of the Company and the PCs holds and is in compliance, in all material respects, with all Permits which are required for the operation of the business of such Person as presently conducted. Each of the Company and the PCs has not received written notice of any proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Permit. Section 3.18 of the Disclosure Schedule contains a true, correct and complete list of all Permits under which each of the Company and the PCs is operating or bound as of the date hereof, and the Company has Made Available to Buyer true, correct and complete copies of the Permits required to be set forth in Section 3.18 of the Disclosure Schedule.

(b) Each of the Company and the PCs is, and at all times have been, in material compliance with all Laws applicable to its business, operations and assets. Each of the Company and the PCs has not received any written notice alleging a failure to comply with all Laws applicable to its business, operations and assets. Notwithstanding anything in this Section 3.18(b), the Company makes no representations or warranties in this Section 3.18(b) with respect to any of the compliance matters addressed in Section 3.12 (Taxes), Section 3.16 (Employee Benefit Plans), Section 3.19 (Health Regulatory Compliance), or Section 3.20 (Trade Control Laws and Sanctions; FCPA Compliance).

Section 3.19 Healthcare Regulatory Compliance.

(a) The Company and each PC is, and has been, in material compliance with all Healthcare Laws applicable to it and its assets, business or operations. There are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened in writing against any of the Company or any PC alleging violations of or liability under any Healthcare Laws or Healthcare Permits. There exist no required plans of correction or other such remedial measures with respect to any Healthcare Permit of the Company or any of the PCs. To the Knowledge of the Company, no circumstance exists or event has occurred which would reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any material Healthcare Permit held by the Company or any of the PCs.

(b) To the Knowledge of the Company and solely as related to the operations of the PCs, the Healthcare Professionals employed by, or under contract with, the PCs have complied and currently are in compliance with all applicable Healthcare Laws, and hold and have held all professional licenses and other Healthcare Permits required to be held by them in the performance of their duties. To the Knowledge of the Company, the Healthcare Professionals employed by, or under contract with the Company have complied and currently are in compliance with all applicable Healthcare Laws, and hold and have held all professional licenses and other Healthcare Permits required to be held by them in performance of their duties on behalf of the Company. The Company and PCs have appropriate systems and policies in place to verify and monitor the continued eligibility of all Healthcare Professionals employed by, or under contract with the Company or the PCs. To the Knowledge of the Company no Healthcare Professional is the subject of any inquiry, investigation or complaint by a Governmental Body.

(c) None of the Company, any PC, nor (as related to the operations of the Company and the PCs) any officer or employee of any of the Company or the PCs has made an untrue statement of a material fact or fraudulent statement to any Governmental Body, failed to disclose a material fact that must be disclosed to any Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Healthcare Law.

(d) None of the Company nor any PC has received written notice of, or has Knowledge of, any overpayment or refunds that have been identified to be owed to any Federal Healthcare Program or any other third-party payor, including, but not limited to Medicare Advantage, managed care plans and HMOs, private insurance or any self-insured employee benefit plan. Any such overpayments or refunds identified to be owed to any Federal Healthcare Program or any other third-party payor have been refunded timely and in full.

(e) None of the Company, any PC, nor any officer or managing employee of any of the Company or any PC has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any applicable Healthcare Law, (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any applicable Healthcare Law, (iii) made any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift was illegal in any respect under the applicable Laws of any Governmental Body having jurisdiction over such payment, contribution or gift, (iv) established or maintained any unrecorded fund or asset or made any misleading, false or artificial entries on any of its books or records in violation of applicable Healthcare Laws or (v) made any payment to any person with the intention that any part of such payment would be in violation of any applicable Healthcare Law. To the Knowledge of the Company, no Person has filed or has threatened in writing to file against the Company or any PC an action under any federal or state whistleblower statute related to alleged noncompliance with applicable Healthcare Laws, including under the False Claims Act of 1863 (31 U.S.C. 6 3729 et seq.).

(f) None of the Company, any PC, nor any owner, officer, director or managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in the Company or any PC, has (i) been excluded from participating in any Federal Healthcare Program or any similar Law, (ii) had a civil monetary penalty assessed pursuant to 42 U.S.C. § 1320a-7, (iii) been convicted (as that term is defined in 42 C.F.R. 61001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. 11669, 1035, 1347 or 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any Federal Healthcare Program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. 124b), (B) criminal offenses under federal or state Law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under Laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency, (D) violations of Laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this Section 3.19 or (E) criminal offenses under Laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance or (iv) to the Knowledge of the Company, been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §13729-3731 or qui tam action brought pursuant to 31 U.S.C. 63729 et seq.

(g) None of the Company, any PC, nor any owner, officer, director or managing employee of the Company or any PC, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement or other formal agreement with any Governmental Body concerning compliance with Healthcare Laws, any Federal Healthcare Program, or the requirements of any Healthcare Permit.

(h) Notwithstanding anything to the contrary in this Section 3.19, the Company makes no representations herein in this Section 3.19 with respect to any of the compliance matters addressed in Section 3.16 (Employee Benefit Plans), Section 3.18(b) (Compliance with Laws), Section 3.12 (Taxes), or Section 3.20 (Trade Control Laws and Sanctions; FCPA Compliance).

Section 3.20 Trade Control Laws and Sanctions; FCPA Compliance.

(a) During the past five (5) years, each of the Company and the PCs has: (i) been in full compliance with all Trade Control Laws, (ii) had in place adequate policies, procedures, controls and systems designed to ensure compliance with Trade Control Laws, (iii) obtained, utilized, and maintained all Permits, records, licenses, license exceptions, authorizations, approvals, clearances and classifications required by Trade Control Laws and (iv) timely submitted all filings, notifications and reports to each and every Governmental Body required under Trade Control Laws for the development, design, manufacture, sale, import, export, re-export, and transfer of services, products, components, software, technology, technical data, IP and IP Rights.

(b) None of the Company, the PCs nor or any director, officer, employee or, to the Company’s Knowledge, agent, of the Company or a PC is a Sanctioned Person. Each of the Company and the PCs and its directors, officers, employees and, to the Company’s Knowledge, agents are in compliance with, and have not previously violated, any applicable anti-corruption Laws including the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §78 dd-1 et seq.), the UK Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption Laws (“Anti-Corruption Laws”) and anti-money laundering Laws. There are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Anti-Corruption Laws and anti-money laundering Laws. During the past five (5) years, each of the Company and the PCs has had in place adequate policies, procedures, controls and systems reasonably designed to ensure compliance with applicable Anti-Corruption Laws and anti-money laundering Laws.

(c) Notwithstanding anything to the contrary in this Section 3.20, the Company makes no representations herein in this Section 3.20 with respect to any of the compliance matters addressed in Section 3.18(b) (Compliance with Laws), Section 3.12 (Taxes), or Section 3.19 (Healthcare Regulatory Compliance).

Section 3.21 Environmental Matters.

(a) Each of the Company and the PCs has not, in a manner that could give rise to Liability under applicable Laws, released any Hazardous Materials in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by such Person and, to the Knowledge of the Company, (A) Hazardous Materials are not otherwise present at or affecting any such properties or facilities, or at any other location, that could reasonably be expected to result in Liability to or otherwise adversely affect such Person and (B) there is no reasonable basis for any Environmental Claim against it or any Liability or obligation of it under any Environmental Laws.

(b) Each of the Company and the PCs has not retained or assumed, either contractually or, to the Knowledge of the Company, by operation of Law, any Liabilities or obligations that could reasonably be expected to form the basis of any claim under any Environmental Laws or regarding any Hazardous Materials against such Person.

Section 3.22 Insurance. Section 3.22 of the Disclosure Schedule sets forth a complete and accurate list of each insurance policy maintained by or on behalf of each of the Company and the PCs (the “Insurance Policies”) including the name of each Insurance Policy together with the policy number, type, amount of coverage, carrier and annual premium. Each of the Company and the PCs has not reached or exceeded its policy limits for any Insurance Policies in effect at any time during the past five (5) years. Each of the Company and the PCs is not in default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. There is no claim by the Company or a PC pending or, to the Company’s Knowledge, contemplated, under any of such Insurance Policies as to which the Company has not yet notified the carrier, coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights. Each of the Company and the PCs has never maintained, established, sponsored, participated in or contributed to any self-insurance plan. The Company has Made Available to Buyer a true, correct and complete copy of each Insurance Policy, together with information regarding any claims submitted for each Insurance Policy during the three (3) year period ending on the date of this Agreement.

Section 3.23 Material Customers and Suppliers. Section 3.23 of the Disclosure Schedule sets forth (a) the twenty (20) largest customers of the Company and the PCs on a consolidated basis, based on revenue recognized by the Company and the PCs in each of the fiscal years ended 2019 and 2020 (each, a “Material Customer”) and (b) the twenty (20) largest vendors and suppliers to the Company and the PCs on a consolidated basis, based on amounts paid by the Company and the PCs from all products and services received from such supplier in each of the fiscal years ended 2019 and 2020 (each, a “Material Supplier”). Each of the Company and the PCs has not received any written, or to the Knowledge of the Company, oral, indication from a Material Customer or Material Supplier to the effect that such customer may (a) reduce materially its business with such Person from the levels achieved during the periods set forth above, or (b) materially and adversely modify existing Contracts with such Person. Since the date of the Balance Sheet, no Material Customer or Material Supplier has terminated its relationship with the Company, a PC or, to the Knowledge of the Company, indicated in writing its intention to do so. Each of the Company and the PCs is not involved in any material claim, dispute or controversy with any Material Customer or Material Supplier.

Section 3.24 Products and Service Warranties.

(a) No Company Product or other service or product sold, leased, licensed or delivered by the Company or a PC is subject to any guaranty, warranty, right of return, right of credit service level agreement obligation or other indemnity other than (i) the applicable standard terms and conditions of warranty, sale or lease of such Person, which have been Made Available to Buyer, and (ii) manufacturers’ warranties for which such Person does not have any liability.

(b) All Company Products comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Company Products, including consumer product, manufacturing, labeling, quality and safety Laws of the U.S. and each state in which the Company or a PC makes the Company Products available and each other jurisdiction (including foreign jurisdictions) in which the Company or a PC makes the Company Products available, in each case directly or indirectly through any reseller or distributor.

(c) None of the Company Products currently offered by the Company or a PC or in use has been subject to a recall and no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a recall. There are no existing or threatened product liability claims against the Company or a PC for Company Products which are defective and no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a material product liability claim against the Company or a PC for Company Products currently offered by the Company or a PC or in use which are defective. Each of the Company and the PCs has not received any Order from a Governmental Body stating that any Company Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Body.

Section 3.25 Bank Accounts; Powers of Attorney. Section 3.25 of the Disclosure Schedule sets forth a true, complete and correct list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which each of the Company and the PCs has an account or a safe deposit box or other arrangement, the account or other identifying numbers thereof and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. There are no outstanding powers of attorney executed by or on behalf of the Company or a PC.

Section 3.26 Related Party Transactions. Except as set forth in Section 3.26 of the Disclosure Schedule, no officer, director, equityholder or Affiliate of each of the Company and the PCs or, to the Knowledge of the Company, any relative of such an officer, director, equityholder or Affiliate (each of the foregoing, a “Related Party”) (i) is a party to any Contract or other business relationship with such Person, (ii) to the Knowledge of the Company, has any direct or indirect financial interest in, or is an officer, director, manager, employee, founder or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of such Person or (B) any other entity in any business arrangement or relationship with such Person (provided, however, the passive ownership of securities listed on any national securities exchange representing less than two percent (2%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person), (iii) has any interest in any property, asset or right used by such Person or necessary for its business, (iv) has outstanding any Indebtedness owed to such Person or (v) has received any funds from such Person since the date of the Balance Sheet, except for employment-related compensation received in the ordinary course of business consistent with past practice. Each of the Company and the PCs does not have any Liability of any nature whatsoever to any Related Party (provided, however, such representation and warranty is made to the Knowledge of the Company with respect to relatives), except for employment-related Liabilities and obligations incurred in the ordinary course of business consistent with past practice.

Section 3.27 Brokers and Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or a PC. As of the date of this Agreement, each of the Company and the PCs is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any proposal to acquire the Company or a PC, any material portion of their assets or securities or any other substantially similar transaction.

Section 3.28 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the related portions of the Disclosure Schedule) and the Transaction Documents, none of the Sellers, the Company, the PCs or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or the PCs, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or the PCs furnished or Made Available to Buyer and its Representatives (including any information, documents or materials Made Available to Buyer in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

Article 4
Representations and Warranties of Blocker

Except as set forth in the Disclosure Schedule, Blocker represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date:

Section 4.1 Corporate Matters.

(a) Blocker is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Blocker has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now being, or proposed to be, conducted. Blocker is duly qualified to do business as a foreign corporation and is in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership, leasing and use of its properties and assets, or the conduct of business as now conducted, requires it to qualify, a list of which is set forth in Section 4.1(a) of the Disclosure Schedule. Blocker has Made Available to Buyer a true and complete copy of the Organizational Documents of Blocker, including its Certificate of Incorporation and Bylaws, each as amended to date, and each such instrument is in full force and effect. Blocker is not in violation of the provisions of the Organizational Documents of Blocker.

(b) The minute books of Blocker contain true, complete and correct records of all meetings and other actions its stockholders, board of directors and any committees thereof. The capitalization records of Blocker and are true, complete and correct and reflect all issuances, transfers, repurchases and cancellations of equity interests of Blocker. Blocker has Made Available to Buyer true, complete and correct copies of (i) all minute books (containing the records of meetings of its stockholders, board of directors and any committees thereof) of Blocker, (ii) all equity record books of Blocker and (iii) any similar records or documents of Blocker. Blocker has not had any prior names and since its date of formation has not conducted business under any name other than its current name.

(c) Since incorporation, except for (i) the negotiation, execution, delivery and performance of this Agreement and (ii) acquiring and holding (directly or indirectly) Company Interests, Blocker has not carried on any business, employed any Persons or retained any consultants or other service providers or conducted any activities or operations and Blocker has been operated solely as a holding company for the exclusive purpose of holding Company Interests. Except for owning Company Interests, Blocker has never owned any other equity interests of any Person or any assets. Other than with respect to its obligations arising under this Agreement, Blocker does not have any Liabilities and has never incurred any Indebtedness. As of immediately prior to the Closing Blocker will hold no assets except for Company Interests.

Section 4.2 Authorization. Blocker has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is, or at or prior to the Closing will be, a party (the “Blocker Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Blocker Documents by Blocker and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the other Blocker Documents. This Agreement has been, and each of the other Blocker Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by Blocker, and assuming that this Agreement and each of the other Blocker Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the other Blocker Documents when so executed and delivered will constitute, a legal, valid and binding obligation of Blocker, enforceable against it in accordance with their respective terms, except as enforceability may be affected by the Enforceability Exceptions.

Section 4.3 Non-Contravention.

(a) The execution, delivery and performance of this Agreement and each of the Transaction Documents by Blocker and the consummation of the transactions contemplated hereby and thereby, or compliance by Blocker with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice, consent or waiver under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any material properties or assets of Blocker under, give rise to any right of termination, cancellation, modification or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of Blocker to make any payment under, any provision of (i) the Organizational Documents of Blocker, (ii) any material Contract of Blocker, (iii) any outstanding settlement or Order applicable to Blocker or any of the properties or assets of Blocker or (iv) any applicable Law to which Blocker is subject.

(b) No authorization of, registration, declaration or filing with, or notification to, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Documents by Blocker or the consummation by Blocker of any other transaction contemplated hereby or thereby.

Section 4.4 Capitalization. The Blocker Stock is held by Blocker Seller in the amounts set forth in the Company Closing Statement and in Section 4.4 of the Disclosure Schedule, which further sets forth for Blocker Seller (i) the number and class or series of Blocker Stock held and (ii) the domicile addresses of record of Blocker Seller. Upon the consummation of the Closing, Buyer will be the beneficial owner of all of the capital stock of Blocker, free and clear of all Liens. As of the date hereof, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which Blocker is a party or which are binding upon Blocker providing for the issuance or redemption of Blocker Stock or any other equity interest in Blocker. No holder of Indebtedness of Blocker has any right to convert or exchange such Indebtedness for Blocker Stock or any other equity interest in Blocker. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Blocker. There are no agreements among other parties to which Blocker is not a party and by which it is not bound, with respect to the voting (including, without limitation, voting trusts or proxies) or sale or transfer (including, without limitation, agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Blocker. All of the Blocker Stock has been issued in compliance with all applicable Laws.

Section 4.5 Ownership. Blocker is the record and beneficial owner of, and has good and valid title, free and clear of any Liens (other than any transfer restrictions arising under applicable securities Laws or under the Organizational Documents of Blocker), to, those Company Interests set forth opposite Blocker’s name on Section 3.4(a) of the Disclosure Schedule.

Section 4.6 Tax Matters.

(a) Except as set forth in Section 4.6(a) of the Disclosure Schedule, all Tax Returns of Blocker required to be filed on or before the Closing Date have been timely filed in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. Blocker has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). No claim has ever been made by a Governmental Body in a jurisdiction where Blocker does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. Blocker has not requested an extension of time within which to file any Tax Return which has not since been filed. Blocker has Made Available to Buyer true and complete copies of all Tax Returns for each of the taxable years and periods for the which the applicable statute of limitations period has not expired. Blocker has no obligations for Taxes arising since December 31, 2020 outside the ordinary course of business.

(b) All Taxes that Blocker is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder or other Person, have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Body or, to the extent not yet due and payable, are held in separate bank accounts for such purpose. No power of attorney has been granted by or with respect to Blocker with regard to any matters relating to Taxes that is currently in effect.

(c) Blocker has not been the subject of any federal, state, local or foreign audit or other Proceeding, nor received written notice from any Governmental Body that any such audit or other Proceeding is pending, threatened or contemplated. No deficiency for any amount of Tax has been asserted or assessed in writing by a Governmental Body against Blocker and no such assessment or asserted Tax has been threatened in writing. Blocker has not granted nor have they been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency.

(d) Blocker is not a party to any agreements that, as a result in whole or in part of this Agreement or the transactions contemplated by this Agreement, would result in any excise Tax on parachute payments under the Code, loss of deductibility of any payment for Tax purposes, or imposition of any Tax withholding obligations.

(e) Blocker is, and at all times since its formation has been, taxable as a corporation for U.S. federal income tax purposes and has used the accrual method of accounting for income Tax purposes.

(f)   Blocker is not a party to, is bound by or has any obligation under any agreement relating to the sharing, allocation or payment of or indemnity for, any Taxes (excluding any Contracts entered into in the ordinary course of business and not primarily related to Taxes). Blocker is not, nor has it ever been, a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), and Blocker has no Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise.

(g) To the extent required by applicable Law, Blocker has timely filed all reports and have created or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any comparable provisions of any foreign Tax law).

(h) Blocker has not distributed stock or shares of another entity, and Blocker has not had its shares or stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(i)   Blocker is not a party to any joint venture, partnership, contract or other arrangement that is treated as a partnership for Tax purposes, except the Company. Blocker is not, nor has it ever been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

(j)   Section 4.6(j) of the Disclosure Schedule sets forth the amounts of net operating loss and credit carryovers, if any, of Blocker, and the dates on which such carryovers expire. Except for the transactions contemplated hereby, the use of such net operating loss or credit carryovers is not subject to limitations imposed by Section 382, Section 383 or Section 384 of the Code (or any similar provision of state, local or non-U.S. Law). Blocker has Made Available to Buyer true and complete copies of all studies, analyses, memoranda, opinions or reports relating to the net operating loss and credit carryovers, if any, of Blocker and any limitations imposed thereon by Section 382, Section 383 or Section 384 of the Code (or any similar provision of state, local or non-U.S. Law).

(k) There are no Liens for Taxes on any assets of Blocker except for Permitted Liens.

(l)   Blocker has not (i) made any election to defer, extend or delay the payment of any payroll Taxes under the CARES Act or (ii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act or the Economic Aid Act.

(m) Blocker is not required to make any adjustment (nor has any Governmental Body proposed in writing any such adjustment) pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) for any taxable period ending after the Closing Date as a result of a change in accounting method. Blocker will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iii) installment sale made prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (vi) use of an improper method of accounting for a taxable period on or prior to the Closing Date, or (vii) interest held by the Blocker in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Sections 951 or 951A of the Code. Blocker does not have any requests (or is the subject of any requests) for rulings or special Tax incentives pending with any Governmental Body.

(n) Blocker is not nor has been, a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2)

(o) The Blocker Stock is not a “covered security” within the meaning of Section 6045(g) of the Code.

Section 4.7 Litigation. There is no pending or threatened Proceeding against Blocker and there are no settlements or Orders outstanding against Blocker which would, individually or in the aggregate, reasonably be expected to (a) impair the ability of Blocker to enter into or perform its obligations under the Blocker Documents or (b) prevent, impede or delay the consummation of the transactions contemplated hereby and thereby.

Section 4.8 Brokers and Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of Blocker.

Section 4.9 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the related portions of the Disclosure Schedule) and the Transaction Documents, neither Blocker nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Blocker, including any representation or warranty as to the accuracy or completeness of any information regarding Blocker furnished or Made Available to Buyer and its Representatives.

Article 5
Representations and Warranties of the Sellers

Except as set forth in the Disclosure Schedule, each Seller, severally as to himself, herself, or itself and not jointly with any other Person, represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date:

Section 5.1 Organization. If such Seller is a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other similar entity, such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and such Seller has all requisite power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets, including the Company Interests or Blocker Stock held by such Seller, and to carry on its businesses as now being, or proposed to be, conducted.

Section 5.2 Authorization. Such Seller has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is, or at or prior to the Closing will be, a party (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If such Seller is a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other similar entity, the execution, delivery and performance of this Agreement and each of the Seller Documents by such Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the other Seller Documents. This Agreement has been, and each of the other Seller Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by such Seller, and assuming that this Agreement and each of the other Seller Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the other Seller Documents when so executed and delivered will constitute, a legal, valid and binding obligation of such Seller, enforceable against it in accordance with their respective terms, except as enforceability may be affected by the Enforceability Exceptions.

Section 5.3 Non-Contravention.

(a) The execution, delivery and performance of this Agreement and each of the Transaction Documents by such Seller and the consummation of the transactions contemplated hereby and thereby, or compliance by such Seller with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice, consent or waiver under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any material properties or assets of such Seller under, give rise to any right of termination, cancellation, modification or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of such Seller to make any payment under, any provision of (i) any material Contract of such Seller, (ii) any outstanding settlement or Order applicable to such Seller or any of the properties or assets of such Seller, (iii)  any applicable Law to which such Seller is subject and (iv) if such Seller is a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other similar entity,  the Organizational Documents of such Seller.

(b) No authorization of, registration, declaration or filing with, or notification to, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Documents by such Seller or the consummation by such Seller of any other transaction contemplated hereby or thereby.

Section 5.4 Ownership. Such Seller (a) is the record and beneficial owner of, and has good and valid title, free and clear of any Liens (other than any transfer restrictions arising under applicable securities Laws or under the Organizational Documents of the Company), to the Company Interests set forth opposite such Seller’s name on the Company Closing Statement and on Section 3.4(a) of the Disclosure Schedule and the Blocker Stock set forth opposite such Seller’s name on the Company Closing Statement and on Section 4.4 of the Disclosure Schedule and (b) has full power and authority to sell, convey, assign, transfer and deliver such Company Interests and Blocker Stock as provided in this Agreement. Other than the Organizational Documents of the Company, there are no agreements to which such Seller is a party or by which such Seller is bound with respect to the voting (including, without limitation, voting trusts or proxies), registration under any applicable securities Law, or sale or transfer (including, without limitation, agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any of the Company Interests or Blocker Stock. As of the date hereof, such Seller does not directly own any equity interests in Buyer or its Affiliates.

Section 5.5 Litigation. There is no pending or threatened Proceeding against such Seller and the are no settlements or Orders outstanding against such Seller which would, individually or in the aggregate, reasonably be expected to (a) impair the ability of such Seller to enter into or perform its obligations under the Seller Documents or (b) prevent, impede or delay the consummation of the transactions contemplated hereby and thereby.

Section 5.6 Securities Laws.

(a) Such Seller has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the receipt of Shares at Closing. Such Seller is fully aware of (i) the significant degree of risk involved with the acquisition of Shares, including the risks disclosed in the sections entitled “Risk Factors” in the SEC Reports, (ii) the contractual restrictions on the Shares contained herein, and (iii) the Tax consequences of acquiring Shares pursuant to the terms hereof, and has the ability to bear the economic risk of its investment in the Shares, including complete loss of the investment.

(b) Such Seller is acquiring Shares at Closing for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same, except, in each such case, in compliance with the Securities Act. Such Seller understands that the issuance of the Shares pursuant to the terms hereof, have not been registered under the Securities Act or under any state securities Laws, and are being issued to such Seller in reliance upon specific exemptions from the registration provisions of the Securities Act and other applicable securities Laws, which exemptions depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein.

(c) Such Seller acknowledges that, as of the date hereof, it has had the opportunity to review the SEC Reports and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of Buyer concerning the terms and conditions of this Agreement and the transactions contemplated hereby and the Shares and the merits and risks of investing in Buyer, (ii) access to information about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, (iii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and (iv) the opportunity to ask questions of management of Buyer. Such Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of Shares at Closing.

(d) Such Seller is not acquiring Shares pursuant to the terms hereof as a result of any general solicitation or general advertisement.

(e) Except as otherwise disclosed to Buyer prior to the Closing, Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

(f)   Such Seller understands that the Shares it receives pursuant to the terms hereof are “restricted securities” as defined in Rule 144 promulgated under the Securities Act inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such Laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances. Such Seller acknowledges that the Shares it receives pursuant to the terms hereof must be held indefinitely unless a sale of such securities is subsequently registered under the Securities Act or an exemption from such registration is available. Such Seller is aware of the provisions of Rule 144 promulgated under the Securities Act, which rules permit the limited resale of securities purchased in a private placement or securities owned by certain Persons subject to the satisfaction of certain conditions.

(g) Other than consummating the transactions contemplated hereby, such Seller has not, nor has any Person acting on behalf of or pursuant to any understanding with such Seller, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of Buyer during the period commencing as of the time that such Seller first received a term sheet (written or oral) from Buyer or any other Person representing Buyer setting forth the material terms of the transactions contemplated hereby and ending immediately prior to the execution hereof. Other than to the other Parties or to such Seller’s Representatives, including its legal and other advisors, such Seller has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this Agreement). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future, except as provided in Section 7.8(a) hereof.

Section 5.7 Brokers and Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf such Seller.

Section 5.8 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the related portions of the Disclosure Schedule) and the Transaction Documents, no Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of such Seller, including any representation or warranty as to the accuracy or completeness of any information regarding such Seller furnished or Made Available to Buyer and its Representatives.

Article 6
Representations and Warranties of Buyer

Except as set forth in the disclosure schedule supplied by Buyer to Seller Representative, dated as of the date hereof (the “Buyer Disclosure Schedule”), Buyer represents and warrants to the Sellers as follows as of the date hereof and as of the Closing Date:

Section 6.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as would not have a Buyer Material Adverse Effect, Buyer has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now being, or proposed to be, conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership, leasing and use of its properties and assets, or the conduct of business as now conducted, requires it to qualify, except where the failure to be so qualified and in good standing would not have a Buyer Material Adverse Effect.

Section 6.2 Authorization. Buyer has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is, or at or prior to the Closing will be, a party (the “Buyer Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other applicable Buyer Document by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement and each other Buyer Document. This Agreement has been, and each of the other Buyer Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by Buyer and assuming that this Agreement and each of the other Buyer Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the other Buyer Documents when so executed and delivered will constitute, a legal, valid and binding obligation of Buyer enforceable against it in accordance with their respective terms, except as enforceability may be affected by the Enforceability Exceptions.

Section 6.3 Non-Contravention.

(a) The execution, delivery and performance of this Agreement and each of the Transaction Documents by Buyer and the consummation of the transactions contemplated hereby and thereby, or compliance by Buyer with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice, consent or waiver under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any material properties or assets of Buyer under, give rise to any right of termination, cancellation, modification or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of Buyer to make any payment under, any provision of (i) the Organizational Documents of Buyer, (ii) any material Contract of Buyer, (iii) any outstanding settlement or Order applicable to Buyer or any of the properties or assets of Buyer or (iv)  any applicable Law to which Buyer is subject, except, in the case of the preceding clauses (ii), (iii) and (iv), to the extent that any such violation would not have a Buyer Material Adverse Effect.

(b) No authorization of, registration, declaration or filing with, or notification to, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Documents by Buyer or the consummation by Buyer of any other transaction contemplated hereby or thereby, except for (i) such authorizations, registrations, declarations, filings and notifications as may be required under applicable securities Laws and the rules and regulations of Nasdaq and (ii) such authorizations, registrations, declarations, filings or notification that, if not obtained or made, would not have a Buyer Material Adverse Effect.

Section 6.4 Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 500,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of March 24, 2021, 76,773,380 Shares were issued and outstanding, 0 Preferred Shares were issued and outstanding, warrants to purchase 12,849,992 Shares were outstanding, options to purchase 1,539,319 Shares were outstanding and 5,951,199 restricted stock units were outstanding.

Section 6.5 Shares. The Shares issuable to the Seller pursuant to the terms hereof will, when issued and delivered in accordance with the terms hereof, be duly authorized, validly issued, fully paid and non-assessable and, assuming the accuracy of the representations and warranties made by the Sellers, issued in compliance with all applicable securities Laws.

Section 6.6 Funds. At the Closing, Buyer will have sufficient funds to satisfy its obligations pursuant to Section 2.5(b).

Section 6.7 SEC Reports.

(a) Buyer has timely filed or furnished, as applicable, all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Buyer with the SEC under the Exchange Act or the Securities Act since October 30, 2020 (collectively, as they have been amended since the time of their filing or being furnished and including all exhibits thereto, the “SEC Reports”). The SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SEC Reports did not at the time they became effective or were filed or furnished with the SEC, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Buyer maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act.

(b) The financial statements and notes thereto contained or incorporated by reference in the SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Buyer as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as otherwise permitted by Form 10-Q under the Exchange Act); and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of footnote disclosures and other presentations items and changes thereto to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Buyer has no off-balance sheet arrangements that are not disclosed in the SEC Reports.

Section 6.8 Litigation. There are no Proceedings pending, or to the knowledge of Buyer, threatened against or otherwise relating to Buyer or any of its Affiliates or any of their respective properties or assets or, to the knowledge of Buyer, any officer or director of Buyer (in their capacities acting on behalf of Buyer and not personally) or any of its Affiliates (in their capacities acting on behalf of Buyer and not personally), before any Governmental Body: (a) challenging or seeking to enjoin, alter or materially delay the transactions contemplated by this Agreement; or (b) that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.9 Broker and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Section 6.10 Investment Purpose. Buyer is acquiring the Company Interests and the Blocker Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that neither the Company Interests nor the Blocker Stock are registered under the Securities Act or any state securities laws, and that the Company Interests and the Blocker Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Company Interests and the Blocker Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 6.11 No Buyer Material Adverse Effect. Since September 30, 2020, there has not been any Buyer Material Adverse Effect.

Section 6.12 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the related portions of the Disclosure Schedule) and the Transaction Documents, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to the Sellers, the Company, Blocker, the PCs or Seller Representative.

Article 7
Covenants

Section 7.1 Conduct of the Business. From the date hereof until the Closing Date or the earlier termination of this Agreement (such period, the “Interim Period”), except as expressly required by this Agreement, as consented to in writing by Buyer or as set forth in Section 7.1 of the Disclosure Schedule, each of the Company and Blocker shall: (a) conduct its business only in the ordinary course of business consistent with past practice, (b) use reasonable efforts to (i) preserve intact its present business operations and organization, including existing relations and goodwill with Governmental Bodies, clients, customers, vendors and suppliers, (ii) retain the services of its present directors, officers, employees, contractors and consultants and (iii) manage its working capital in the ordinary course of business consistent with past practice and (c) not:

(i) (A) amend or propose to amend its Organizational Documents in any manner or (B) split, combine, recapitalize or reclassify its stock, membership interests or other equity interests;

(ii)   issue, deliver, sell, pledge, transfer or dispose of, or agree to issue, sell, deliver, pledge, transfer or dispose of, any of its stock, membership interests or other equity interests or issue any of its stock, membership interests or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued stock, membership interests or other equity interests (other than this Agreement and the Transaction Documents), or grant any stock appreciation or similar rights;

(iii) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its outstanding stock, membership interests or other equity interests or declare, set aside or pay any dividend or make any other distribution to any Person in respect of any of its stock, membership interests or other equity interests;

(iv) acquire (by merger, consolidation or acquisition of stock or assets, or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, other than purchases of assets in the ordinary course of business consistent with past practice;

(v) sell, lease, license, transfer, abandon, allow the loss or lapse of or otherwise dispose of or subject to any Lien other than Permitted Liens any property or assets having a value in excess of $25,000 individually or $50,000 in the aggregate, in each case, other than sales of assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts Made Available to Buyer;

(vi) sell, license, pledge or otherwise dispose of or encumber any IP or IP Rights owned, used or held for use by the Company in the conduct of its business except for non-exclusive licenses or sublicenses of IP or IP Rights in the ordinary course of business consistent with past practice pursuant to the Company’s standard form of customer Contract (the form of which has been Made Available to Buyer), or permit any Company IP that is Registered IP to lapse, expire or be abandoned;

(vii) amend or waive any material rights under or terminate (except for a termination resulting from the expiration of a Contract in accordance with its terms) any Material Contract or enter into any new Contract that would be a Material Contract if entered into prior to the date hereof;

(viii) (A) permit the creation of any encumbrance with respect to the Company Property, (B) fail to exercise any right of renewal with respect to any Real Property Lease or take any action under any Real Property Lease which could reasonably be expected to result in a material default under such Real Property Lease or the termination of such Real Property Lease, (C) execute any sublease with respect to the Company Property or (D) fail to maintain the Company Properties in materially the same condition as they were on the date of this Agreement, reasonable wear and tear excepted;

(ix) enter into any Contract that provides for aggregate payments to or from the Company or Blocker in excess of $100,000 (other than Contracts providing for payments to clinicians in the ordinary course of business consistent with past practice);

(x) make any loans, advances or capital contributions to or investments in any other Person or otherwise incur or guarantee any Indebtedness other than loans, advances or capital contributions by the Company or Blocker to any employee in connection with travel, entertainment and related business expenses or other customary out-of-pocket expenses in the ordinary course of business consistent with past practice;

(xi) commit or authorize any commitment to make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate or defer any capital expenditures specified in the capital budget of the Company;

(xii) take any action to materially change the strategy or conduct of the Company’s business with respect to the sale and pricing of the Company Products and services (including with respect to the proportional mix of the Company Products and services being sold) except in the ordinary course of business consistent with past practice;

(xiii) make any change in any method of accounting or auditing practice, (including procedures with respect to revenue recognition, gross margin, payments of accounts payable and collection of accounts receivable) other than changes required as a result of changes in GAAP or applicable Law;

(xiv) enter into any partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(xv) except to the extent required by any Plan, (A) grant any increase in the compensation or benefits payable or to become payable to any current or former director, officer, employee, contractor or consultant of the Company or Blocker (except for increases in the ordinary course of business with respect to non-management individuals earning less than $100,000 in total direct compensation), (B) grant any such individual any bonus, equity or equity-based compensation, retention, severance, change in control or similar rights, (C) terminate, modify or adopt any Plan (or any arrangement that would constitute a Plan, if adopted), (D) commence or terminate the employment, change the title, office or position or materially alter the responsibilities of any director, officer, employee, contractor or consultant of the Company (except for terminations for cause or actions taken in the ordinary course of business or the payment of accrued or earned but unpaid bonuses with respect to non-management individuals earning less than $100,000 in total direct compensation), (E) accelerate the timing of payment or vesting of any compensation or benefits, (F) implement any employee layoffs in violation of WARN, (G) negotiate or enter into any collective bargaining agreement or other contract with any labor organization, union or employee organization relating to any employee of the Company or (H) waive, release, limit or condition any Restrictive Covenant obligation of any current or former employee, director or other individual service provider of the Company;

(xvi) (A) settle or commence any Proceeding or (B) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any Liability, claim or litigation;

(xvii)   change or modify its credit, collection or payment policies, procedures or practices, including accelerating collections or receivables (whether or not past due) or failing to pay or delaying payment of payables or other Liabilities;

(xviii) (A) make, change or rescind any Tax election, (B) change any annual Tax accounting period, (C) adopt or change any method, policy or practice of Tax accounting, (D) file any amended Tax Return, (E) request, waive or consent to any extension or waiver of the limitations period applicable to the assessment, determination or collection of any Taxes, (F) settle, resolve or otherwise dispose of any material claim or Proceeding relating to Taxes (other than the timely payment of Taxes in the ordinary course of business consistent with past practice), (G) enter into any closing agreement affecting any Tax liability or refund, (H) file any request for rulings or special Tax incentives with any Governmental Body or (I) take, or cause or permit any other Person to take, any action or actions which could, individually or in the aggregate, (1) increase the Liability for Taxes of Buyer or any of its Affiliates (including, after the Closing, Blocker or the Company) or (2) result in, or change the character of, any income or gain that Buyer or any of its Affiliates (including, after the Closing, Blocker or the Company) must report on any Tax Return;

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or make any material reductions in force;

(xx)   take any other actions that would have a Material Adverse Effect; or

(xxi) authorize, commit or agree to take any action described in this Section 7.1.

Section 7.2 Notification of Certain Matters. During the Interim Period, the Company shall promptly notify Buyer of (a) any notice or other communication received by the Company, Blocker, the Sellers, Seller Representative or a PC from any Governmental Body in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any Proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company, Blocker, the Sellers, Seller Representative or a PC that relate to the transactions contemplated by this Agreement, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused any representation or warranty made by the Company, Blocker or the Sellers contained in this Agreement to be untrue or inaccurate in any material respect or that would render any condition set forth in Section 8.2(a) incapable of being satisfied (whether or not curable), (d) any failure of the Company, Blocker, the Sellers, Seller Representative or their respective Representatives to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder and (e) any Material Adverse Effect. For the avoidance of doubt, the delivery of any notice pursuant to this Section 7.2 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement, (ii) limit the remedies available to the Buyer Indemnified Parties or (iii) constitute an acknowledgment or admission of breach of this Agreement.

Section 7.3 Access.

(a) During the Interim Period and subject to applicable Laws, Buyer shall be entitled, through its Representatives, to have such access to the properties, businesses, operations and personnel of the Company and Blocker and such examination of the books, records and financial condition of the Company and Blocker as it reasonably requests and to make extracts and copies of such books and records. Any such access and examination shall be conducted upon reasonable prior notice during regular business hours and under reasonable circumstances and in a manner that does not unreasonably interfere with the normal operations of the Company or Blocker and in compliance with all Laws and Orders regarding COVID-19, and the Company and Blocker shall, and shall cause their Representatives to, cooperate with Buyer and its Representatives in connection with such investigation and examination. Notwithstanding anything to the contrary herein, no such access or examination shall be permitted to the extent that it would require the Company or Blocker to disclose information subject to attorney-client privilege solely to the extent that the disclosure of such information would, in the reasonable and good faith judgment of the Company’s outside counsel, violate such attorney-client privilege; provided, however, the Company shall promptly notify Buyer of such circumstance and use reasonable efforts to seek alternative means to disclose such information as completely as possible without adversely affecting such attorney-client privilege.

(b) The information provided pursuant to this Section 7.3 will be governed by the Confidentiality Agreement, the confidentiality terms of which are incorporated herein by reference. Effective upon the Closing, the terms of the Confidentiality Agreement which place confidentiality obligations on Buyer, its Affiliates and Representatives will terminate.

Section 7.4 No Shop.

(a) During the Interim Period, each of the Company Blocker, the Sellers and Seller Representative shall not, and shall not permit any of its Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving an Acquisition Proposal, other than the transactions contemplated by this Agreement, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, employees, properties or assets of the Company or Blocker in connection with an Acquisition Proposal or (iv) otherwise consent to, or cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) During the Interim Period, each of the Company, Blocker, the Sellers and Seller Representative shall notify Buyer orally and in writing promptly (but in no event later than twenty-four (24) hours) after receipt by such Party, or any of its Representatives of any Acquisition Proposal from any Person, other than Buyer, or any request for non-public information relating to the Company or Blocker or for access to the properties, books or records of the Company or Blocker by any Person, other than Buyer, its Affiliates or its Representatives. Any such notice of an Acquisition Proposal shall include the name of the proposed purchaser, the dollar amount, if any, of the purchase price of the Acquisition Proposal, the type of consideration, any material contingencies and any other material terms and provisions thereof.

(c) Each of the Company, Blocker, the Sellers and Seller Representative shall (and shall cause their respective Representatives to), immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer, its Affiliates or its Representatives) conducted heretofore with respect to any Acquisition Proposal. During the Interim Period, the Company, Blocker, the Sellers and Seller Representative shall not release any third party from the confidentiality and standstill provisions of any agreement to which the Company or Blocker is a party.

Section 7.5 Publicity; Confidentiality.

(a) No press release or other public announcement or comment pertaining to the transactions contemplated by this Agreement will be made by or on behalf of the Company, Blocker, any Seller, Seller Representative or any of their respective Representatives, without the express prior written approval of Buyer.

(b) Each Party agrees that this Agreement, the other Transaction Documents and the terms and conditions set forth herein and therein shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement and the other Transaction Documents shall not be publicly filed or otherwise made available to the public, except (i) where such disclosure, availability or filing, upon the advice of outside counsel, is required by applicable Law (including the periodic reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities exchange on which the securities of Buyer are listed, and (ii) as otherwise agreed by each of Buyer and the Seller Representative. In the event that any such disclosure, availability or filing is required by applicable Law (other than any filing required by the Exchange Act or the Securities Act), each Party agrees to use reasonable efforts to obtain “confidential treatment” or similar treatment of this Agreement and the other Transaction Documents and to redact such terms of this Agreement and the other Transaction Documents that Buyer or the Seller Representative reasonably requests.

Section 7.6 Regulatory Filings; Efforts.

(a) Each of the Parties shall promptly following the date hereof: (i) make or cause to be made all filings and submissions under any Laws or regulations applicable to it required for the consummation of the transactions contemplated hereby, (ii) coordinate and cooperate with the other in exchanging such information and providing such assistance as the other may reasonably request in connection with all of the foregoing, (iii) supply any additional information and documentary material that may be requested in connection with such filings and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith and (iv) use reasonable efforts to obtain all approvals, consents or other authorizations from any Governmental Body.

(b) Without limiting the foregoing, the Company and the Sellers shall furnish to Buyer as soon as practically possible after the Closing Date, and in any event (i) no later than five (5) Business Days after the Closing Date, true and complete copies of any audited financial statements (which shall be accompanied by an unqualified auditor’s report) and any unaudited financial statements, in each case, that are required to be included under Item 2.01 and 9.01 of Form 8-K in connection with a Current Report on Form 8-K to be filed by Buyer under the Exchange Act as a result of the consummation of the transactions contemplated hereby and (ii) no later than five (5) Business Days after the Closing Date, sufficient financial information to make pro forma adjustments to such financial statements that are necessary to reflect the consummation of the transactions contemplated hereby and, by the date the Current Report on Form 8-K referenced in clause (ii) is filed, any consents of the Company’s independent auditor required under the Securities Act or the Exchange Act in connection with the filing of such Current Report on Form 8-K.

(c) Each of the Parties shall: (i) promptly notify each other of any oral or written communication received from any Governmental Body and (ii) subject to applicable Law, furnish the other Parties copies of all correspondence, filings, applications, submissions, notifications, documents and communications (and memoranda setting forth substance thereof) between them on one hand, and any Governmental Body on the other hand, with respect to this Agreement, including advanced drafts thereof and the reasonable opportunity to comment on them. Except as may be prohibited by any Governmental Body and applicable Law, each of the Company, Blocker, Buyer and the Sellers will consult and cooperate with the other, and will consider in good faith, the views of the other Party, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any investigation or Proceeding under or relating to Antitrust Regulations and to the extent permitted by any such Governmental Body, each such Party will permit authorized Representatives of the other Party to be present at each meeting or teleconference relating to any investigation or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such investigation or Proceeding; provided, however, that nothing herein will preclude Buyer from participating in discussions with a Governmental Body without participation by the Company, Blocker or any Seller where the discussions are initiated by the Governmental Body, or where the subject matter in the reasonable judgment of Buyer cannot be effectively discussed in the presence of Company, Blocker or such Seller. Notwithstanding anything to the contrary contained herein, Buyer shall have the sole right to devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry or investigation, for defending any lawsuit challenging this Agreement and for leading all meetings and communications with any Governmental Body that has authority to enforce Antitrust Regulations. Each of the Parties shall not be obligated by this Section 7.6 to disclose any confidential or commercially sensitive information with another Party and may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 7.6 as “outside-counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving Party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers or directors of the receiving party without the advance written consent of the Party supplying such materials or information.

(d) Notwithstanding anything to the contrary herein, nothing shall require Buyer to offer, negotiate, commit to effect or otherwise take any action, by consent decree, hold separate order or otherwise, including but not limited to (i) the sale, divestiture, license, hold separate or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Buyer and its Affiliates, on the one hand, and the Company and Blocker, on the other hand, (ii) any other restrictions on the activities of Buyer and its Affiliates, on the one hand, and the Company and Blocker, on the other hand, (iii) changing or modifying any course of conduct or otherwise making any commitment (to any Governmental Body or otherwise) regarding future operations of Buyer or the Company’s business or (iv) contest, defend or appeal any Proceeding, whether judicial or administrative, or prevent the initiation thereof, by any Governmental Body under Antitrust Regulations challenging this Agreement or the consummation of the transactions contemplated hereby.

(e) Notwithstanding anything to the contrary herein, this Section 7.6 shall not apply to any matters relating to Taxes.

Section 7.7 Director and Officer Liability and Indemnification.

(a) From and after the Closing, Buyer shall cause the Company to comply with the obligations of the Company pursuant to any indemnification provisions under the Organizational Documents of the Company as in effect on the date hereof between the Company, on the one hand, and any of its current or former directors and officers (collectively, the “D&O Indemnitees”), on the other hand, in each case, solely to the extent any such agreement is set forth in Section 7.7 of the Disclosure Schedule, with respect to acts or omissions by them in their capacities as such at any time at or prior to the Closing.

(b) The Company shall procure a six (6) year “tail” directors’ and officers’ liability insurance policy covering acts or omissions occurring prior to the Closing Date with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, that such “tail” policy shall provide such coverage for six (6) years from the Closing Date and shall be obtained from the Company’s current insurance company or another reputable insurance company reasonably satisfactory to Buyer (such policy, the “D&O Tail Policy”); provided, further, that the costs associated with the D&O Tail Policy shall be Transaction Costs.

(c) This Section 7.7 shall survive the Closing, is intended to benefit and may be enforced by the D&O Indemnitees, and shall be binding on all successors and permitted assigns of Buyer and the Company.

(d) Notwithstanding the foregoing, no Seller shall have any right of indemnification or contribution against the Company with respect to any breach by such Seller of any of their representations, warranties, covenants or agreements in this Agreement or any Transaction Document, by virtue of any contractual or statutory right of indemnity.

Section 7.8 Transfer Restrictions.

(a) No Seller shall, and such Seller shall cause its Affiliates not to, without the prior written approval of Buyer, directly or indirectly, offer, sell, contract to sell, transfer, assign, pledge, grant any option to purchase, make any Short Sale or otherwise dispose of or distribute (“Transfer”) any Shares received by such Seller pursuant to the terms hereof during the period commencing on the Closing Date and ending on October 30, 2021 other than pursuant to a Permitted Transfer; provided, that each Seller shall be permitted to Transfer a percentage proportion of the Shares received by such Seller pursuant to the terms hereof, prior to October 30, 2021 equal to the percentage proportion of the Shares beneficially owned by SOC Holdings LLC and its Affiliates as of the date hereof that are sold to third parties in a bona fide sale transaction prior to October 30, 2021 (excluding for the avoidance of doubt any Transfers amongst SOC Holdings LLC and any of its Affiliates) (each date upon which such foregoing sale transaction is consummated, an “Early Release Date”); provided, further, that the aggregate number of Shares subject to early release pursuant to this Section 7.8(a) amongst all Sellers shall not exceed $20,000,000, divided by the Trading Price Per Share (such aggregate number, the “Lock-Up Early Release Shares,” and such period, including any applicable early release pursuant to this Section 7.8(a), the “Lock-Up Period”). Buyer shall provide written notice to Seller Representative within one (1) Business Day after receiving notice of any Early Release Date, along with the applicable percentage proportion of the Shares beneficially owned by SOC Holdings LLC and its Affiliates as of the date hereof that are sold to third parties in such sale transaction. In order to permit the Transfer of the Lock-Up Early Release Shares upon the occurrence of an Early Release Date, Buyer shall file a registration statement on the appropriate form registering the resale of the aggregate number of Shares pursuant to the terms of Section 7.8(g). For the avoidance of doubt, Sellers are not entitled to participate in any registration of Shares other than a registration resulting from Section 7.8(g). After the expiry of the applicable Lock-Up Period with respect to any Shares received by a Seller pursuant to the terms hereof, no Seller shall Transfer all or any portion of such Shares except in accordance with (y) an effective registration statement filed under the Securities Act or (z) subject to Section 7.8(c), Rule 144 promulgated under the Securities Act, or any other available exemption from registration under the Securities Act and applicable securities Laws.

(b) Each Seller hereby acknowledges and agrees that each certificate or book-entry share representing the Shares received by such Seller pursuant to the terms hereof, and any securities issued in respect thereof or exchange therefor shall bear a legend substantially in the following form (in addition to any other legend required under applicable securities Laws) and a comparable notation or other arrangement will be made with respect to any uncertificated Shares:

(i) “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES UNDER THE SECURITIES ACT OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”

(ii) “THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT CERTAIN MEMBERSHIP INTEREST AND STOCK PURCHASE AGREEMENT, BY AND AMONG THE ISSUER AND THE OTHER PARTIES THERETO, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.”

(c) Buyer shall, promptly upon the written request of a Seller, and at Buyer’s expense, cause (i) the removal of the legend set forth in Section 7.8(b)(i) from any certificate and any related “stop order” or equivalent restriction on any book-entry share evidencing the Shares received by such Seller pursuant to the terms hereof, provided that such Seller delivers to Buyer (A) such documentation, representations and warranties as may be reasonably requested by Buyer and (B) a customary opinion of counsel (which may be Buyer’s counsel), reasonably acceptable in form and substance to Buyer, that either a registration statement under the Securities Act is then in effect with respect to such Shares, or that such Shares can be freely transferred in a public sale without such a registration statement being in effect, and (ii) the removal of the legend set forth in Section 7.8(b)(ii) from any certificate and any related “stop order” or equivalent restriction on any book-entry share evidencing Shares received by such Seller pursuant to the terms hereof upon the termination or lapse of the restrictions on Transfer set forth in Section 7.8(a). If so requested by a Seller, any certificates subject to legend removal hereunder may be surrendered in exchange for Shares held in book-entry form and shall be transmitted by Buyer’s transfer agent to such Seller through the direct registration system.

(d) Each Seller acknowledges and agrees that, in order to ensure compliance with the restrictions imposed by this Agreement, Buyer may issue to its transfer agent an appropriate “stop order” or equivalent instructions with respect to any Shares received by such Seller pursuant to the terms hereof that are held in book-entry form (and may make appropriate notations to the same effect in its own records).

(e) Buyer shall cause the maximum number of Shares issuable by Buyer to Sellers pursuant to the terms of this Agreement (including the Closing Number of Shares and the number of Shares potentially issuable as payment of the Earnout Amount or the Deferred Payment Amount or both pursuant to Section 2.8(d) hereof) to be approved for listing on Nasdaq, subject to official notice of issuance.

(f) Requisite Buyer Stockholder Approval.

(i) Following the Closing, Buyer shall use reasonable efforts to obtain at its next annual meeting of stockholders, but in no event later than December 31, 2021, the Requisite Buyer Stockholder Approval, including by endorsing its approval with the recommendation of the Board of Directors of Buyer that stockholders vote in favor of the Requisite Buyer Stockholder Approval in the related proxy materials. Unless and until the Requisite Buyer Stockholder Approval is obtained, or is not, in the opinion of counsel to Buyer, required, in no event will the number of Shares issuable as payment, in whole or in part, of the Earnout Amount or the Deferred Payment Amount or both pursuant to Section 2.8(d) hereof, together with all other Shares theretofore issued or reserved for issuance pursuant to this Agreement, exceed nineteen and nine-tenths percent (19.9%) in the aggregate of either (1) Buyer’s issued and outstanding Shares as of the date hereof prior to the issuance or reservation for issuance of the Closing Number of Shares or (2) the total voting power of Buyer’s securities outstanding as of the date hereof prior to the issuance of the Closing Number of Shares that are entitled to vote on a matter being voted on by holders of Shares.

(ii) Each Seller irrevocably and unconditionally agrees that, until immediately following the time at which the Requisite Buyer Stockholder Approval is obtained, it shall, at any meeting of the stockholders of Buyer (whether annual or special and whether or not an adjourned or postponed meeting), however called, for the purpose of voting on a proposal for the Requisite Buyer Stockholder Approval, attend such meeting (in person or by proxy) or otherwise cause the Shares then-owned by such Seller, to be counted as present thereat for purpose of establishing a quorum, and to vote, or cause to be voted at such meeting, in favor of (“for”) any proposal made, proposed and recommended by the Board of Directors of Buyer for the Requisite Buyer Stockholder Approval; provided, however, that nothing herein shall require Seller to vote in favor of any other proposal made, proposed or recommended by the Board of Directors of Buyer at any such meeting. If any Seller is the beneficial owner, but not the holder of record, of any Shares eligible to vote at such a meeting, such Seller agrees to take all actions necessary to cause the holder of record and any nominees to vote all of such Shares at such meeting in accordance with this Section 7.8(f)(ii).

(g) Resale Registration.

(i) (A) Buyer shall, within 30 calendar days after the Closing (the “Initial Filing Date”), prepare and file with (or confidentially submit to) the SEC (at Buyer’s sole cost and expense) a registration statement on an appropriate form registering the resale of the Closing Number of Shares issued at Closing (the “Initial Registration Statement”), and Buyer shall use its reasonable efforts to have the Initial Registration Statement declared effective as soon as practicable following the consummation by Buyer of a public offering of Shares, but no later than September 30, 2021 (the “Initial Effectiveness Date”); provided, however, that Buyer’s obligations to include such Shares in the Initial Registration Statement are contingent upon each Seller acquiring Shares at the Closing furnishing in writing to Buyer the information set forth in the Seller Questionnaire in the form attached hereto as Exhibit G prior to the Closing, and each such Seller shall promptly execute and deliver such additional documents in connection with such registration as Buyer may reasonably request that are customary of a selling stockholder in similar situations, including providing that Buyer shall be entitled, in accordance with Section 7.8(g)(iii), to postpone and suspend the effectiveness or use of the Initial Registration Statement.

(B) Buyer shall, as soon as practicable after December 31, 2021, but in no event later than March 31, 2022 (the “Second Filing Date”; each of the Initial Filing Date and the Second Filing Date, a “Filing Date”), prepare and file with the SEC (at Buyer’s sole cost and expense) a registration statement on Form S-3 (or, if Form S-3 is not then available to Buyer, on Form S-1 or such other appropriate form as is then available to effect a registration for resale of such Shares) registering the resale of the aggregate of (x) the Closing Number of Shares that may become issuable to the Deferred Vesting Recipients after the Closing Date as set forth in the Company Closing Statement and (y) the maximum number of Shares that Buyer expects, based on a reasonable good faith estimate as of the Second Filing Date, to comprise the Earnout Amount and the Deferred Payment Amount (the “Second Registration Statement”; each of the Initial Registration Statement and the Second Registration Statement, a “Registration Statement”), and Buyer shall use its reasonable efforts to have the Second Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 90th calendar day (or 120th calendar day if the SEC notifies Buyer that it will “review” the Second Registration Statement) following the Second Filing Date (the “Second Effectiveness Date”; each of the Initial Effectiveness Date and the Second Effectiveness Date, an “Effectiveness Date”); provided, however, that Buyer’s obligations to include such Shares in the Second Registration Statement are contingent upon each Seller acquiring such Shares furnishing in writing to Buyer the information set forth in the Seller Questionnaire in the form attached hereto as Exhibit G and such additional documents in connection with such registration as Buyer may reasonably request that are customary of a selling stockholder in similar situations, including providing that Buyer shall be entitled, in accordance with Section 7.8(g)(iii), to postpone and suspend the effectiveness or use of the Second Registration Statement.

(C) Subject to any SEC comments, Buyer shall include a Plan of Distribution in substantially the form attached hereto as Exhibit H in the Registration Statements. For purposes of clarification, any failure by Buyer to file (or confidentially submit) a Registration Statement by the applicable Filing Date or to effect such Registration Statement by the applicable Effectiveness Date shall not otherwise relieve Buyer of its obligations to file (or confidentially submit) or cause such Registration Statement to be declared effective as set forth above in this Section 7.8(g).

(ii) In the case of any registration effected by Buyer pursuant to this Section 7.8(g), Buyer shall, upon reasonable request, inform the Sellers identified as selling stockholders in the applicable Registration Statement as to the status of such registration. At its expense, Buyer shall:

(A) except for such times as Buyer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which any Seller reasonably requests Buyer to obtain (provided, however, that nothing contained herein shall require Buyer to qualify to do business in any jurisdiction where it would not otherwise be required to so qualify, to execute or file a general consent to service of process in any such jurisdiction or to subject itself to taxation in any such jurisdiction if it is not otherwise so subject), continuously effective with respect to each such Seller, and to prepare and file such amendments and post-effective amendments to the Registration Statement and supplements to any prospectus in order to keep the applicable Registration Statement or any subsequent shelf registration statement and any prospectus free of any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they are made (in the case of the prospectus) not misleading, until the earlier of the following: (1) such Seller ceases to hold any Shares issued pursuant to this Agreement, (2) the date all Shares issued pursuant to this Agreement and held by such Seller may be sold without restriction under Rule 144 promulgated under the Securities Act, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Buyer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (3) two (2) years from the Effectiveness Date of the applicable Registration Statement;

(B) advise each such Seller within five (5) Business Days:

(1) when a Registration Statement or any post-effective amendment thereto has become effective;

(2) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3) of the receipt by Buyer of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4) subject to the provisions in this Section 7.8(g), of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that notwithstanding anything to the contrary set forth herein, Buyer shall not, when so advising such Seller of such events, provide such Seller with any material, nonpublic information regarding Buyer other than to the extent that providing notice to such Seller of the occurrence of the events listed in (1) through (4) constitutes material, nonpublic information regarding Buyer;

(C) use its reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable; and

(D) upon the occurrence of any event contemplated in Section 7.8(g)(ii)(B)(4), except for such times as Buyer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, use its reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iii) Notwithstanding anything to the contrary in this Section 7.8(g), Buyer shall be entitled to delay or postpone the effectiveness of a Registration Statement, and from time to time to require the Sellers identified as selling stockholders in a Registration Statement not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by Buyer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Buyer’s board of directors believes in good faith, upon the advice of legal counsel, would require additional disclosure by Buyer in the Registration Statement of material information that Buyer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the good faith determination of Buyer’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made (in the case of the prospectus), not misleading or otherwise fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that Buyer may not delay or suspend the Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from Buyer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made (in the case of the prospectus) not misleading, each such Seller agrees that (A) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Seller receives copies of a supplemental or amended prospectus (which Buyer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Buyer that it may resume such offers and sales, and (B) it will maintain the confidentiality of any information included in such written notice delivered by Buyer unless otherwise required by law or subpoena. Buyer agrees to promptly notify the Holders of the expiration of any Suspension Event. If so directed by Buyer, each such Seller will deliver to Buyer or, in such Seller’s sole discretion destroy, all copies of the prospectus covering the Shares in such Seller’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (1) to the extent such Seller is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (2) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 7.9 Restrictive Covenants.

(a) Each Restricted Seller acknowledges and agrees that (i) the agreements and covenants contained in this Section 7.9 are (A) reasonable and valid in geographical and temporal scope and in all other respects and (B) essential to protect the value of the Company including its goodwill, (ii) such Restricted Seller has obtained confidential and proprietary knowledge about the Company and that such knowledge could be used to the substantial advantage of a competitor of the Company and to the substantial detriment of the Company and (iii) Buyer has agreed to purchase the Company Interests and Blocker Stock from the Sellers, including from such Restricted Seller, in reliance on the covenants made by such Restricted Seller in this Section 7.9, and that Buyer would not have agreed to purchase the Company Interests and Blocker Stock from the Sellers in the absence of the covenants made by such Restricted Seller in this Section 7.9.

(b) Each Restricted Seller shall not, directly or indirectly, disclose to any Person or use at any time (and shall cause all of the Restricted Seller’s controlled Affiliates not to use or disclose), any Confidential Information (whether or not such information is or was developed by the Restricted Seller), except to the extent that such disclosure or use is directly related to and required by the performance of the Restricted Seller’s duties to the Company, as required by Law or as otherwise provided hereunder. Each Restricted Seller shall take commercially reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, loss and theft. In the event a Restricted Seller is required by Law to disclose any Confidential Information, such Restricted Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer’s reasonable requests to preserve the confidentiality of such Confidential Information consistent with applicable Law. Notwithstanding the foregoing, Confidential Information does not include such information which: (i) at the time of disclosure is publicly available or thereafter becomes publicly available, in each case, through no act or omission of the Restricted Seller or (ii) is disclosed by the Restricted Seller in compliance with the terms hereof under compulsion of applicable Law.

(c) Each Restricted Seller, other than the Exempt Restricted Sellers, on such Restricted Seller’s behalf and on behalf of each of such Restricted Seller’s controlled Affiliates, hereby agrees that during the Restricted Period, such Restricted Seller shall not acquire or hold any economic, financial or other interest (including equity or debt securities) in, act as an equity holder or Representative of, render any services to, or otherwise operate or hold an interest (whether an equity interest or otherwise) in any Person (other than the Company, PCs or Buyer or any of their respective Affiliates) having any location in the Restricted Territory, that engages in the business of (w) Telemedicine or the ownership of an affiliated entity of a business providing Telemedicine, (x) providing or leading medical practice management services for the practice of Telemedicine, (y) developing and selling equipment primarily for use in the practice of Telemedicine or (z) providing technical support and management of equipment primarily used in the practice of Telemedicine; provided, however, nothing contained herein shall be construed to prohibit such Restricted Seller from owning, directly or indirectly, up to an aggregate of two percent (2%) of any class of the outstanding voting securities of any publicly traded corporation (but only if such investment is held on a purely passive basis and does not otherwise violate any restrictive covenant hereunder). For the avoidance of doubt, the Exempt Restricted Sellers shall not be subject to the restrictive covenants set forth in this Section 7.9(c).

(d) Each Restricted Seller, on such Restricted Seller’s behalf and on behalf of each of such Restricted Seller’s controlled Affiliates, hereby agrees that during the Restricted Period, such Restricted Seller shall not directly or indirectly, either individually or acting in concert with another Person or Persons:

(i) induce or attempt to influence any customer, service provider, contractor, supplier or vendor of Buyer or its Affiliates (including, after the Closing, the Company) or a PC as of the Closing or during the Restricted Period to curtail, cancel or refrain from maintaining or increasing the amount or type of business such customer, service provider , contractor, supplier or vendor is currently transacting, or may transact during the Restricted Period, with Buyer or its Affiliates (including, after the Closing, the Company) or a PC or modify its pricing or other terms of sale with Buyer or its Affiliates (including, after the Closing, the Company) or a PC;

(ii) solicit for employment, engagement, or retention or hire, employ, engage or retain any Person who is an employee or an independent contractor of Buyer or its Affiliates (including, after the Closing, the Company) or a PC as of the date of the Closing or during the Restricted Period; provided that a Restricted Seller shall not be in breach of this Section 7.9(d)(ii) if any such employee or independent contractor responds to a solicitation made to the general public by such Restricted Seller that is not targeted at such employee or independent contractor; or

(iii) influence or attempt to influence any Person who is an employee or independent contractor of Buyer or its Affiliates (including, after the Closing, the Company) or a PC as of the Closing or during the Restricted Period to terminate his, her or its employment or engagement with the Company or a PC.

Notwithstanding anything to the contrary in this Section 7.9(d), the Exempt Restricted Sellers shall not be subject to the restrictive covenants set forth in Section 7.9(d)(i).

(e) Each Restricted Seller (on such Restricted Seller’s behalf or on behalf of each of such Restricted Seller’s controlled Affiliates) shall not, directly or indirectly, either individually or acting in concert with another Person or Persons, make any negative, derogatory, or disparaging statements or communications regarding the Company, Buyer, the PCs or their businesses, Affiliates, Subsidiaries, or Representatives, except (i) in connection with a Proceeding to enforce the Restricted Seller’s rights under this Agreement or any Transaction Document, or (ii) in connection with an investigation by any Governmental Body or otherwise in compliance with a valid order of a court of competent jurisdiction, provided that statements or communications made by such Restricted Seller are truthful.

(f) If a Restricted Seller breaches any covenant set forth in this Section 7.9, the term of such covenant in respect of such Restricted Seller shall be extended by the period of the duration of such breach. The covenants contained in this Section 7.9 shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in this Section 7.9. If, in any Proceeding, a court or tribunal refuses to enforce any of such separate covenants (or any part thereof), such unenforceable covenant (or such part) shall be deemed deleted from this Section 7.9 to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If the provisions of this Section 7.9 are found in a Proceeding to exceed the time, geographic or scope limitations permitted by applicable Law, the Parties agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law. The covenants and obligations of each Restricted Seller in this Section 7.9 shall be construed as independent of any other agreement or arrangement between such Restricted Seller, on the one hand, and Buyer or the Company, on the other.

(g) Notwithstanding anything to the contrary in this Section 7.9, nothing in this Section 7.9 is intended to restrict, in any way, (i) an individual Restricted Seller who is licensed as a physician from the ability to (A) practice medicine (except for the delivery of medical services via Telemedicine or telehealth), (B) own interests in any professional association, professional corporation, professional limited liability company, or any other physician group the primary purpose of which is to provide medical services to patients (except for such entities that deliver medical services via Telemedicine or telehealth), or (C) serve as a medical director, in an executive role for a health system, or in any other similar oversight or advisory role for which a license to practice medicine is a prerequisite (except for such directorships or roles that primarily concern or primarily relate to the delivery of medical services via Telemedicine or telehealth), or (ii) any of the activities set forth in Section 7.9(g) of the Disclosure Schedule; provided, that, in the case of clause (i), any Restricted Seller who is licensed as a physician may practice medicine via Telemedicine or telehealth to the extent such activities are conducted with the prior written consent of the Chief Executive Officer of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

(h) Notwithstanding anything to the contrary in this Section 7.9, no Affiliate of the Exempt Restricted Sellers, or any portfolio company of the Exempt Restricted Sellers or any of their respective Affiliates, shall be deemed to have disclosed Confidential Information in violation of Section 7.9(b) solely because of the fact that the Exempt Restricted Person’s employees or representatives (the “Dual-Hat Persons”) serve as an officer or member of the board of directors (or similar governing body) of, or provide services to, such Affiliate or portfolio company, as long as such Person does not provide Confidential Information to the other officers and members of the board or representatives (in each case, other than Dual-Hat Persons) of such Affiliate or portfolio company. Buyer acknowledges that the Exempt Restricted Sellers and their Affiliates are in the investment business and that the Exempt Restricted Sellers and their Affiliates may now or in the future evaluate, invest in (directly or indirectly, including providing financing to) or do business with competitors or potential competitors of the Company or the Business, and that, subject to compliance by the Exempt Restricted Sellers with the terms of this Agreement, neither the mere execution of this Agreement nor mere receipt of any Confidential Information in and of itself is intended to or shall restrict or preclude such activities.

(i) For purposes of this Agreement, an Exempt Restricted Seller’s “controlled Affiliates” shall mean any Affiliate controlled by such Exempt Restricted Seller (other than (x) Affiliates of a portfolio company who are not otherwise an Affiliate of such Person and (y) a portfolio company of such Person, except the following portfolio companies shall be deemed a “controlled Affiliate”: any portfolio company (i) that has received Confidential Information concerning the Company or a PC (provided that possession or knowledge of such Confidential Information by a Dual-Hat Person without more shall not be imputed to such entity), or (ii) has taken any action under the supervision of such Exempt Restricted Seller or another Affiliate of such Exempt Restricted Seller that is otherwise prohibited or restricted by the terms of this Agreement).

Section 7.10 Non-Recourse; Release.

(a) Except to the extent otherwise set forth in the Confidentiality Agreement, all claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties. No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of and any financial advisor or lender to, any Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of and any financial advisor or lender to, any of the foregoing, shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach (other than as set forth in the Confidentiality Agreement).

(b) Each Seller, on such Seller’s behalf and on behalf of such Seller’s heirs (if applicable), controlled Affiliates, designees, assignees, transferees, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges the Company, the PCs, Blocker, Buyer, and each of their Representatives, predecessors, successors, direct or indirect Affiliates and Subsidiaries, and past and present direct and indirect stockholders, members, managers, directors, officers, employees, agents and other Representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments or liabilities of any kind whatsoever in Law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages under a writing or contract or agreement (including the Organizational Documents of the Company and any distributions rights thereunder)) or arising under duty or alleged tortious conduct, rights of subrogation against customers and suppliers of Buyer and its Affiliates (including, after the Closing, the Company), costs, expenses, and attorneys’, brokers’, financial advisors’ and accountants’ fees and expenses) arising out of or related to events, facts, promises, representations (orally or in writing, affirmative or omitted), conditions or circumstances existing or arising on or prior to the Closing, which such Seller and its Releasors can, shall or may have against the Released Parties, whether known or unknown, patent or latent, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agrees to waive and refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding of any kind, in any court or before any arbitrator, tribunal or mediator, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 7.10, “Released Claims” do not include, and the provisions of this Section 7.10 do not release or otherwise diminish, (a) subject to Section 7.7, any indemnification rights of the Releasors in their capacities as managers, directors or officers of the Company or the PCs by contract, under applicable Law or any of the Organizational Documents of the Company and the PCs, (b) the obligations of any Party set forth in or arising under any provision of this Agreement or the other Transaction Documents, (c) the obligations of any Party set forth in or arising under the Retention Bonus Agreement, (d) earned but unpaid base salary compensation of such Releasor as of the date hereof, all benefits earned and accrued to such Releasor as of the date hereof in the ordinary course of business and all unreimbursed business expenses of such Releasor incurred as of the date hereof in the ordinary course of business and in compliance with the applicable policies of the Company or the PCs related thereto, or (e) any claim arising out of or relating to Fraud by Buyer.

(c) Each Seller, on such Seller’s behalf and on behalf of such Seller’s Releasors, specifically waives the benefits of any statutory or common law, which in effect provides that a general release does not extend to Released Claims which the creditor does not know or suspect to exist in his, her or its favor. It is expressly understood and agreed that the releases contained in this section are intended to cover and do cover all known facts or Released Claims, as well as any further facts within the scope of Released Claims not known or anticipated, but which may later be discovered, including all the effects and consequences thereof. Each Seller, on such Seller’s behalf and on behalf of such Seller’s Releasors, acknowledges that such Seller may hereafter discover facts in addition to, or different from, those which he now believes to be true with respect to the subject matter of the Released Claims released in this Agreement, but agrees that such person has taken that possibility into account in reaching this Agreement, and that the releases given in this Agreement will be and remain in effect notwithstanding the discovery or existence of any such additional or different facts, as to which such person expressly assumes the risk. Each Seller acknowledges that such Seller has been advised and is familiar with the provisions of California Civil Code Section 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. Each Seller, being aware of said code section, each agree to expressly waive any rights it or he may have thereunder, as well as under any other statute or common law principles of similar effect.

(d) Each Seller, on such Seller’s behalf and on behalf of such Seller’s Releasors, covenants and agrees that such Parties will not at any time hereafter commence, initiate, or make any charge, complaint, action, suit, Proceeding, hearing, claim, or demand whatsoever, whether direct or indirect, express or derivative, against any of the Released Parties, in respect of any Released Claim. The release set forth in this Section 7.10 may be pleaded by any of the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at Law or equity instituted or maintained against such Released Party in violation hereof. If any Released Claim is brought or maintained by a Releasor against any Released Party in violation of the this Section 7.10, such Releasor will be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Released Party in defending same.

Section 7.11 Tax Matters.

(a) Cooperation. Buyer and Seller Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, in such Party’s possession as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or Proceeding relating to any Tax.

(b) Tax Returns. Buyer will prepare and file or cause to be prepared and filed all Tax Returns of the Company, Blocker or the PCs that are originally due after the Closing Date that relate to Pre-Closing Tax Periods. Each such Tax Return will be prepared in a manner consistent with existing procedures and practices and accounting methods, unless otherwise required by applicable Law. Each such Tax Return that is an income Tax Return will be provided to Seller Representative at least twenty (20) days prior to the due date of the Tax Return (or, if any such Tax Return is due within twenty (20) days following the Closing Date, reasonably in advance of filing to allow Seller Representative reasonable time to review such Tax Return) for Seller Representative’s review and comment, and Buyer shall consider in good faith any written comments made by Seller Representative to Buyer prior to filing. The Company shall make the election described in Section 754 of the Code (and any similar provision under state or local Tax law) on its U.S. federal and applicable state and local income Tax Returns for the taxable period in which the Closing occurs.

(c) Tax Sharing Agreements. Any Tax allocation, sharing, indemnity or similar agreement to which the Company, Blocker or the PCs are a party or under which it may have Liability will be terminated effective as of the Closing.

(d) Transfer Taxes. Any transfer, sales, use, documentary, stamp, registration, and other such Taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes”) that arise by reason of the transactions contemplated hereby shall be paid one-half by Buyer, and one-half by the Sellers. Seller Representative shall be responsible for the timely remittance of Seller’s portion of any Transfer Taxes to the appropriate Taxing Authority and will, at the expense of Buyer, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e) Tax Claims. Notwithstanding anything to the contrary herein (including Section 10.7), Buyer will have the sole right (but not the obligation) to conduct any Tax inquiry, investigation, audit or other Tax dispute or contest relating to the Company, Blocker or a PC (each, a “Tax Claim”). With respect to any Tax Claim that relates to a Pre-Closing Tax Period and that, in Buyer’s reasonable judgment, could give rise to a material indemnification obligation of the Sellers, Buyer agrees to (i) provide Seller Representative reasonable notification of the existence of such Tax Claim, and (ii) permit Seller Representative a reasonable opportunity to consult with Buyer regarding (but not to participate in, control or conduct) such Tax Claim at Seller Representative’s sole cost and expense (subject to any reimbursement obligations the Sellers may have to Seller Representative).

(f)   Allocation to Restrictive Covenants. The Parties acknowledge that, for federal income Tax purposes, no more than $3,000,000 in the aggregate and no more than $350,000 per Seller, shall be allocated to the restrictive covenants set forth in Section 7.9 hereof, except as otherwise required by a Taxing Authority.

(g) Tax Treatment. It is intended that the transaction set forth in Section 2.1 of this Agreement shall be treated for federal income tax purposes, as to the Sellers, as a taxable disposition of the Company Interests or Blocker Stock, as applicable.

Section 7.12 Insurance Policies.

(a) Buyer and the Company agree to cooperate and use reasonable efforts to take all actions that are reasonably necessary for Buyer to obtain insurance coverage under the R&W Insurance Policy in accordance with the terms thereof. The R&W Insurance Policy shall include terms to the effect that the insurer of such policy waives its rights to bring any claim for breaches of the representations and warranties contained in this Agreement against the Sellers or any Affiliates of the respective Sellers by way of subrogation, claim for contribution or otherwise (other than in the case of Fraud) and Buyer shall provide that the Sellers are each express beneficiaries of the foregoing provisions of the R&W Insurance Policy referred to in this sentence. In addition, Buyer agrees that after the Closing, it will ensure that such terms of the R&W Insurance Policy are not amended or waived in a manner adverse to the Sellers and, if applicable, their respective Affiliates. For the avoidance of doubt, the costs (including underwriting costs) of the broker and insurer, all premiums payable in connection with Buyer obtaining the R&W Insurance Policy and all deductibles relating to the R&W Insurance Policy will be borne and paid by Buyer and shall not constitute Transaction Costs.

(b) After the Closing, Buyer will: (i) comply with the terms of any post-Closing deliverables set out in the R&W Insurance Policy; (ii) not novate, or otherwise assign its rights under, the R&W Insurance Policy (or do anything which has similar effect); and (iii) not amend or terminate the R&W Insurance Policy or do anything which causes any right under the R&W Insurance Policy not to have full force and effect, in each case, in a manner adverse to the Sellers and, if applicable, their respective Affiliates.

(c) Prior to the Closing, the Company shall obtain and pre-pay an unlimited extended reporting period “tail” medical malpractice liability insurance policy covering acts or omissions occurring prior to the Closing Date with respect to those Persons who are currently covered by the Company’s and the PC’s medical malpractice insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate than those of such policy in effect on the date hereof; provided, that such “tail” policy shall provide such coverage for an unlimited period from the Closing Date and shall be obtained from the Company’s current insurance company or another reputable insurance company reasonably satisfactory to Buyer (such policy, together with the D&O Tail Policy, the “Tail Policies”); provided, further, that the costs associated with such policy shall be Transaction Costs.

Section 7.13 Further Assurances. From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Article 8
Conditions to Closing

Section 8.1 Conditions to All Parties’ Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction (or waiver, in whole or in part, by the Party for whose benefit such condition exists in its sole discretion, to the extent permitted by applicable Law) of the following condition at or immediately prior to the Closing: no Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that has or would have the effect of prohibiting or enjoining the transactions contemplated hereby or making the transactions contemplated by this Agreement or any other Transaction Document illegal.

Section 8.2 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction (or waiver, in whole or in part, by Buyer in its sole discretion, to the extent permitted by applicable Law) of the following conditions at or immediately prior to the Closing:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Company, Blocker and the Sellers contained in this Agreement (other than the Fundamental Representations and the first sentence of Section 3.8) (without giving effect to any materiality, Material Adverse Effect or similar words or phrases limiting the scope of such representation or warranty, other than to the extent that such words or phrases define the scope of items or matters described on the Disclosure Schedule) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date) and the Fundamental Representations and first sentence of Section 3.8 shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date).

(b) Performance of Covenants. The Company, Blocker, Seller Representative and the Sellers shall have performed in all material respects all covenants and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

(d) No Legal Proceedings. There shall be no Proceeding of any kind or nature pending or threatened against a Party, arising out of, or in any way connected with, this Agreement, or the other transactions contemplated hereby or any other Transaction Document, in each case which may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the transactions contemplated hereby or any other Transaction Document.

(e) Employment Arrangements. At least ninety-five percent (95%) of the employees of the Company shall not have revoked, rescinded, repudiated or taken other action toward terminating their employment or engagement with the Company.

(f) Closing Deliverables. At or prior to the Closing, the Company shall have delivered or shall have caused to be delivered to Buyer the following:

(i) the Closing Balance Sheet, Company Closing Statement, Payoff Letters and Transaction Cost Invoices in accordance with Section 2.4;

(ii) the closing deliverables set forth in Section 2.5(a);

(iii) a certificate duly executed by the secretary of the Company (the “Company Secretary Certificate”), dated as of the Closing Date, certifying as to (i) attached copies of the Organizational Documents of the Company, and stating that such documents have not been amended, modified, revoked or rescinded and (ii) an attached copy of the resolutions and actions taken by the managers and members of the Company, including the Member Approval, in connection with the approval of this Agreement and the transactions contemplated hereby and stating that such resolutions have not been amended, modified, revoked or rescinded;

(iv) a certificate duly executed by the secretary of Blocker (the “Blocker Secretary Certificate”), dated as of the Closing Date, certifying as to (i) attached copies of the Organizational Documents of Blocker, and stating that such documents have not been amended, modified, revoked or rescinded and (ii) an attached copy of the resolutions and actions taken by the board of directors of Blocker authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded;

(v) a recent certificate of the Secretary of State of the state of formation of each of Blocker, the Company and the PCs as to the good standing of such Persons;

(vi) duly executed copies of all third-party Consents, approvals, assignments, notices, waivers, authorizations or other certificates required by the transactions contemplated hereby;

(vii) written resignations, effective as of the Closing, of the directors, managers and officers of the Company and Blocker;

(viii) evidence reasonably satisfactory to Buyer that each Contract requested by Buyer to be terminated at the Closing has been terminated, with no further liability on the part of the Company or its Affiliates, and is of no further force or effect as of immediately prior to the Closing;

(ix) evidence reasonably satisfactory to Buyer with respect to each PC regarding changes in ownership, resignation and appointment of officers and the amendment and restatement of Organizational Documents;

(x) the Founder Agreement, duly executed by the parties thereto;

(xi) from each Seller, a valid IRS Form W-9;

(xii) from each of Dand and Ghosh, a duly executed release and waiver agreement in form reasonably satisfactory to Buyer;

(xiii) from each Seller, an Investor Representation Letter; and

(xiv) the Board Nomination Rights Agreement, duly executed by Christopher Gallagher, M.D.

Section 8.3 Conditions to the Company’s Obligations. The obligation of the Company, Blocker, and the Sellers to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction (or waiver, in whole or in part, by the Company in its sole discretion, to the extent permitted by applicable Law) of the following conditions at or immediately prior to the Closing:

(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall have been true and correct in all material respects as of the date hereof and as of the Closing Date.

(b) Performance of Covenants. Buyer shall have performed in all material respects all the covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Closing Deliverables. At or prior to the Closing, Buyer shall have delivered or shall have caused to be delivered to the Company the following:

(i) evidence reasonably satisfactory to the Seller Representative with respect to each PC regarding changes in ownership, resignation and appointment of officers and the amendment and restatement of Organizational Documents;

(ii) the Board Nomination Rights Agreement, duly executed by Buyer;

(iii) the Voting Support Agreement; and

(iv) the closing deliverables set forth in Section 2.5(b).

(d) Listing. Buyer shall have submitted a listing of additional shares notification form to Nasdaq with respect to the maximum number of Shares issuable by Buyer to Sellers pursuant to the terms of this Agreement (including the Closing Number of Shares and the number of Shares potentially issuable as payment of the Earnout Amount or the Deferred Payment Amount or both pursuant to Section 2.8(d) hereof) and shall have received no objection thereto from Nasdaq.

Section 8.4 Frustration of Closing Conditions. None of Buyer, the Company, Seller Representative nor the Sellers may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was primarily caused by such Party’s failure to comply with any provision of this Agreement.

Article 9
Termination

Section 9.1   Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of Buyer and the Company;

(b) by Buyer or the Company, by notice to the other if the Closing shall not have occurred on or before 5:00 p.m. Eastern Time on April 30, 2021 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party whose action or failure to act has been the primary cause of, or otherwise primarily resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by Buyer or the Company, upon the issuance by a Governmental Body of an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order shall have become final and non-appealable (unless such Order has been withdrawn, reversed or otherwise made inapplicable) or any Law has been enacted that would make the transactions contemplated by this Agreement illegal;

(d) by Buyer, if (i) Buyer is not in material breach of its representations, warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 8.3(a) or Section 8.3(b) incapable of being satisfied on the Outside Date and (ii) the Company, Blocker, Seller Representative or any Seller is in breach of its representations, warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 8.2(a) or Section 8.2(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) ten (10) days after the giving of written notice by Buyer to the Company and (y) three (3) Business Days prior to the Outside Date;

(e) by the Company, if (i) the Company is not in material breach of its representations, warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 8.2(a) or Section 8.2(b) incapable of being satisfied on the Outside Date and (ii) Buyer is in breach of its representations, warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 8.3(a) or Section 8.3(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) ten (10) days after the giving of written notice by the Company to Buyer and (y) three (3) Business Days prior to the Outside Date; or

(f)   by Buyer, if a Material Adverse Effect has occurred since the date hereof.

Section 9.2   Notice of Termination; Effect of Termination. If a Party wishes to terminate this Agreement pursuant Section 9.1, then such Party shall deliver to the other Parties a written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which such Party is terminating this Agreement. Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of a valid written notice of the terminating Party to the other Parties. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall be of no further force or effect without Liability on the part of any Party or any of their respective officers or directors and all rights and obligations of any Party will cease; provided, however, notwithstanding anything to the contrary herein (i) the provisions set forth in Section 7.3(b), Section 7.5, this Section 9.2 and Article 11 shall survive the termination of this Agreement and (ii) nothing herein shall relieve any Party from Liability for Fraud. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Article 10
Indemnification

Section 10.1 Indemnification by the Sellers. In the event that the Closing occurs, and subject to the limitations expressly set forth in this Agreement (including without limitation Section 10.9 hereof), each Seller shall, on a several (and not joint) basis, in accordance with such Seller’s respective Indemnification Pro Rata Share, indemnify, defend and hold harmless Buyer, each of Buyer’s controlled Affiliates and each of their respective directors, officers, employees and Representatives (collectively, the “Buyer Indemnified Parties”) from and against, and will pay to the Buyer Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Buyer Indemnified Parties arising out of or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement or in any certificate delivered by the Company at Closing pursuant to this Agreement;

(b) any inaccuracy in or breach of any representation or warranty of Blocker set forth in Section 4.6;

(c) the nonfulfillment, nonperformance or other breach of any covenant or agreement of the Company contained in this Agreement;

(d) claims by Sellers as a result of Seller Representative’s provision of services to the Sellers and performance of its obligations under this Agreement;

(e) any inaccuracy in the allocation of the Purchase Price set forth in the Company Closing Statement;

(f) any Transaction Costs or Indebtedness of the Company as of the Closing, in each case to the extent not paid or taken into account in the determination of the Adjustment Amount pursuant to Section 2.6;

(g) any matter set forth in Section 10.1(g) of the Buyer Disclosure Schedule; and

(h) Pre-Closing Taxes to the extent not paid or taken into account in the determination of Transaction Costs or Indebtedness of the Company at Closing, or otherwise provided for in the Adjustment Amount pursuant to Section 2.6.

Section 10.2 Indemnification by Each Seller. In the event that the Closing occurs, and subject to the limitations expressly set forth in this Agreement (including without limitation Section 10.9 hereof), each Seller, individually and not on a joint and several basis with the other Sellers, shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against, and will pay to the Buyer Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Buyer Indemnified Parties arising out of or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of such Seller contained in this Agreement or an Investor Representation Letter executed by such Seller or the Founder Agreement executed by such Seller; and

(b) the nonfulfillment, nonperformance or other breach of any covenant or agreement of such Seller contained in this Agreement or an Investor Representation Letter executed by such Seller or the Founder Agreement executed by such Seller.

Section 10.3 Indemnification by HEP Sellers. In the event that the Closing occurs, and subject to the limitations expressly set forth in this Agreement (including without limitation Section 10.9 hereof), the HEP Sellers shall, on a joint and several basis, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against, and will pay to the Buyer Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Buyer Indemnified Parties arising out of or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of Blocker contained in this Agreement, other than the representations and warranties set forth in Section 4.6;

(b) the nonfulfillment, nonperformance or other breach of any covenant or agreement of Blocker contained in this Agreement; and

(c) any Liability of Blocker or any fees, costs or expenses incurred by Blocker in connection with this Agreement, in each case prior to the Closing, other than (i) any Liability arising from a breach of the representations and warranties set forth in Section 4.6, or (ii) any matter provided for in Section 10.1(h).

Section 10.4 Indemnification by Buyer, the Company, and Blocker. In the event that the Closing occurs, and subject to the limitations expressly set forth in this Agreement (including without limitation Section 10.9 hereof), Buyer, the Company, and Blocker, jointly and severally, shall indemnify, defend and hold harmless the Sellers and each of their respective Affiliates and Representatives (collectively, the “Seller Indemnified Parties”), from and against, and will pay to the Seller Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Seller Indemnified Parties arising out of or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b) the nonfulfillment, nonperformance or other breach of any covenant or agreement of Buyer (or after Closing, the Company) contained in this Agreement or the Board Nomination Rights Agreement; and

(c) any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Buyer by the Sellers expressly for use therein.

Section 10.5 Claim Notice. A Person that seeks to enforce its rights to indemnification pursuant to this Article 10 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the Person from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party, (iii) a demand for payment of such Losses, and (iv) a statement that such notice is intended to constitute a Claim Notice under this Agreement.

Section 10.6 Direct Claims.

(a) In the event that the Indemnified Party is entitled, or is seeking to assert rights, to indemnification under this Article 10 relating to a claim other than by a third-party Person (a “Direct Claim”), the Indemnifying Party shall have thirty (30) days after receipt of a Claim Notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the underlying claim, and whether and to what extent any amount is payable in respect of the claim, and the Indemnified Party shall cooperate with the Indemnifying Party in its investigation by giving such access and information (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records during normal business hours and upon reasonable notice) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(b) For purposes of this Section 10.6 and Section 10.7, if a Buyer Indemnified Party comprises the Indemnified Party, any references to the Indemnifying Party (except provisions setting forth an obligation to make or a right to receive any payments) will be deemed to refer to Seller Representative, and if the Seller Indemnified Parties comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to Seller Representative. Notwithstanding any provision in this Article 10 to the contrary, no Buyer Indemnified Party shall be required to provide a Claim Notice to any Person regarding, permit any Person to assume the defense of or obtain any Person’s consent in connection with the settlement or other resolution of any claim for indemnification by any Buyer Indemnified Party that is to be satisfied exclusively through a claim made by any Buyer Indemnified Party under the R&W Insurance Policy; provided that Buyer Indemnified Party shall provide prompt written notice of such claim to Seller Representative.

(c) Any payment of Losses pursuant to this Article 10 will be made in accordance with Section 10.9(a) within five (5) Business Days after the date on which (i) the amount of such payments are determined by mutual written agreement of the Indemnified Party and Indemnifying Party, or (ii) both such amount and the Indemnifying Party’s obligation to pay such amount have been determined by a final Order of a court having jurisdiction over such Proceeding as permitted by Section 11.10.

Section 10.7 Third-Party Claims.

(a) In the event that the Indemnified Party is entitled, or is seeking to assert rights, to indemnification under this Article 10 relating to a claim by a third-party Person (other than those relating to Taxes, which are subject to Section 7.11(e), and other than those that are to be satisfied exclusively through a claim made by any Buyer Indemnified Party under the R&W Insurance Policy as set forth in Section 10.9(b)) (a “Third Party Claim”), then the Indemnified Party will deliver a Claim Notice to the Indemnifying Party and will include in such Claim Notice (i) notice of the commencement of any Proceeding relating to such Third Party Claim within thirty (30) days after the Indemnified Party has received written notice of the commencement of such Proceeding, and (ii) the facts constituting the basis for such Proceeding and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party; provided that a Buyer Indemnified Party shall provide prompt written notice to Seller Representative of a Third Party Claim that is to be satisfied through a claim made under the R&W Insurance Policy. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses, or forfeits material rights or defenses that materially prejudice the Indemnifying Party as a result of such delay or other deficiency. For purposes of this Article 10, “third-party Person” means any Person who is not a Party to this Agreement or a Buyer Indemnified Party or a Seller Indemnified Party.

(b) Within thirty (30) days after the Indemnified Party’s delivery of a Claim Notice of the commencement of such Proceeding under Section 10.7(a), the Indemnifying Party may assume control of the defense of such Proceeding by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party (i) acknowledges in writing to the Indemnified Party that any Losses incurred by the Indemnified Party in connection with such Proceeding constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 10 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense, subject in all respects to the limitations set forth in this Agreement (including without limitation Section 10.9), and (ii) retains counsel for the defense of such Proceeding reasonably satisfactory to the Indemnified Party; provided, however, that an Indemnifying Party will lose any previously acquired right to control the defense of any Proceeding if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c) Notwithstanding Section 10.7(b), in the event that a Seller or the Sellers are the Indemnifying Party, in no event may the Indemnifying Party, without the prior written consent of Buyer, assume or maintain control of the defense of any Third Party Claim (i) involving criminal liability, (ii) in which relief other than monetary damages is sought against the Indemnified Party, (iii) in which Buyer reasonably concludes, based upon the written advice of legal counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or defenses with respect to such Third Party Claim, (iv) in which alleged damages exceed the limit set forth in Section 10.9(e), (v) in which the adverse party in the Third Party Claim Proceeding is a Governmental Body or a customer or supplier of Buyer or its Affiliates (including, after the Closing, the Company), (vi) in which any Buyer Indemnified Party or any insurer is required to assume the defense of such Third Party Claim pursuant to the R&W Insurance Policy or (vii) if the assumption of the defense would cause any Buyer Indemnified Party to lose coverage under the R&W Insurance Policy.

(d) Subject to Section 10.7(c), if the Indemnifying Party does not, is not able to or loses the right to assume or maintain control of the defense of such Third Party Claim, the Indemnified Party will have the right to control such defense with counsel reasonably satisfactory to the Indemnifying Party. If the Indemnified Party controls the defense of such Third Party Claim, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of the defense of such claim. The party not controlling such defense (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Proceeding, then the reasonable fees and expenses of separate counsel to the Indemnified Party will be considered and included as Losses of the Indemnified Party for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of such Proceeding and the defense thereof and will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Proceeding.

(e) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 10.7(e). If a firm offer is made to settle a Third Party Claim without leading to any liability or the creation of any financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within five (5) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer. If the Indemnified Party has assumed or is otherwise responsible for the defense of the Third Party Claim, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 10.8 Survival.

(a) All representations and warranties contained in this Agreement and the corresponding right to make claims thereunder, will survive the Closing, for a period of twelve (12) months from the Closing Date; provided, however, that the representations and warranties set forth in Section 3.1(a) and (c) (Organization), Section 3.2 (Authorization), Section 3.3(a)(i) (Non-Contravention of Organizational Documents), Section 3.4 (Capitalization), Section 3.5 (Subsidiaries), Section 3.12 (Taxes), Section 3.27 (Brokers and Finders), Article 4, Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3(a)(iv) (Non-Contravention of Organizational Documents), Section 5.4 (Ownership), and Section 5.7 (Brokers and Finders), and the representations and warranties set forth in Article 6 (the “Fundamental Representations”), and the corresponding right to make claims thereunder will survive the Closing until 60 days following the expiration of the applicable statute of limitations. All covenants and other agreements contained in this Agreement, including the indemnification obligations set forth in this Article 10 and the corresponding right to make claims thereunder, will survive the Closing until the expiration of the term of the undertaking set forth in such covenant or agreement or, if none, until 60 days following the expiration of the applicable statute of limitations.

(b) If an indemnification claim is properly asserted pursuant to this Article 10 prior to the expiration of the applicable survival period as provided in Section 10.8(a) for the representation, warranty, covenant or agreement that is the basis for such claim and such claim has not been finally resolved prior to the end of such survival period, then such representation, warranty, covenant or agreement shall survive such expiration in respect of such claim until the full and final resolution of such claim.

Section 10.9 Limitations.

(a) The Parties acknowledge and agree that if a Buyer Indemnified Party comprises the Indemnified Party, any Losses payable by the Sellers or a Seller as the Indemnifying Party pursuant to this Article 10 shall be recovered from the following sources in the following order of priority (it being understood that a Buyer Indemnified Party shall be entitled to seek recourse against each subsequent source of recovery if the preceding source of recovery is unavailable): (i) first, by the Buyer Indemnified Party making a claim for such Losses under the R&W Insurance Policy, to the extent such Losses relate to a breach of a representation or warranty or for which coverage is otherwise available under the R&W Insurance Policy, (ii) second, solely to the extent the Earnout Amount has become due and payable pursuant to Section 2.8, by Buyer setting off the amount of such Losses against the Earnout Amount (if and to the extent the Earnout Amount is finally determined pursuant to the terms hereof to be payable by Buyer), (iii) third, solely to the extent the Deferred Payment Amount has become due and payable pursuant to Section 2.8, by Buyer setting off the amount of such Losses against the Deferred Payment Amount (if and to the extent the Deferred Payment Amount is finally determined pursuant to the terms hereof to be payable by Buyer), and (iv) fourth, at the Indemnifying Party’s option, by delivery to Buyer of a number of Shares equal to the quotient of (A) the amount of any remaining Losses due and outstanding divided by (B) the volume-weighted average trading price of a Share on Nasdaq as reported by Bloomberg for the ten (10) Business Day period ending on and including the Business Day prior to the date such Shares are tendered to the Buyer (for and on behalf of the applicable Buyer Indemnified Party) or by wire transfer of immediately available funds from the Indemnifying Party pursuant to Section 10.6(c); provided that for any Losses incurred or suffered by the Buyer Indemnified Parties arising out of or resulting from any matter set forth in Section 10.1(g) of the Buyer Disclosure Schedule, the sole and exclusive source of recovery for such Losses shall be Buyer setting off the amount of such Losses against the Earnout Amount (if and to the extent the Earnout Amount is finally determined pursuant to the terms hereof to be payable by Buyer) and the Deferred Payment Amount (if and to the extent the Deferred Payment Amount is finally determined pursuant to the terms hereof to be payable by Buyer).

(b) Notwithstanding anything to the contrary in this Agreement, no Seller shall have any liability to any Buyer Indemnified Parties for a breach of any representation or warranty following the Closing, other than as a result of Fraud by such Seller or Fraud committed by any other Seller on behalf of the Company or any inaccuracy in or breach of any Fundamental Representation, and the R&W Insurance Policy shall be the sole and exclusive source of recovery for any and all Losses incurred or suffered by the Buyer Indemnified Parties directly or indirectly arising out of, relating to or resulting from the matters set forth in Section 10.1(a) (other than the Fundamental Representations). For the avoidance of doubt, this Section 10.9(b) will not inhibit the Buyer Indemnified Parties from seeking and obtaining any remedy otherwise available to them in respect of (i) Fraud by the Company, Blocker, or a Seller, or (ii) breach of the Fundamental Representations (but only to the extent that reimbursement for the applicable Loss is not available, in whole or in part, under the R&W Insurance Policy). The Sellers acknowledge and agree that the denial of any claim made by any Buyer Indemnified Party under the R&W Insurance Policy will not be used as evidence as to whether such Buyer Indemnified Party is entitled to indemnification otherwise available to a Buyer Indemnified Party under this Article 10.

(c) The limitations provided in this Section 10.9 were specifically bargained for among the Buyer, on the one hand, and the Sellers, on the other hand, and were taken into account by the Company, the Buyer and the Sellers in arriving at the Purchase Price. The Company and the Sellers have specifically relied upon the provisions of this Article 10 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth in this Agreement.

(d) The Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees, that, from and after the Closing, to the fullest extent permitted under applicable Law, except for any rights, claims and causes of action pursuant to this Agreement and the Transaction Documents (in each case in accordance with the terms thereof) and except for claims for Fraud by the Company, Blocker, or a Seller, any and all rights, claims and causes of action it may have against the Sellers relating to the operation of the Company or the PCs or their respective businesses, whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) are hereby irrevocably waived.

(e) No Seller shall be required to provide indemnification pursuant to this Article 10 in an aggregate amount that exceeds the portion of the Purchase Price actually paid from time to time to such Seller pursuant to this Agreement. Buyer shall not be required to provide indemnification pursuant to this Article 10 in excess of an amount equal to the amount of the Purchase Price (whether actually paid, or payable, from time to time to the Sellers pursuant to this Agreement). Notwithstanding anything to the contrary contained in this Agreement, no Seller shall be responsible for the Fraud of any other Seller, and no Seller shall be responsible for the breach of any covenant by any other Seller (in each case other than with respect to any Fraud committed by any other Seller on behalf of the Company).

(f) In calculating amounts payable to any Indemnified Party pursuant to this Article 10, the amount of any Losses will be computed net of any insurance proceeds actually received by such Indemnified Party on account of such Losses, including, as applicable, pursuant to the R&W Insurance Policy, net of the out-of-pocket cost of obtaining such recovery from the applicable insurance policy (including collection costs, deductibles and costs, if any, of premium adjustments with respect to such insurance attributable to such recovery).

(g) In determining the existence of, and the amount of any Losses arising from, any inaccuracy or breach of a representation or warranty, the terms “material” or “materially,” any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect” or any similar terms, clauses or phrases in any such representation or warranty shall be disregarded (as if such word or clause, as applicable, were deleted from such representation, warranty or covenant), provided, however, that the use of any such clauses or phrases in Section 3.8 (Absence of Certain Changes or Events), Section 3.11 (Material Contracts) (solely with respect to use of “Material” in the defined terms “Material Contracts”, “Material Customer” and “Material Supplier”) or Section 3.23 (Material Customers and Suppliers) (solely with respect to use of “Material” in the defined terms “Material Customer” and “Material Supplier”) will not be disregarded for any purpose.

(h) Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Loss suffered by such Indemnified Party more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable. For the avoidance of doubt, amounts that reduce the Purchase Price by reason of inclusion as an item of Indebtedness, a Transaction Cost, or by inclusion as a current liability in Net Working Capital shall not also constitute a Loss recoverable by the Buyer Indemnified Parties.

(i) Nothing in this Agreement shall in any way restrict or limit a Party’s common law duty to mitigate loss.

Section 10.10 Independent Investigation; Non-Reliance. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and the PCs, and Buyer acknowledges and agrees that (a) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the applicable Parties set forth in Article 3, Article 4, and Article 5 hereof and in the Transaction Documents, (b) none of the Sellers, any other Person on behalf of the Sellers or the Company or the PCs has made any representation or warranty, expressed or implied, as to the Company and the PCs or Sellers, or the accuracy or completeness of any information regarding the Company and the PCs or Sellers furnished or made available to Buyer and its Representatives, or any other matter related to the transactions contemplated herein, except as expressly set forth in Article 3, Article 4 and Article 5 hereof and in the Transaction Documents, (c) Buyer has not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature made or provided by or on behalf of Sellers, the Seller Representative or any of the Company and the PCs, any of their respective Affiliates, or any of their respective Representatives, except for the representations and warranties expressly set forth in Article 3, Article 4, and Article 5 hereof and in the Transaction Documents, and (d) except in case of Fraud by the Company, Blocker, or a Seller arising from breaches of representations or warranties in Article 3, Article 4, and Article 5 hereof and in the Transaction Documents, neither Sellers nor the Seller Representative will have any liability to Buyer or any of its Representatives or Affiliates (including, following the Closing, the Company) or any of their respective Representatives with respect to any representation, warranty, statement or information of any nature made or provided by or on behalf of any of the Company or the PCs, Sellers, the Seller Representative, any of their respective Affiliates and any of their respective Representatives that is not set forth in this Agreement or the Transaction Documents; provided that the waiver set forth in this clause (d) shall not apply to breaches of covenants (including indemnities) by such Parties hereunder or thereunder.

Section 10.11 Exclusive Remedies. Except with respect to claims for equitable relief made pursuant to Section 11.7, disputes regarding the determination of the Adjustment Amount (which shall be resolved and paid in accordance with Section 2.6, disputes regarding the determination of the Earnout Amount and Deferred Payment Amount (each of which shall be resolved and paid in accordance with Section 2.8(c)) and claims for Fraud, including, in each case, any and all rights, remedies, and actions in respect thereof, from and after the Closing, the rights of the Indemnified Parties under this Article 10 shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims under or related to the subject matter of this Agreement and the Transaction Documents or the transactions contemplated hereby or thereby.

Section 10.12 Treatment of Indemnification Payments. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Article 11
General

Section 11.1 Notices. All notices, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) when personally delivered, (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by a nationally-recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

(a) If to the Company (prior to Closing):

Access Physicians Management Services Organization, LLC
1717 Main Street, Suite 5850
Dallas, TX 75201
Attention: Christopher Gallagher, M.D.
Email: chris@accessphysicians.com

with a copy (which shall not constitute notice) to:

Jackson Walker LLP

2323 Ross Avenue, Suite 600

Dallas, TX 75201

Attention: Michael E. Taten; Joseph T. Guajardo

Email: mtaten@jw.com; jguajardo@jw.com

(b) If to Seller Representative:

AP Seller Rep, LLC
1717 Main Street, Suite 5850
Dallas, TX 75201
Attention: Christopher Gallagher, M.D.
Email: chris@accessphysicians.com

(c) If to Buyer:

SOC Telemed, Inc.
1768 Business Center Drive, Suite 100
Reston, VA 20190
Attention: John Kalix, Chief Executive Officer
Email: jkalix@soctelemed.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention: Peter Lamb; Hari Raman
Email: plamb@orrick.com; hraman@orrick.com

Section 11.2 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other Persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law.

Section 11.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by electronic signature (including by means of email in .pdf format) shall be considered original executed counterparts for purposes of this Section 11.3 and the Parties agree that the Closing signatures may be transmitted by email in .pdf format.

Section 11.4 Expenses. Except as otherwise expressly provided herein, whether or not the Closing occurs, each Party shall each pay their respective expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 11.5 Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns; provided, however, no Party may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Parties and any attempt to do so will be null and void ab initio, except that Buyer may assign, in its sole discretion, all or part of its rights or obligations hereunder to (a) one or more of its Affiliates or to any Person in connection with an internal restructuring, joint venture, sale or divestiture of all or any part of the equity interests or the assets of Buyer or any of its Affiliates or (b) to its lenders as collateral security for its obligations under its secured debt financing arrangements. No assignment of any obligations hereunder shall relieve any Party of any such obligations.

Section 11.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by Buyer, on the one hand, and the Seller Representative, on the other hand. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11.7 Remedies. The Parties acknowledge and agree that irreparable damage would occur and that the Parties may not have any adequate remedy at Law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or any such breach. Accordingly, the Parties acknowledge and agree that, without limitation of the other Parties’ rights to seek any other form or amount of relief as may be available under this Agreement (including monetary damages) or to terminate this Agreement under Article 9 and pursue damages after such termination (subject to the terms of this Agreement), in the event of any breach or threatened breach by any Party of its respective covenants or obligations set forth in this Agreement, the other Parties shall be entitled to injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, such Party’s covenants and obligations under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. Each of the Parties hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of each Party under this Agreement. The pursuit of specific enforcement or other equitable remedies by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at Law or in equity) to which such Party may be entitled at any time.

Section 11.8 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party nor create or establish any third-party beneficiary hereto; provided, however, notwithstanding the foregoing, (a) the D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.7, (b) the Indemnified Parties are intended third-party beneficiaries of, and may enforce, Article 10, and (c) Dand and Ghosh are intended third-party beneficiaries of, and may enforce, Article 2 and Section 7.8(g). Subject to Section 10.9 and Section 10.11, any and all remedies expressly conferred upon a Party pursuant to this Agreement will be deemed cumulative with and not exclusive of any other remedy expressly conferred upon such Party pursuant to this Agreement, and the exercise by a Party of any one remedy will not preclude the exercise of any other such remedy.

Section 11.9 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any Laws, rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.10 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any U.S. federal court sitting in the State of Delaware), and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any U.S. federal court sitting in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery, any U.S. federal court sitting in the State of Delaware, or in any Delaware State court, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court and (iv) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 11.1 shall be effective service of process for any Proceeding brought in any such court.

(b) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.11 Disclosure Schedule. The Disclosure Schedule and the Buyer Disclosure Schedule are hereby incorporated and made a part hereof and is an integral part of this Agreement. Disclosures included in the Disclosure Schedule and Buyer Disclosure Schedule shall be considered to be made for purposes of such other sections to the Disclosure Schedule or the Buyer Disclosure Schedule, respectively, to which such disclosures are specifically referenced or cross-referenced and in all other sections to the Disclosure Schedule or the Buyer Disclosure Schedule, respectively, to the extent that the relevance of any disclosure to any such other section of the Disclosure Schedule or the Buyer Disclosure Schedule, respectively, is reasonably apparent on the face of such disclosure. Any capitalized terms used in the Disclosure Schedule or Buyer Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 11.12 Entire Agreement. This Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement, the Transaction Documents and the Exhibits hereto) set forth the entire understanding of the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail.

Section 11.13 Seller Representative. The Sellers hereby agree that:

(a) Seller Representative is irrevocably constituted and appointed as Seller Representative, agent, proxy and attorney in fact (coupled with an interest) for all such Persons for all purposes under this Agreement including the full power and authority on each such Person’s behalf: (i) to consummate the transactions contemplated under this Agreement and the other Transaction Documents, (ii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other Transaction Documents, including, for the avoidance of doubt, the Adjustment Amount and claims for indemnification under Article 10 (except for indemnification claims against a particular Seller under Section 10.2 and not Sellers generally), (iii) to receive and disburse to, or cause to be received or disbursed to, any Seller any funds received on behalf of such Seller under this Agreement (including, for the avoidance of doubt, the Seller Representative Fund, any portion of the Purchase Price, and any cash amounts received on behalf of the Deferred Vesting Recipients) or otherwise, (iv) to withhold any amounts received on behalf of any Seller pursuant to this Agreement (including, for the avoidance of doubt, the Seller Representative Fund, any portion of the Purchase Price and any cash amounts received on behalf of the Deferred Vesting Recipients) and make disbursements therefrom to satisfy (on behalf of the Sellers) any and all obligations or Liabilities of any Seller or Seller Representative in the performance of any of their commitments hereunder, including, for the avoidance of doubt, the satisfaction of payment obligations on behalf of the Sellers in connection with the Adjustment Amount or the indemnification of the Sellers under Article 10 (except in respect of indemnification claims against a particular Seller under Section 10.2 and not all Sellers generally, for which Seller Representative may only withhold amounts with respect to such particular Seller), (v) to execute and deliver any amendment or waiver to this Agreement and the other Transaction Documents (without the prior approval of any Seller) and (vi) to take all other actions to be taken by or on behalf of any Seller in connection with this Agreement and the other Transaction Documents. Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Seller. All decisions and actions by Seller Representative shall be binding upon each Seller, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. No Buyer Indemnified Party shall be liable to any Seller for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by Seller Representative and except in respect of indemnification against a particular Seller under Section 10.2 and not Sellers generally, the Buyer Indemnified Parties shall be entitled to deal exclusively with Seller Representative with respect to disputes arising hereunder. Seller Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement. Seller Representative shall provide each Seller that held at least 300,000 Series A Preferred Units or 300,000 Class A Units as of immediately prior to the Closing with copies of (x) Buyer’s proposed calculations delivered pursuant to Section 2.6(a) of this Agreement, and any material written notices or counterproposals thereto delivered by the Seller Representative pursuant to the terms of this Agreement; (y) Buyer’s proposed calculations delivered pursuant to Section 2.8(c)(i) of this Agreement, and any material written notices or counterproposals thereto delivered by the Seller Representative pursuant to the terms of this Agreement and (z) material formal written claims for indemnification by any Buyer Indemnified Parties under Section 10.1 of the Purchase Agreement, and any material written notices or responses thereto delivered by the Seller Representative pursuant to the terms of this Agreement; provided, that the foregoing obligations of Seller Representative shall not create any additional or independent obligation on Buyer pursuant to this Agreement.

(b) Seller Representative shall be indemnified, held harmless and reimbursed by each Seller on a several (and not joint) basis, in accordance with its respective Indemnification Pro Rata Share, against all costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid or incurred by Seller Representative in connection with any claim, action, suit or Proceeding to which Seller Representative is made a party by reason of the fact that such Person is or was acting as Seller Representative pursuant to the terms of this Agreement (including, for the avoidance of doubt, the satisfaction of payment obligations (on behalf of the Sellers) or the indemnification of Indemnified Persons under Article 10). Any and all amounts paid or incurred by Seller Representative in connection with any claim, action, suit or Proceeding to which Seller Representative or such other Person is made a party by reason of the fact that it is or was acting as Seller Representative pursuant to the terms of this Agreement are on behalf of the Sellers (and not, for the avoidance of doubt, on behalf of Seller Representative in any other capacity).

(c) Seller Representative shall not incur any Liability to any Seller by virtue of the failure or refusal of Seller Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder. Seller Representative shall have no Liability in respect of any action, claim or Proceeding brought against any such Person by any Seller, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, if any such Person took or omitted taking any action in good faith.

(d) If Seller Representative pays or causes to be paid any amounts (on behalf of any Seller) in connection with any obligation or Liability of a Seller in connection with the transactions contemplated hereby, including, for the avoidance of doubt, the Adjustment Amount or the indemnification of Indemnified Persons under Article 10 (except in respect of indemnification against a particular Seller under Section 10.2 and not Sellers generally, any such payments and the reasonable expenses of Seller Representative incurred in administering or defending the underlying dispute or claim may be reimbursed, when and as incurred, by the Sellers. Seller Representative may, in its sole and absolute discretion, distribute, or caused to be distributed, the Seller Representative Fund and any or all other funds received or held by it on behalf of the Sellers (including, for the avoidance of doubt, any portion of the Purchase Price) to one or more Sellers at any time after the date hereof, which such distribution(s) of funds may be different (with respect to amount, timing, conditionality or otherwise) for each Seller. Upon full reimbursement of all expenses, costs, obligations or Liabilities incurred by Seller Representative in the performance of its duties hereunder, Seller Representative shall distribute, or caused to be distributed, all remaining funds in the Seller Representative Fund or otherwise held by it on behalf of the Sellers to the Sellers.

(e) Notwithstanding anything to the contrary herein, Seller Representative and its Affiliates shall not be liable for any Loss to any Seller for any action taken or not taken by Seller Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by Buyer or, after the Closing, the Company.

Section 11.14 Relationship of the Parties. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (i) to bind or commit, or to act as an agent, employee or legal representative of, another Party, except as may be specifically set forth in other provisions of this Agreement or (ii) to have the power to control the activities and operations of another Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.14.

Section 11.15 Legal Representation; Attorney-Client Privilege.

(a) It is acknowledged by each of the Parties that the Company and the PCs have retained Jackson Walker LLP (the “Legal Counsel”) to act as their counsel in connection with the transactions contemplated hereby (the “Acquisition Engagement”), and that the Legal Counsel has not acted as counsel for Blocker, Blocker Seller, any Seller or any other Person in connection with the Acquisition Engagement, and that no other Party to this Agreement or any of the other Transaction Documents or Person has the status of a client of the Legal Counsel for conflict of interest purposes as a result thereof.

(b) Any privilege attaching as a result of the Legal Counsel or any other attorney representing the Company or any PC in connection with the Acquisition Engagement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by the Seller Representative. In furtherance of the foregoing, each of the Parties hereto agrees to use reasonable efforts to ensure that any privilege attaching as a result of the Legal Counsel representing the Company in connection with the transactions contemplated by this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by Seller Representative. For the purposes of this Agreement, “Pre-Closing Work Product” means all communications, correspondence, documents, files, and other work product made, prepared, or delivered prior to the Closing by the Legal Counsel to the Company, any PC, any Seller or any agent or representative of the Company or the PCs in connection with the Acquisition Engagement. As to any Pre-Closing Work Product, Buyer and its Affiliates (including, after the Closing, the Company), together with any of their respective Affiliates, successors or assigns, agree that the attorney-client privilege and the expectation of client confidence belongs to Sellers and shall not pass to or be claimed by Buyer or its Affiliates (including, after the Closing, the Company). In the event that a dispute arises between Buyer or its Affiliates (including, after the Closing, the Company), on the one hand, and a third party on the other hand (other than a Party) after the Closing (a “Third-Party Dispute”), to which any Pre-Closing Work Product is or may be relevant, Seller Representative shall retain the exclusive right to determine whether to assert or waive the attorney-client privilege as to the relevant Pre-Closing Work Product, in whole or in part. In the event the disclosure of any Pre-Closing Work Product is requested in connection with a Third-Party Dispute, and if Seller Representative determines that the disclosure of the requested Pre-Closing Work Product would not materially harm Sellers’ interests and declines after notice and a reasonable opportunity to assert the privilege, Buyer or its Affiliates (including, after the Closing, the Company) may assert the privilege on Company’s behalf to prevent disclosure of the Pre-Closing Work Product. Notwithstanding the foregoing, Seller Representative’s affirmative determination that the Pre-Closing Work Product should be disclosed in whole or in part shall be final and conclusive on the matter, and neither Buyer nor its Affiliates (including, after the Closing, the Company) shall have the right to override Seller Representative’s determination to prevent the disclosure of Pre-Closing Work Product.

(c) To the extent permitted by applicable Law, each of the Parties expressly and knowingly agree that, in the event that a dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Company), on the one hand, and any Seller, the Seller Representatives or any of their respective Affiliates (including, prior to the Closing, the Company), on the other hand, the Legal Counsel may represent the Seller Representative, such Seller or any such Affiliate in such dispute even though the interests of the Seller Representative, such Seller or such Affiliate may be directly adverse to the Buyer or any of its Affiliates (including, after the Closing, the Company), and even though the Legal Counsel may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company. Each of the Buyer and any of its Affiliates, the Company, the Seller Representative and the Sellers hereby (a) waive, on behalf of themselves and each of their Affiliates (including the Company), any claim they have or may have that the Legal Counsel has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between the Buyer and any of its Affiliates, the Company or any of their respective Affiliates, on the one hand, and the Seller Representative or any Seller (or any of their respective Affiliates), on the other hand, the Legal Counsel may represent the Seller Representative, any Seller or any such Affiliates in such dispute even though the interest of any such party may be directly adverse to Buyer, the Company or any of their respective Affiliates (including the Company), Seller Representative or any Seller and even though the Legal Counsel may have represented Seller Representative, the Sellers or the Company in a matter substantially related to such dispute or may be handling ongoing matters for any Seller, the Seller Representative or the Company. Any representation by the Legal Counsel of the Company with respect to the Acquisition Engagement shall terminate at the Closing. From and after the Closing, the Company shall cease to have any attorney-client relationship with the Legal Counsel, unless and to the extent the Legal Counsel is expressly engaged in writing by the Company to represent the Company after the Closing.

*              *              *

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Buyer

SOC TELEMED, INC.

By:	/s/ John W. Kalix
Name:	John W. Kalix
Title:	Chief Executive Officer

The Company

ACCESS PHYSICIANS MANAGEMENT SERVICES ORGANIZATION, LLC

By:	/s/ Christopher Gallagher, M.D.
Name:	Christopher Gallagher, M.D.
Title:	Chief Executive Officer

Blocker

HEP AP-B CORP.

By:	/s/ David Tamburri
Name:	David Tamburri
Title:	Vice President, Secretary, and Treasurer

Blocker Seller

HEALTH ENTERPRISE PARTNERS III, L.P.

By:	/s/ David Tamburri
Name:	David Tamburri
Title:	Managing Member

Seller Representative

AP SELLER REP, LLC (solely in its capacity as Seller Representative)

By:	/s/ Christopher Gallagher, M.D.
Name:	Christopher Gallagher, M.D.
Title:	Manager

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

HEP AP SPV Holdings LLC
Name of Seller (Please Print)

/s/ David Tamburri
Signature

David Tamburri
Name of Signatory (Entity Sellers)

Managing Member of HEP Associates III LLC,
its Manager
Title of Signatory (Entity Sellers)

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Christopher Gallagher, M.D.
Name of Seller (Please Print)

/s/ Christopher Gallagher, M.D.
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Gallagher 2020 Children’s Trust
Name of Seller (Please Print)

/s/ Christopher Gallagher
Christopher Gallagher,
as Trustee of Gallagher 2020 Children’s Trust

/s/ Katherine Gallagher
Katherine Gallagher,
as Trustee of Gallagher 2020 Children’s Trust

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Eduardo Vadia, M.D.
Name of Seller (Please Print)

/s/ Eduardo Vadia, M.D.
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

David Mikula
Name of Seller (Please Print)

/s/ David Mikula
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Sina Haeri, M.D.
Name of Seller (Please Print)

/s/ Sina Haeri, M.D.
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Erica St. Angel
Name of Seller (Please Print)

/s/ Erica St. Angel
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Vikas Pandey, M.D.
Name of Seller (Please Print)

/s/ Vikas Pandey, M.D.
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Gary Brock
Name of Seller (Please Print)

/s/ Gary Brock
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Frank Battafarano
Name of Seller (Please Print)

/s/ Frank Battafarano
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Vijay Balakrishnan
Name of Seller (Please Print)

/s/ Vijay Balakrishnan
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Jessica Knox
Name of Seller (Please Print)

/s/ Jessica Knox
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Karr Narula
Name of Seller (Please Print)

/s/ Karr Narula
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Ann Purcell
Name of Seller (Please Print)

/s/ Ann Purcell
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Susan Friar
Name of Seller (Please Print)

/s/ Susan Friar
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Troy Webster
Name of Seller (Please Print)

/s/ Troy Webster
Signature

Membership Interest and Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Membership Interest and Stock Purchase Agreement on the date first above written.

Company Seller

Jim ZaZa
Name of Seller (Please Print)

/s/ Jim ZaZa
Signature

Membership Interest and Stock Purchase Agreement

Exhibit A

Company Sellers

HEP AP SPV Holdings LLC

Christopher Gallagher

Christopher Michael Gallagher and Katherine Ann Gallagher as Trustees of Gallagher 2020 Children’s Trust

Eduardo Vadia

David Mikula

Sina Haeri

Erica St. Angel

Vikas Pandey

Gary Brock

Frank Battafarano

Vijay Balakrishnan

Jessica Knox

Karr Narula

Ann Purcell

Susan Friar

Troy Webster

Jim Zaza